   As filed with the Securities and Exchange Commission on July 26, 1996

                                            Registration No.333-04509
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                        PRE-EFFECTIVE AMENDMENT NO.1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                 --------------------------------------------
                         SOUTH STREET FINANCIAL CORP.
            (Exact name of Registrant as specified in its charter)

         North Carolina                          6036                    56-1973261
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)    Classification Code Number)   Identification Number)

                             155 West South Street
                        Albemarle, North Carolina 28001
                                (704) 982-9184
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                            ----------------------
                            CARL M. HILL, President
                         South Street Financial Corp.
                             155 West South Street
                        Albemarle, North Carolina 28001
                                (704) 982-9184
         (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:
                             EDWARD C. WINSLOW III
                                JEAN C. BROOKS
                           Brooks, Pierce, McLendon,
                          Humphrey & Leonard, L.L.P.
                            2000 Renaissance Plaza
                             Post Office Box 26000
                       Greensboro, North Carolina 27420
                            ----------------------
     Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]

                            ----------------------
                        CALCULATION OF REGISTRATION FEE

Title of Each Class                           Proposed Maximum  Proposed Maximum   Amount of
of Securities to be             Amount to      Offering Price      Aggregate      Registration
    Registered                be Registered      Per Share       Offering Price       Fee
==============================================================================================
Common Stock, no par value    4,496,500/(1)/            $10.00       $44,965,000  $15,505.17
==============================================================================================

(1) The estimated maximum number of shares to be registered is based upon 15% above the maximum of the valuation range of Home Savings Bank of Albemarle, S.S.B. and the Registrant, as established by an independent appraisal, divided by the proposed offering price per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.
================================================================================

                         SOUTH STREET FINANCIAL CORP.
                             CROSS-REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K

Item                                                                   Caption or Location
Number                                                                    in Prospectus
- ------                                                     -------------------------------------------
   1    Forepart of the Registration Statement and         Front Cover Page
        Outside Front Cover Page of Prospectus

   2    Inside Front and Outside Back Cover Pages of       Inside Front Cover Page; Table of
        Prospectus                                         Contents;
                                                           Outside Back Cover Page

   3    Summary Information, Risk Factors and Ratio of     Summary; Selected Financial and Other
        Earnings to Fixed Charges                          Data of Home Savings; Risk Factors

   4    Use of Proceeds                                    Summary; Use of Proceeds

   5    Determination of Offering Price                    Summary; The Conversion

   6    Dilution                                           Not Applicable

   7    Selling Security Holders                           Not Applicable

   8    Plan of Distribution                               Summary; Use of Proceeds; The Conversion

   9    Description of Securities to be Registered         Dividend Policy; Description of Capital
                                                           Stock; Anti-Takeover Provisions Affecting
                                                           The Holding Company and Home Savings

  10    Interests of Named Experts and Counsel             Not Applicable

  11    Information with Respect to the Registrant         Summary; Selected Financial and Other
                                                           Data of Home Savings; South Street
                                                           Financial Corp.; Home Savings of
                                                           Albemarle, S.S.B.; Dividend Policy; Market
                                                           for Common Stock; Management's
                                                           Discussion and Analysis of Financial
                                                           Condition and Operating Results; Business
                                                           of the Holding Company; Business of Home
                                                           Savings; Management of Home Savings;
                                                           Financial Statements

  12    Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities     Not Applicable

                          SOUTH STREET FINANCIAL CORP.
     (Proposed Holding Company for Home Savings Bank of Albemarle, S.S.B.)
            Anticipated Maximum of 3,910,000 Shares of Common Stock
                                $10.00 Per Share

   South Street Financial Corp., a North Carolina corporation (the "Holding Company"), is offering up to 3,910,000 shares of its common stock, no par value (the "Common Stock"), in connection with the conversion of Home Savings Bank of Albemarle, S.S.B. ("Home") from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"). Under certain circumstances the Holding Company may increase the amount of Common Stock offered hereby to up to 4,496,500 shares. As part of the Conversion, the Holding Company will become the sole stockholder and parent holding company of
Home.   See "THE CONVERSION".   Non-transferable rights to subscribe for shares
of Common Stock of the Holding Company ("Subscription Rights") have been granted to (i) Home's depositors with aggregate deposits of at least $50 as of December 31, 1994 ("Eligible Account Holders"); (ii) Home's Employee Stock Ownership Plan (the "ESOP"); (iii) Home's depositors with aggregate deposits of at least $50 as of June 30, 1996 ("Supplemental Eligible Account Holders"); (iv) Home's depositor and borrower members as of July 31, 1996, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"); and (v) directors, officers and employees of Home who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, in the priorities and subject to the limitations described herein (the "Subscription Offering").

                                   (cover continued on next page)

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" ON PAGE 16. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY, INVOLVE INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL, AND ARE NOT GUARANTEED BY THE HOLDING COMPANY OR HOME.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), THE ADMINISTRATOR, SAVINGS INSTITUTIONS DIVISION, NORTH CAROLINA DEPARTMENT OF COMMERCE (THE "ADMINISTRATOR"), ANY STATE SECURITIES COMMISSION, OR THE FDIC; NOR HAS THE SEC, THE ADMINISTRATOR, ANY SUCH STATE COMMISSION, OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS (THE "PROSPECTUS"). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


=================================================================================================================================
                                                                    Estimated Underwriting,
                                                                 Marketing and Other Fees and        Estimated Net Conversion
                                             Purchase Price              Expenses/(3)/                    Proceeds/(4)/
=================================================================================================================================
Per Share at Minimum                            $10.00                      $.37                            $9.63
Per Share at MidPoint                           $10.00                      $.34                            $9.66
Per Share at Maximum                            $10.00                      $.32                            $9.68
Per Share at Maximum, as adjusted               $10.00                      $.31                            $9.69
Total at Minimum/(1)/                        $28,900,000                 $1,064,000                      $27,836,000
Total at Midpoint/(1)/                       $34,000,000                 $1,162,000                      $32,838,000
Total at Maximum/(1)/                        $39,100,000                 $1,260,000                      $37,840,000
Total at Maximum, as adjusted /(2)/          $44,965,000                 $1,372,000                      $43,593,000
=================================================================================================================================

(1) Determined in accordance with an independent appraisal prepared by Ferguson & Co., LLP ("Ferguson") dated April 30, 1996, which states that the estimated aggregate pro forma market value of the Holding Company and Home ranged from $28,900,000 to $39,100,000 ("Valuation Range") or between 2,890,000 and 3,910,000 shares of Common Stock at the purchase price of $10.00 per share. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered".
(2) As adjusted to give effect to an increase in the number of shares that could be sold in the Conversion of up to 15% above the maximum of the Valuation Range, without the resolicitation of subscribers or any right to cancel subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription and Community Offerings (as hereinafter defined).

(3) Consists of the estimated costs to Home and the Holding Company arising from the Conversion, including estimated fixed expenses of approximately $526,380 at the midpoint of the Valuation Range (including allocable out-of-pocket expenses to be paid to Trident Securities, Inc. ("Trident Securities")) and a management fee and sales commissions to be paid to Trident Securities, which fees and commissions are estimated to be between $537,802 and $845,929 at the minimum and maximum, as adjusted, of the Valuation Range, respectively. See "PRO FORMA DATA" for the assumptions used to arrive at these estimates. Such fees may be deemed to be underwriting fees.
(4) Includes estimated net proceeds from the sale of 8% of the shares to be issued which are to be purchased by Home's ESOP with funds loaned to the ESOP by the Holding Company. Actual net proceeds may vary substantially from the estimated amount, depending upon the number of shares sold in the Offerings (as hereinafter defined), actual expenses and other factors. See "USE OF PROCEEDS", "CAPITALIZATION", "PRO FORMA DATA" and "THE
     CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered".

                            TRIDENT SECURITIES, INC.
                The date of this Prospectus is __________, 1996.

      Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in a community offering (the "Community Offering") to members of the general public with first priority being given to natural persons or trusts of natural persons residing in Stanly County, North Carolina and second priority being given to natural persons or trusts of natural persons residing in Anson, Cabarrus, Montgomery, Rowan and Union Counties, North Carolina (the "Surrounding Counties"). The Community Offering, if one is held, may begin at any time following commencement of the Subscription Offering. See "THE CONVERSION --Community Offering". If necessary, any shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public on a best efforts basis through a selected dealers arrangement (the "Syndicated Community Offering"). See "THE CONVERSION -- Syndicated Community Offering". The Subscription, Community and Syndicated Community Offerings are referred to collectively as the "Offerings".

      Home and the Holding Company have engaged Trident Securities as financial advisor and to assist in the sale of shares of Common Stock, on a best efforts basis, in the Offerings. Trident Securities is under no obligation to purchase any shares of Common Stock in any of the Offerings. See "THE CONVERSION -- Marketing Arrangements". Home and the Holding Company have agreed to indemnify Trident Securities against certain claims or liabilities, including claims under the Securities Act of 1933, as amended. See "THE CONVERSION -- Marketing Arrangements".


      The Subscription Offering will terminate at 12:00 noon, local time, on September 17, 1996 (the "Expiration Time") and the Community Offering and the Syndicated Community Offering, if any, must be completed within 45 days after the close of the Subscription Offering, unless extended in any case by Home and the Holding Company, with the approval of the Administrator. The Offerings may not be extended beyond September 17, 1998. In the event an extension is approved, subscribers would be resolicited. Subject to the foregoing, an executed Stock Order Form, once received by Home, is irrevocable and may not be modified, amended or rescinded without the consent of Home. See "THE
CONVERSION -- Exercise of Subscription Rights and Purchases in the Community Offering".

      No person (or persons exercising Subscription Rights through a single account) or persons acting in concert may subscribe in the Conversion for more than 40,000 shares. In addition, no person, or persons acting in concert, together with any associates, may subscribe for more than 100,000 shares of the Common Stock to be issued in the Conversion. However, (i) the ESOP may purchase up to 8% of the shares issued in the Conversion; and (ii) prior to completion of the Conversion, the Board of Directors of Home may in its absolute discretion, without notice or resolicitation, decrease the 40,000 share limitation to an amount not less than 1% of the shares issued in the Conversion or increase such 40,000 share limitation to an amount of up to 5% of the shares issued in the Conversion. No person or entity may subscribe for an aggregate of less than 50 shares of the Common Stock to be issued in the Conversion. See "THE
CONVERSION -- Minimum and Maximum Purchase Limitations". Subscription Rights are nontransferable and persons found to be attempting to transfer Subscription Rights will be subject to forfeiture of such rights and possible further sanctions. See "THE CONVERSION - Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms".

                     Home Savings Bank of Albemarle, S.S.B.
                           Albemarle, North Carolina


                        [GEOGRAPHIC MAP OF MARKET AREA]

                                    SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere herein. Certain terms used in this summary are defined elsewhere herein.

South Street
 Financial Corp.    The Holding Company is a North Carolina corporation recently organized by the Board of Directors of Home to acquire all of the capital stock that Home will issue upon its conversion from the mutual to stock form of ownership. The conversion of Home to stock form, the issuance of Home's capital stock to the Holding Company, and the offer and sale of the Common Stock of the Holding Company are referred to in this Prospectus as the "Conversion". The Holding Company has not as yet engaged in any business. Upon completion of the Conversion, its business will initially consist of owning Home, investing the proceeds of the Conversion that are retained by the Holding Company and holding the indebtedness to be outstanding from the ESOP. The Holding
                    Company has received the approval of the Administrator and the Board of Governors of the Federal Reserve System (the
                    "Federal Reserve") to acquire Home.

                    The executive office of the Holding Company is located at 155 West South Street, Albemarle, North Carolina, and its telephone number is (704) 982-9184.

Home Savings Bank
 of Albemarle,
 S.S.B. Home is a North Carolina-chartered mutual savings bank and has been in operation since 1911. Home has been a member of the Federal Home Loan Bank ("FHLB") system since 1954. Its deposits have been federally insured since 1954 and are now insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC to the maximum amount permitted by law.

                    Home conducts business through its main office in Albemarle, North Carolina and its branch office in Locust, North Carolina. Its primary market area is Stanly County, North Carolina. At March 31, 1996, Home had total assets of $167.0 million, net loans of $106.7 million, deposits of $144.3 million and equity of $20.7 million which is 12.39% of total assets.

                    Home is primarily engaged in the business of attracting retail deposits from the general public and using those deposits to make mortgage loans secured by one-to-four family residential real estate located in Home's primary market area. Home also makes home equity line of credit loans and other subordinate lien loans, loans secured by improved nonresidential real property, loans secured by undeveloped real property and construction loans. See "BUSINESS OF HOME". Home has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

                    Highlights of Home's financial condition and operations include:

                    . Profitability. For the six months ended March 31, 1996, and for the fiscal years ended September 30, 1995, 1994 and 1993, Home had net income of $299,000, $1.9 million, $2.0 million and $3.3 million, respectively, and a return on average assets of 0.36%, 1.23%, 1.63% and 2.12%, respectively. Future profitability of Home may be affected by changes in market interest rates and other factors. See "RISK FACTORS -- Potentially Adverse Impact of Changes in Interest Rates".

                    . Capital Position. As of March 31, 1996, Home's ratios of Tier I capital to total assets and total capital to risk-weighted assets were 12.39% and 30.99%, respectively, which substantially exceeded the FDIC's requirements. On such date, Home's ratio of net worth to total assets, calculated under the Administrator's regulations, was 12.65%, which substantially exceeded North Carolina requirements. See "SUPERVISION AND REGULATION -- Regulation of Home -- Capital Requirements Applicable to Home".

                    . Level of Nonperforming Assets. On March 31, 1996 and March 31, 1995, Home's ratio of nonperforming assets to total assets was 0.46% and 0.64%, respectively. As of the end of each of its last five fiscal years, Home's ratio of nonperforming assets to total assets has not exceeded 0.76%. See "RISK FACTORS -- Risks Related to Illiquidity of Home's Loan Portfolio" and "BUSINESS OF HOME -- Lending Activities -- Nonperforming Assets and Asset Classification".

                    . Interest Rate Risk. Home's management measures interest rate risk using gap, net portfolio value, and net interest income analyses. As of March 31, 1996, Home's interest-earning assets less interest-bearing liabilities maturing or repricing within one year as a percentage of total interest-earning assets was a negative 41.58%. At March 31, 1996, Home had a three-year cumulative negative gap of 55.73%. As a result a significant increase in market interest rates would affect Home's results of operations adversely. As of March 31, 1995, $10.5 million of Home's $106.7 million in loans outstanding were to mature or reprice within one year or less. See "RISK FACTORS -- Potentially Adverse Impact of Changes in Interest Rates" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS --Asset/Liability Management".

                    . Community Orientation. Home historically has been committed to meeting the financial needs of the communities in which it operates. Management believes Home is large enough to provide a range of personal and business financial services, and yet small enough to be able to provide such services on a personalized and efficient basis.

The Conversion      Home has been studying its strategic options for several
                    years. As a result of its analysis of the existing regulatory environment, the competition it faced and other factors, the Board of Directors of Home decided to pursue the possibility of combining with another financial institution with greater assets and similar management philosophies in a "merger-conversion" transaction. On May
                    27, 1993, Home entered into an Agreement and Plan of Reorganization (the "Agreement") with BB&T Financial
                    Corporation ("BB&T") pursuant to which Home would convert to the stock form of ownership and simultaneously be merged with Branch Banking and Trust Company, a wholly-owned, North
                    Carolina-chartered commercial bank subsidiary of BB&T. After the FDIC objected to certain aspects of the proposed merger-conversion transaction, Home and BB&T jointly terminated the Agreement on June 20, 1994.

                    Home has continued to evaluate its strategic options, and the existing management of Home now believes that it will be in the best interest of Home to remain an independent financial institution. As a result, its Board of Directors has adopted a Plan of Holding Company Conversion (the "Plan of Conversion") providing for the conversion of Home from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank, the concurrent acquisition by the Holding Company of all of the capital stock of Home issued in its conversion from mutual to stock form and the offer and sale by the Holding Company of the Common Stock in the Subscription Offering and, if any shares remain, in the Community Offering and in the Syndicated Community Offering. The Plan of Conversion must be approved by a majority of the votes eligible to be cast by the members of Home at a special meeting to be held on September 17, 1996 (the "Special Meeting").

                    Consummation of the Conversion is also contingent upon receipt of the approvals of the Administrator and the Federal Reserve which are necessary for the Holding Company to acquire Home and the approvals of the FDIC and the Administrator which are necessary for Home to convert from mutual to stock form. The Administrator has conditionally approved the Conversion and the Holding Company's acquisition application, subject to approval by Home's members and satisfaction of certain other conditions. The Federal Reserve has conditionally approved the Holding Company's acquisition application, subject to the satisfaction of certain conditions. The FDIC has issued a conditional notification that it does not intend to object to the Conversion, subject to certain conditions. See "THE CONVERSION -- General".

                    If the Conversion is not approved by the members at the Special Meeting or an adjournment thereof, no Common Stock will be issued, Home will remain a North Carolina-chartered mutual savings bank, all subscription funds will be returned promptly, with interest at Home's passbook savings rate, and all deposit withdrawal authorizations will be canceled without any action on the part of subscribers or purchasers.

The Offerings       Pursuant to the Plan of Conversion, between 2,890,000 shares and 3,910,000 shares of Common Stock are being offered by the Holding Company at the price of $10.00 per share in the Subscription Offering to the following persons in the following order of priority: (i) Eligible Account Holders ;
                    (ii) the ESOP; (iii) Supplemental Eligible Account Holders;
                    (iv) Other Members who are not Eligible Account Holders or
                    Supplemental Eligible Account Holders; and (v) directors, officers and employees of Home who are not Eligible Account
                    Holders, Supplemental Eligible Account Holders or Other
                    Members. See "THE CONVERSION -- Subscription Offering".

                    Shares of Common Stock not subscribed for in the Subscription Offering will be offered in a Community Offering to members of the general public, with first priority given to natural persons or trusts of natural persons who are residents of Stanly County, North Carolina and with second priority given to natural persons or trusts of natural persons who are residents of the Surrounding Counties, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County and the Surrounding Counties. The Holding Company and Home have the absolute right to reject orders in the Community Offering in whole or in part. See "THE CONVERSION -- Community Offering". If there is a Community Offering, it is anticipated that all shares of Common Stock not subscribed for in the Community Offering will be offered for sale by the Holding Company to the general public in the Syndicated Community Offering. See "THE CONVERSION-- Syndicated Community Offering".

                    The Subscription Offering and Subscription Rights in the Subscription Offering expire at the Expiration Time, which is 12:00 noon, local time, on September 17, 1996, unless extended. The Community Offering, if any, may begin at any time following commencement of the Subscription Offering and may terminate on any day after the Expiration Time at the discretion of Home without prior notice, but not later than November 1, 1996, unless extended with the approval of the Administrator. The Offerings may not be extended beyond September 17, 1998.

Stock Purchase
 Limitations        The maximum aggregate number of shares of Common Stock which may be purchased in the Conversion by any person or entity
                    (or persons or entities exercising Subscription Rights through a single account), or group of persons or entities acting in concert (other than the ESOP), is 40,000 shares
                    (or an aggregate dollar amount of $400,000). In addition, no person or entity, or group of persons or entities acting in concert, together with any associates, may subscribe for more than 100,000 shares of Common Stock sold in the Conversion. Home's Board of Directors has the right, at any time prior to completion of the Conversion, to decrease the 40,000 share maximum purchase limitation to an amount not less than 1% of the number of shares issued in the Conversion or increase such 40,000 share limitation to an amount of up to 5% of the shares issued in the Conversion.
                    Any decrease or increase in the 40,000 share limitation will be without notice to, or resolicitation of, subscribers and without a resolicitation of proxies in connection with the Special Meeting.

                    No person or entity may subscribe for less than 50 shares of Common Stock, or an aggregate dollar amount of less than $500. See "THE CONVERSION --Minimum and Maximum Purchase Limitations".

Restrictions on
 Transfer of
 Subscription
 Rights Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan of Conversion or the shares of Common Stock to be issued upon their exercise. Each person exercising Subscription Rights will be required to certify that the purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "THE CONVERSION -- Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms" in this Prospectus. Subscription Rights are nontransferable and persons found to be attempting to transfer Subscription Rights will be subject to the forfeiture of such rights and possible further sanctions. The Holding Company and Home will refer to the Administrator any situations that they believe may involve a transfer of Subscription Rights and will not honor orders known or believed by them to involve the transfer of such rights.

Appraisal           The Plan of Conversion requires that the aggregate purchase price of the Common Stock be based upon an independent valuation of the estimated aggregate pro forma market value of the Holding Company and Home. Ferguson, an independent financial consulting firm, has advised Home and the Holding
                    Company that in its opinion, at April 30, 1996, the Valuation Range of the aggregate estimated pro forma market value of the Holding Company and Home was from $28,900,000 to

                    $39,100,000. The appraisal will be reviewed and, if appropriate, revised by Ferguson upon conclusion of the Offerings. Any change in the total dollar amount of the Offerings outside of the current Valuation Range will be subject to the receipt of an updated appraisal confirming such valuation and regulatory approval. The appraisal by Ferguson is not intended and should not be construed as a recommendation of any kind as to the advisability of purchasing the Common Stock. See "MARKET FOR COMMON STOCK", "PRO FORMA DATA" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered".

Stock Pricing and
 Number of Shares
 to be Offered      The purchase price of the Common Stock offered in the
                    Subscription Offering and the price at which the Common
                    Stock is sold in the Community and Syndicated Community
                    Offerings, if any, will be $10.00 per share. The aggregate dollar amount of Common Stock that may be sold in the Conversion will be determined by the Board of Directors of Home and the Holding Company based upon the independent appraisal of the aggregate pro forma market value of the Holding Company and Home prepared by Ferguson. Depending on market and financial conditions following commencement of the Subscription Offering, the number of shares offered and sold in the Conversion may be increased or decreased.
                    However, the aggregate dollar amount of Common Stock that may be sold in the Conversion will not be more than $44,965,000 or less than $28,900,000 without a resolicitation of subscribers. Any change in the total dollar amount of the Offerings outside of the current
                    Valuation Range will be subject to the receipt of an updated appraisal confirming such valuation and regulatory approvals. With the consent of the Administrator and the FDIC and in order to reflect changes in market and financial conditions following commencement of the Subscription
                    Offering, the aggregate purchase price of the shares of Common Stock issued in the Conversion may be increased up to 15% above the maximum of the Valuation Range without any resolicitation of subscriptions or right to cancel, rescind or change subscription orders. See "THE CONVERSION --
                    Purchase Price of Common Stock and Number of Shares
                    Offered".

Use of Proceeds     The net proceeds from the sale of the Common Stock in the
                    Conversion, including shares purchased by the ESOP with funds loaned by the Holding Company, are estimated to be between $27,836,000 and $37,840,000 depending upon the actual expenses of the Conversion and other factors. See
                    "PRO FORMA DATA". The Holding Company intends to use approximately 8% of the gross proceeds of the Offerings
                    (between $2,312,000 and $3,128,000 assuming the issuance of between 2,890,000 and 3,910,000 shares) to fund the loan made to the ESOP to purchase shares of Common Stock in the Conversion. After deducting the amount of such loan from the proceeds, the Holding Company is expected to retain approximately 50% of the remaining net proceeds from the issuance of the Common Stock. The Holding Company will invest these proceeds primarily in interest-bearing deposits, U.S. government and federal agency securities with terms of up to five years. See "USE OF PROCEEDS".

                    The remainder of the net proceeds from the sale of the Common Stock will be paid by the Holding Company to Home in exchange for all of the capital stock of Home. The net proceeds paid to Home will become part of Home's general funds, and will be invested in mortgage and other loans and investments consisting primarily of U.S. government and federal agency obligations in accordance with Home's lending and investment policies. Net proceeds will also be used for other general corporate purposes, including, possibly, opening another branch office, although Home has no existing plans to open any additional office in the immediate future. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made.

                    If Home's proposed Management Recognition Plan (the "MRP") is approved by the stockholders of the Holding Company, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan". Such shares may either be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In either event, it is expected that the MRP will acquire such shares reasonably promptly after the MRP is approved by the stockholders. In the event shares are acquired in the open market, the funds for such purchase may be provided by Home from the proceeds of the Conversion. It is estimated that between 115,600 and 156,400 shares will be acquired by the MRP, assuming the issuance of between 2,890,000 and 3,910,000 shares in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, Home would contribute between $1,156,000 and $1,564,000, respectively, to the MRP for this purpose. Additional shares would be acquired if the number of shares issued in the Conversion exceeds 3,910,000, and the price per share paid by the MRP could be more or less than $10.00 per share, which would change the total contribution to the MRP accordingly. See "RISK FACTORS -- Cost and Possible Dilutive Effect of the MRP and Stock Option Plan" and "MANAGEMENT OF HOME -- Proposed Management Recognition Plan."

                    If the Holding Company's proposed Stock Option Plan and Trust (the "Stock Option Plan") is approved by the stockholders of the Holding Company, the Stock Option Plan could acquire in the open market a number of shares equal to 10% of the number of shares issued in the Conversion, which shares will be held to satisfy options granted under such plan. Such shares could be acquired after options are granted under the Stock Option Plan. To the extent the Stock Option Plan does not acquire sufficient shares in the open market to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized by unissued shares for this purpose. See "MANAGEMENT OF HOME -- Proposed Stock Option Plan." The funds for any purchases in the open market may be provided by the Holding Company or Home from the proceeds of the Conversion. It is estimated that between 289,000 and 391,000 shares will be acquired by the Stock Option Plan in the open market and/or reserved for issuance by the Holding Company, assuming the issuance of between 2,890,000 and 3,910,000 shares in the Conversion. If shares are acquired in the open market, the Holding Company or Home would contribute between $2,890,000 and $3,910,000, respectively, to the Stock Option Plan for this purpose, assuming such shares are acquired at a price of $10.00 per share. Additional shares would be acquired if the number of shares issued in the Conversion exceeds 3,910,000, and the price could be more or less than $10.00 per share, which would change the contribution to the

                    Stock Option Plan accordingly. See "RISK FACTORS -- Cost and Possible Dilutive Effect of the MRP and Stock Option Plan" and "MANAGEMENT OF HOME -- Proposed Stock Option Plan."

Dividends           The Board of Directors of the Holding Company currently
                    intends to establish a dividend policy following the Conversion to pay a regular quarterly cash dividend at a rate to be determined. Payment of dividends will be subject to determination and declaration by the Holding Company's
                    Board of Directors. The Board of Directors will periodically review its dividend policy in view of the operating results and financial condition of the Holding Company and Home, net worth and capital requirements, regulatory restrictions, tax consequences, industry standards, and general economic conditions, and it will authorize cash dividends to be paid if it deems such payment appropriate and in compliance with applicable law. In addition, the Board of Directors may determine from time to time that it is prudent to pay special cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends.
                    The Board will determine whether to pay special cash dividends based upon its review of the Holding Company's current and anticipated needs for capital and its current and anticipated levels of capital and earnings. Special dividends will not be paid during periods when the Board determines that the Holding Company needs funds or that it can deploy funds at desirable levels of profitability. On the other hand, the Board of Directors may decide to pay special dividends at times when the Board determines that payment of such dividends uses such funds to greater advantage than deploying them in the Holding Company's operations. There can be no assurance that any dividends will in fact be paid on the Common Stock or that, if paid, any such dividends will not be reduced or eliminated in future periods. The Holding Company and Home have agreed with the FDIC that any cash dividends paid to stockholders during the twelve-month period following the closing of the Conversion will be paid out of accumulated earnings and profits (as computed for federal income tax purposes) and will not constitute or be treated for tax purposes as returns of capital to stockholders. See "DIVIDEND POLICY".
                    The ability of the Holding Company to pay dividends may be dependent upon the Holding Company's receipt of dividends from Home. Under current North Carolina regulations, Home could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after consummation of the Conversion, Home will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half the greater of (i) its net income for the most recent fiscal year or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of
                    Home --Restrictions on Dividends and Other Capital
                    Distributions". In addition, see "TAXATION" for a discussion of federal income tax provisions that may limit the ability of Home to pay dividends to the Holding Company without incurring a recapture tax.

Market for Common
 Stock The Holding Company, as a newly organized company, has never issued capital stock, and consequently, there is no market for the Common Stock at this time. The Holding Company has received conditional approval to have the Common Stock listed on the Nasdaq National Market System ("Nasdaq") under the symbol "SSFC". There can be no assurance that the Common Stock will in fact be listed, or will trade, on Nasdaq. A public market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. There can be no assurances that an active trading market will develop and be maintained.
                    See "MARKET FOR COMMON STOCK ".

Stock Ownership
 by Management      The directors and executive officers of the Holding Company and of Home and their associates currently anticipate subscribing for Common Stock in the aggregate amount of $920,000, or 92,000 shares. As a result, such persons anticipate subscribing for 2.35% to 3.18% of the shares of Common Stock issued in the Conversion based upon the maximum and minimum of the Valuation Range, respectively. See
                    "ANTICIPATED STOCK PURCHASES BY MANAGEMENT". In addition, it is expected that the ESOP will subscribe for 8% of the shares of Common Stock issued in the Conversion (between
                    231,200 and 312,800 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares). See "MANAGEMENT OF HOME --
                    Employee Stock Ownership Plan". It is expected that directors and certain employees of the Holding Company and Home also will receive restricted stock grants under the MRP for a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion and will receive options under the Stock Option Plan to purchase a number of shares of Common Stock equal to 10% of the number of shares issued in the Conversion, if such plans are approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion. See "MANAGEMENT OF
                    HOME --Proposed Management Recognition Plan" and "--
                    Proposed Stock Option Plan." If (i) the Stock Option Plan is approved by the stockholders of the Holding Company and all of the stock options which could be granted under the Stock
                    Option Plan are granted and exercised, (ii) the MRP is approved by the stockholders of the Holding Company and all of the MRP shares which could be granted are granted and issued, and (iii) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, (including (a) shares purchased outright in the Conversion, (b) shares purchased pursuant to the Stock
                    Option Plan and (c) shares granted under the MRP), would give such persons effective control over as much as 12.28% or 11.45%, at the minimum and maximum of the Valuation
                    Range, respectively, of the Common Stock issued and outstanding. In addition, the other employees of Home may be granted restricted shares under the MRP and options under the Stock Option Plan, giving such persons effective control over as much as 4.9%, at both the minimum and the maximum of the Valuation Range, of the Common Stock issued and outstanding. Thus, including the shares purchased by the ESOP, the directors, executive officers and other employees of Home have the potential of controlling 25.18% or 24.35%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding
                    (not including shares purchased in the open market by any such person and not including shares which may be purchased in the Offerings by Home employees other than the executive officers). See "-- Benefits to Directors and Officers" and
                    "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan" and "RISK FACTORS --
                    Articles of Incorporation and Bylaw Provisions, Statutory
                    Provisions, Agreements with Employees and Voting Control
                    Issues That Could Discourage Hostile Acquisitions of
                    Control -- Voting Control of Officers, Directors and
                    Employees".

Benefits to
 Directors and
 Officers In connection with the Conversion, certain benefits will be provided to directors, officers and employees of Home.


                    Employment Agreements. In connection with the Conversion, Home will enter into employment agreements with Carl M. Hill, the President and Chief Executive Officer of Home, and
                    R. Ronald Swanner, Executive Vice President of Home. The employment agreements provide for initial annual salaries of $157,320 for Mr. Hill and $101,160 for Mr. Swanner. See "MANAGEMENT OF HOME-- Employment Agreements".

                    Restricted Stock Grants. Pursuant to the proposed MRP, which the Boards of Directors of the Holding Company and Home intend to approve, and which is subject to stockholder approval, directors, officers and certain employees of Home would receive restricted stock grants of a number of shares of Common Stock equal to 4% of the shares issued in the Conversion (between 115,600 and 156,400 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares). Assuming that the shares issued pursuant to the MRP have a value of $10.00 per share, such shares would have a value of between $1,156,000 and $1,564,000. No officer may receive more than 25%, and non-employee directors may not receive more than 5% individually, or 30% in the aggregate, of shares issued by the MRP.

                    It is currently expected that 5% of the shares available under the MRP will be granted to each non-employee director. If 3,910,000 shares were issued in the Conversion, each non-employee director would receive restricted stock grants of 7,820 shares which, assuming such shares had a value of $10.00 per share, would have a value of $78,200.

                    It is currently expected that Home's two executive officers, Carl M. Hill and R. Ronald Swanner, will be granted 25% and 20%, respectively, of the shares available under the MRP. If 3,910,000 shares were issued in the Conversion and if such shares had a value of $10.00 per share, Mr. Hill and Mr. Swanner would receive restricted stock grants of 39,100 shares and 31,280 shares, respectively, having a value of $391,000 and $312,800, respectively. Upon approval of the MRP, all of the other employees of Home will be granted, in the aggregate, 35% of the shares available under the MRP. Assuming the issuance of 3,910,000 shares in the Conversion, the other employees would receive an aggregate of 54,740 shares which, assuming such shares had a value of $10.00 per share, would have a value of $547,400.

                    If the MRP is submitted to and approved by the stockholders of the Holding Company at a meeting of the stockholders to be held no sooner than six months following the Conversion, the MRP will provide that shares granted under the MRP will be forfeited unless recipients of grants satisfy certain vesting requirements. If the MRP is submitted to and is approved by the stockholders of the Holding Company at a meeting of stockholders held no sooner than one year following the Conversion, the MRP will provide that, under certain conditions, the grants may vest on an accelerated basis. Grants of restricted stock under the MRP will be made at no cost to recipients. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan".

                    Stock Options. Pursuant to the proposed Stock Option Plan, which the Boards of Directors of the Holding Company and Home intend to approve, and which is subject to stockholder approval, directors and employees of Home would receive options to purchase a number of shares of Common Stock equal to 10% of the shares issued in the Conversion (between 289,000 and 391,000 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares). No officer may receive more than 25%, and non-employee directors may not receive more than 5% individually or 30% in the aggregate, of stock options granted under the Stock Option Plan.

                    It is currently expected that 5% of the shares available under the proposed Stock Option Plan, will be granted to each non-employee director. If 3,910,000 shares were issued in the Conversion, each non-employee director would receive options to purchase 19,550 shares. It is currently expected that Mr. Hill and Mr. Swanner will be granted options to purchase 25% and 20%, respectively, of the shares available under the Stock Option Plan. If 3,910,000 shares were issued in the Conversion, Mr. Hill and Mr. Swanner would receive options to purchase 97,750 shares and 78,200 shares, respectively. Under the proposed Stock Option Plan, the other 11 officers of Home will be granted, in the aggregate, options to purchase 35% of the shares available under the Stock Option Plan. Assuming the issuance of 3,910,000 shares in the Conversion, the other officers would receive options to purchase an aggregate of 136,850 shares.

                    If the Stock Option Plan is submitted to and approved by the stockholders of the Holding Company at a meeting of the stockholders to be held no sooner than six months following the Conversion, the provisions of the Stock Option Plan will provide that options granted under the Stock Option Plan will be forfeited unless recipients of grants satisfy certain vesting requirements. If the Stock Option Plan is submitted to and approved by the stockholders of the Holding Company at a meeting of stockholders held no sooner than one year following the Conversion, the provisions of the Stock Option Plan will provide that under certain conditions, the grants may vest on an accelerated basis. The exercise price of the options will be the fair market value of the Common Stock at the time the options are granted (which will be after the Stock Option Plan is approved by the Holding Company's stockholders), and the options will have terms of 10 years or less. Options would be issued at no cost to recipients. See "MANAGEMENT OF HOME -- Proposed Stock Option Plan".

                    ESOP. In connection with the Conversion, Home has established the ESOP. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and to use such funds to purchase 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 231,200 and 312,800 shares, assuming the issuance of between 2,890,000 and 3,910,000 shares. Home anticipates contributing approximately $312,800 plus interest annually to the ESOP (assuming 3,910,000 shares are issued in the Conversion and assuming the ESOP acquires its shares at $10 a share) to enable the ESOP to meet its principal and interest obligations under the loan. It is expected the ESOP loan will be repaid within 10 years. During such period, net income of Home will be reduced by an amount equal to the funds contributed by Home to the ESOP, less the tax benefit to Home resulting from such payments. In accordance with Statement of Position ("SOP") 93-6 "Employers' Accounting for Employee Stock Ownership Plans" issued by the American Institute of Certified Public Accountants, the amount expensed by Home will be based upon the fair value of the ESOP shares, although such accounting treatment will not affect the actual out-of-pocket cost to Home of the ESOP. See "RISK FACTORS--Cost of ESOP and Its Effect on Results of Operations and

                    Pro Forma Stockholders' Equity" and "MANAGEMENT OF HOME--Employee Stock Ownership Plan".

Anti-Takeover
 Provisions         The Articles of Incorporation and Bylaws of the Holding
                    Company and Home contain certain restrictions that are intended to discourage non-negotiated attempts to acquire control of the Holding Company or Home. The Board of Directors of the Holding Company believes that these provisions encourage potential acquirors to negotiate directly with the Board of Directors. However, these provisions may discourage an attempt to acquire control of the Holding Company which a majority of the stockholders might deem to be in their best interests or in which they might receive a premium over the then market price of their shares. These provisions may also render the removal of a director or the entire Board of Directors of the Holding
                    Company more difficult and may deter or delay changes in control which have not received the requisite approval of the Holding Company's Board of Directors. See "
                    RISK FACTORS -- Articles of Incorporation and Bylaw
                    Provisions, Statutory Provisions, Agreements with
                    Employees and Voting Control Issues That Could Discourage
                    Hostile Acquisitions of Control" and "ANTI-TAKEOVER
                    PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME".

Risk Factors        Special attention should be given to the "RISK FACTORS"
                    section of this Prospectus, which discusses the possible effects of changes in interest rates on Home and the thrift industry in general, the anticipated low return on equity following the Conversion, certain risks associated with the illiquidity of Home's loan portfolio, the cost of the ESOP, the cost and possible dilutive effect of the proposed MRP and proposed stock option plan, the potential disparity between SAIF and Bank Insurance Fund ("BIF") insurance premiums, risks associated with Home's primary market area, potential financial institution regulation and legislation, competition, certain anti-takeover considerations, the limited market for the Common Stock, restrictions on dividends, income tax consequences of Subscription Rights, voting control of officers, directors and employees and certain other matters that potential purchasers should consider before deciding whether to subscribe for the Common
                    Stock offered hereby.

Recommendation of
 Management         The Boards of Directors and management of Home and the
                    Holding Company make no recommendation concerning whether any person or entity should purchase shares of Common Stock.
                    Subscribers are urged to consult with their own financial advisors with respect to suitability of an investment in the Common Stock.

                               SELECTED FINANCIAL
                             AND OTHER DATA OF HOME

         Set forth below are summaries of historical financial and other data of Home. The financial information for the five years ended September 30, 1995, is derived in part from the audited financial statements of Home, and the financial information for the six months ended March 31, 1996 and 1995 is derived from unaudited financial statements of Home, and should be read in conjunction with the Financial Statements and Notes to Financial Statements of Home presented elsewhere herein and with the section of this Prospectus entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS." The unaudited financial statements reflect all adjustments, consisting of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 1996 and the results of operations for the six months ended March 31, 1996 and 1995. The results for the six-month periods are not necessarily indicative of the operating results of Home for
    the entire year.   All averages presented in this Prospectus have been
    calculated on a monthly basis unless otherwise stated.

                                                         At
                                                      March 31,                          At September 30,
                                                    -----------  ---------------------------------------------------------------
                                                       1996          1995         1994         1993        1992         1991
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                                               (Dollars in Thousands)
Financial Condition Data:
Total assets                                        $   166,978  $   159,863  $   147,837  $   157,909  $   153,370  $   146,003
Investment securities (1)                                43,220       40,942       30,275       27,307       26,903       18,522
Loans receivable, net (2)                               106,710      108,597      106,844      117,055      113,116      116,669
Mortgage-backed securities                                5,987        4,529        5,325        7,076        8,175        5,753
Deposits                                                144,282      137,647      127,312      139,685      138,753      133,524
Equity                                                   20,720       20,426       18,311       16,503       13,199       10,786

                                      Six Months Ended March 31,                     Year Ended September 30,
                                       ------------------------  ---------------------------------------------------------------
                                          1996          1995         1995        1994         1993         1992         1991
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                               (Dollars in Thousands)
Operating Data:
Interest income                        $     6,351  $     5,831  $    11,980  $    11,994  $    13,044  $    13,792 $     13,350
Interest expense                             3,831        2,532        5,980        4,973        6,037        8,042        9,110
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest income                          2,520        3,299        6,000        7,021        7,007        5,750        4,240
Provision for loan losses                      300            0            0            0            0            0          100
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net interest income after provision
   for loan losses                           2,220        3,299        6,000        7,021        7,007        5,750        4,140
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Non-interest income                             62           61          126          147          206          233          188
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Non-interest expense:
   Compensation and employee benefits          898          724        1,859        1,324        1,018        1,059          989
   Other                                       896          684        1,351        1,833        1,126        1,296        1,167
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total noninterest expense                    1,794        1,408        3,210        3,157        2,144        2,355        2,156
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes                     488        1,952        2,916        4,011        5,069        3,628        2,172
Income tax expense                             189          729        1,055        1,498        1,765        1,215          798
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before cumulative effect of a
   change in accounting principle              299        1,223        1,861        2,513        3,304        2,413        1,374
Cumulative effect on prior years of
   changing to a different method of
   accounting for income taxes                   0            0            0          485            0            0            0
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income                             $       299  $     1,223  $     1,861  $     2,028  $     3,304  $     2,413  $     1,374
                                       ===========  ===========  ===========  ===========  ===========  ===========  ===========

                                    At or For the Six Months Ended
                                              March 31,                       At or For the Year Ended September 30,
                                       ------------------------  ---------------------------------------------------------------
                                          1996          1995         1995        1994         1993         1992         1991
                                       -----------  -----------  -----------  -----------  -----------  -----------  -----------
Selected Other Data: (3)
Return on average assets (4) (5)             0.36%        1.67%        1.23%        1.63%        2.12%        1.61%        1.01%
Return on average equity (4) (5)             2.87%       12.87%        9.50%       14.22%       22.25%       20.12%       13.61%
Average equity to average assets            12.72%       12.98%       12.97%       11.45%        9.54%        8.01%        7.39%
Retained earnings to end-of-period assets   12.39%       10.65%       12.76%       12.53%       10.45%        8.61%        7.39%
Interest rate spread for period (6)          2.61%        4.19%        3.59%        4.38%        4.21%        3.56%        2.72%
Average interest-earning assets to
   average interest-bearing liabilities    111.98%      112.91%      112.74%      110.19%      109.77%      106.90%      106.97%
Net interest margin (7)                      3.19%        4.65%        4.11%        4.72%        4.61%        3.95%        3.21%
Non-performing assets to total assets
   at period end (8)                         0.46%        0.64%        0.70%        0.76%        0.61%        0.05%        0.13%
Non-performing loans to total loans
   at period end                             0.64%        0.72%        0.87%        0.85%        0.70%        0.00%        0.00%
Allowance for loan losses to non-peforming
   loans at period end                      60.83%       17.39%       13.97%       14.80%       17.06%        0.00%        0.00%
Net interest income, after provision for
   loan losses to non-interest expense     123.75%      234.30%      186.92%      222.39%      326.82%      244.16%      192.02%
Non-interest expense to average assets (5)   2.18%        1.92%        2.12%        2.05%        1.38%        1.57%        1.58%
Deposit accounts                           15,828       15,314       17,988       17,152       18,416       15,394       15,736
Loan accounts                               3,363        3,556        3,316        3,433        3,734        3,201        3,377
Number of full service banking offices          2            2            2            2            2            2            2

(1) Includes interest-bearing deposits, Federal Home Loan Bank stock, and investment securities.
(2) Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3) Ratios other than period-end ratios are based on average monthly balances.
(4) Income before cumulative effect of changes in accounting principle is used to calculate return on average assets and return on average equity ratios.
(5) Annualized for the six months ended March 31, 1996 and 1995.
(6) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(7) The net interest margin represents net interest income as a percent of average interest-earning assets.
(8) Non-performing assets include mortgage loans and consumer loans 90 days or more delinquent, and real estate acquired in settlement of loans.

                                      15a

                              RECENT DEVELOPMENTS


         The following table sets forth certain selected financial data of Home at and for the periods indicated. Financial data at June 30, 1996 and for the three months ended June 30, 1996 and 1995 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations and other data for the three months ended June 30, 1996 are not necessarily indicative of the results of operations for the fiscal year ending September 30, 1996.

                                                        At                        At
                                                     June 30,               September 30,
                                                  ----------------        -----------------
                                                       1996                      1995
                                                  ----------------        -----------------
                                                            (Dollars in Thousands)
Financial Condition Data:
Total assets                                     $         169,767     $            159,863
Investment securities (1)                                   50,443                   40,942
Loans receivable, net (2)                                  107,738                  108,597
Mortgage-backed securities                                   5,713                    4,529
Deposits                                                   146,784                  137,647
Equity                                                      20,927                   20,426

                                                             For the Three Months
                                                                 Ended June 30,
                                                  -----------------------------------------
                                                       1996                      1995
                                                  ----------------        -----------------
                                                           (Dollars in Thousands)
Operating Data:
Interest income                                  $           3,206     $              3,045
Interest expense                                             1,926                    1,634
                                                   ---------------       ------------------
Net interest income                                          1,280                    1,411
Provision for loan losses                                        -                        -
                                                   ---------------       ------------------
Net interest income after provision
       for loan losses                                       1,280                    1,411
                                                   ---------------       ------------------
Non-interest income                                             29                       29
                                                   ---------------       ------------------
Non-interest expense:
       Compensation and employee benefits                      465                      395
       Other                                                   367                      327
                                                   ---------------       ------------------
Total noninterest expense                                      832                      722
                                                   ---------------       ------------------
Income before income taxes                                     477                      718
Income tax expense                                             175                      317
                                                   ---------------       ------------------
Net Income                                       $             302     $                401
                                                   ===============       ==================

                                                      At or For the Three Months Ended
                                                                  June 30,
                                                  -----------------------------------------
                                                       1996                      1995
                                                  ---------------          ----------------
Selected Other Data: (3)
Return on average assets (4)                                0.71%                     1.04%
Return on average equity (4)                                5.81%                     8.03%
Average equity to average assets                           12.29%                    12.99%
Retained earnings to end-of-period assets                  10.10%                    10.92%
Interest rate spread for period (5)                         2.40%                     3.12%
Average interest-earning assets
      to average interest-bearing liabilities             114.71%                   114.72%
Net income margin (6)                                       3.08%                     3.72%
Non-performing assets to total assets
      at period end (7)                                     0.36%                     0.60%
Non-performing loans to total loans
      at period end                                         0.54%                     0.64%
Allowance for loan losses to non-performing
      loans at period end                                  73.16%                    19.38%
Net interest income, after provision for
      loan losses to non-interest expense                 153.85%                   195.43%
Non-interest expense to average assets (4)                  1.97%                     1.88%
Deposit accounts                                           15,882                    15,581
Loan accounts                                               3,218                     3,419
Number of full service banking offices                          2                         2

(1) Includes interest-bearing deposits, Federal Home Loan Bank stock, and investment securities.
(2) Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3) Ratios other than period-end ratios are based on average monthly balances.
(4) Annualized for the three months ended June 30, 1996 and 1995.
(5) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) Non-performing assets include mortgage loans and consumer loans 90 days or more delinquent, and real estate acquired in settlement of loans.

    Management's Discussion and Analysis of Recent Developments

         Total assets of Home increased by $9.9 million from September 30, 1995, and totaled $169.8 million at June 30, 1996. Net loans receivable decreased by $859,000 or 0.8% to $107.7 million at June 30, 1996 from $108.6 million at September 30, 1995, primarily because loan demand declined during 1996 and Home lowered rates on 10- and 15-year loans to become more competitive in the marketplace to maintain market share. Deposits increased by $9.1 million to $146.8 million at June 30, 1996 from $137.6 million at September 30, 1995 due to Home's offering slightly higher rates than competitors to attract additional funds. Total investments increased by $9.5 million, or 23.2%, to $50.4 million outstanding at June 30, 1996 as compared to $40.9 million at September 30, 1995. Home invested the funds generated from deposit inflow primarily into U.S. Government obligations. Home had no borrowings outstanding during or at the end of the three-month period ended June 30, 1996. Equity increased by $501,000 to $20.9 million at June 30, 1996, which is attributable to Home's earnings of $601,000 offset by unrealized (loss) on securities available for sale, net of tax, totaling $100,000 during the nine months ended June 30, 1996.

         At June 30, 1996 Home's capital, including the equity component of unrealized (loss), net of tax on certain "available for sale" securities, amounted to $20.9 million. Home's capital as a percentage of assets was 12.3% at June 30, 1996 and was considerably in excess of the regulatory capital requirement at such date.

         Home had $585,000 loans outstanding which were delinquent more than 90 days at June 30, 1996 compared to $707,000 at June 30, 1995. Management considers the loan loss allowance of $428,000 to be adequate to absorb any future losses in the portfolio. As a result, no provisions to increase Home's loan loss allowance were made during the three months ended June 30, 1996.

         Net income for the three months ended June 30, 1996 was $302,000 or $99,000 less than the $401,000 earned during the same quarter in 1995. Net interest income decreased primarily as a result of a larger interest rate spread in 1995. Net interest income amounted to $1.28 million for the quarter ended June 30, 1996 as compared with $1.41 million for the same quarter in 1995. Home's interest rate spread for the quarter ended June 30, 1996 was 2.40%, compared to 3.12% for the three months ended June 30, 1995. Home's interest rate spread decreased primarily because Home's deposits were more interest rate sensitive than its interest-earning assets and overall market rates were higher in the quarter ended June 30, 1996 as compared to the same quarter in 1995. There were no significant variations in noninterest income between the three-month periods ended June 30, 1996 and 1995.

              Noninterest expense increased $110,000 to $832,000 for the three months ended June 30, 1996 compared to $722,000 for the same period ended June 30, 1995. Compensation increased $70,000 for the three months ended June 30, 1996 compared to the same period ended June 30, 1995, primarily due to salary increases and funding of retirement plans. Other expenses increased $40,000 as occupancy costs increased $11,000 and charitable contributions increased $20,000 during the three-month period ended June 30, 1996 compared to the same period ended June 30, 1995.

                                  RISK FACTORS

         The following factors, in addition to the information presented elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered hereby.

    Potentially Adverse Impact of Changes in Interest Rates

         The results of operations of Home, as with savings institutions generally, are dependent to a large degree on its net interest income, which is generally the difference between interest income from loans and investments and interest expense on deposits and borrowings. Home's interest income and interest expense are significantly affected by general economic conditions and by policies of the federal government and various regulatory agencies.

         Home has a one-year interest sensitivity gap of negative 41.58%, which means that the amount of interest-earning assets maturing or otherwise repricing within specific time periods generally is less than the amount of interest-bearing liabilities maturing or otherwise repricing within such periods. Home's three-year cumulative negative gap is 55.73%. Accordingly, in a rising interest rate environment, absent the effect of other factors, Home may experience a larger increase in the cost of its liabilities relative to the yield on its assets, thus its net interest income should be adversely affected. In a declining rate environment, Home's yield, absent the effects of other factors, may increase more quickly than its cost of funds, thus positively affecting its net interest income. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS -- Asset/Liability Management".

         To reduce the sensitivity of net interest income to interest rate fluctuations, Home strives to manage the maturity and repricing relationships of its interest-earning assets and interest-bearing liabilities. Home's principal strategies in this regard have been to emphasize (i) shorter term fixed-rate mortgages secured by single-family residences, (ii) the origination and retention of adjustable rate home equity lines of credit loans; (iii) short to intermediate term investments,
    (iv) the adoption of a tiered pricing program for its certificates of deposits to encourage investment in certificates with longer maturities, and
    (v) the accumulation of equity which provides a cost-free source of funds.

         Home's results of operations will continue to be significantly affected by changes in interest rates due, among other factors, to (i) the fact that a large percentage of Home's long-term loans have fixed rates, (ii) the fact that Home's interest-earning assets and interest-bearing liabilities reprice at different times and with different frequencies, (iii) the fact that interest rates on Home's assets and liabilities respond differently to economic, market and competitive factors, and (iv) the fact that sustained high levels of interest rates may adversely affect real estate and lending markets in general. Changes in the level of interest rates also can affect the amount of loans originated by Home, as well as the value of its loans and other interest-earning assets and the resultant ability to realize gains on the sale of such assets. Changes in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as U.S. government and corporate securities, and other investment vehicles which, because of the absence of federal deposit insurance premiums and reserve requirements, generally can pay higher rates of interest than savings institutions. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS -- Asset/Liability Management".

    Anticipated Low Return on Equity Following Conversion

         For the year ended September 30, 1995 and for the six-month period ended March 31, 1996, Home's return on average equity was approximately 9.50% and 2.87%, respectively. On a pro forma basis at March 31, 1996, assuming the sale of 3,400,000 shares of Common Stock in the Conversion, the pro forma return on equity for the year ended September 30, 1995 and for the six-month period ended March 31, 1996, would have been approximately 5.00% and 2.49% (annualized), respectively. With its higher capital position as a result of the Conversion, it is doubtful that the Holding Company will be able to deploy quickly the capital raised in the Conversion in loans and other assets in a manner consistent with its operating philosophies and in a manner which will generate earnings to support its high capital position. As a result, it is expected that the Holding Company's return on equity initially will be below industry norms. Consequently, investors expecting a return on equity which will meet or exceed industry norms for the foreseeable future should carefully evaluate and consider the risk that such returns will not be achieved.

         Following the Conversion, the Holding Company may consider plans to reduce capital, if the opportunities to deploy it are not found. Such plans may include payment of cash dividends and repurchasing shares. Any such steps would be taken based on conditions as they exist following the Conversion and in compliance with applicable regulations which limit the Holding Company's ability to pay dividends and repurchase its stock. See "USE OF PROCEEDS", "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of the Holding Company -- General" and "--Dividend Limitations" and "SUPERVISION AND REGULATION -- Regulation of Home -- Restrictions on Dividends and Other Capital Distributions".

    Effect on Operations of Weak Primary Market Area; Limited Lending Opportunities

         Both of Home's offices are located in Stanly County, North Carolina; the main office is located in Albemarle, North Carolina and a full-service branch office is located in Locust, North Carolina. Stanly County is located in the south central section of North Carolina less than 30 miles from Charlotte, North Carolina.

          Stanly County is largely rural with a population of 56,000. Its economy is diversified among agriculture, manufacturing and services. Over the past five years the local economy has weakened as a result of layoffs and plant closings by local employers. In December 1995, the North Carolina Department of Commerce declared Stanly a "distressed county" entitling it to use state grants and tax credits to lure industry to the area. Population and household growth, and median and per capita income levels for Stanly County are generally lower than comparable levels for North Carolina and the nation, while unemployment levels are generally higher. Management regards the Stanly County market area as a low growth area in which there is significant competition among financial services providers for market share. See "BUSINESS OF HOME -- Competition". Due primarily to the economic factors discussed above, Home has limited residential mortgage lending opportunities in its local market area and does not anticipate that residential mortgage lending opportunities will increase in the future because of the lack of growth in the local economy. Management believes that opportunities for future earnings growth in Home's primary market area are limited in light of these factors.

    Risks Related to Illiquidity of Home's Loan Portfolio

         Home does not originate mortgage loans secured by one-to-four family residential real estate with the intention that they will be sold in the secondary market. It currently originates a significant number of such mortgage loans which satisfy its underwriting requirements and are tailored for its local community, but which may not satisfy various requirements imposed by the FHLMC and FNMA, including some loans which may not satisfy FHLMC and FNMA loan-to-value requirements, income requirements and credit history standards ("nonconforming loans"). Although management believes that many of such loans are saleable in the secondary market, some of such loans could be sold only after Home incurred certain costs and/or discounted the purchase price. As a result, Home's loan portfolio is less liquid than would be the case if it did not include any such nonconforming loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS -- Capital Resources and Liquidity". In addition, some types of nonconforming loans are generally thought to have greater risks of default and nonperformance. However, Home has historically found that its origination of nonconforming loans has not resulted in high amounts of nonperforming loans. See "BUSINESS OF HOME -- Lending Activities -- Nonperforming Assets and Asset Classification". In addition, these loans satisfy a need in Home's local community and generally produce a higher yield than would be produced by conforming loans. As a result, Home plans to continue on a selected basis to originate such nonconforming loans.

         As of March 31, 1996, the ratio of Home's nonperforming assets to total assets was 0.46%, its total nonperforming loans equaled $702,000, which includes loans delinquent 90 days or more totaling $702,000. As of March 31, 1996, Home's assets which were "classified" to indicate some degree of weakness totaled $1.5 million.

    Cost of ESOP and Its Effect on Results of Operations and Pro Forma Stockholders' Equity

         It is expected that the ESOP will purchase 8% of the shares of Common Stock issued in the Conversion with funds borrowed from the Holding Company. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan". Assuming the issuance of 3,910,000 shares in the Conversion, it is expected that 312,800 shares, having a value of $3,128,000 will be purchased by the ESOP.

         It is anticipated that the ESOP will borrow from the Holding Company the amounts necessary to purchase its shares. Home anticipates contributing approximately $312,800 plus interest annually to the ESOP (assuming the issuance of 3,910,000 shares in the Conversion and assuming that the ESOP acquires its shares at $10.00 per share) to enable the ESOP to meet its principal and interest obligations under the loan. It is expected that the ESOP loan will be fully repaid within 10 years. During such period, net income of Home will be reduced by an amount equal to the funds contributed by Home to the ESOP to enable it to meet its principal and interest obligations under the ESOP loan, less the income tax benefit to Home resulting from such payments. The purchase of Common Stock by the ESOP will reduce pro forma stockholders' equity because the amount loaned is reflected
    as a reduction of stockholders' equity.   See "PRO FORMA DATA".

         In November 1993, the American Institute of Certified Public Accountants approved SOP 93-6, "Employers' Accounting for Employee Stock Ownership Plans" which is effective for fiscal years beginning after December 15, 1993, and which applies to shares of capital stock of sponsoring employers acquired by ESOPs after December 31, 1992, that have not been committed to be released as of the beginning of the year in which the ESOP is adopted. SOP 93-6 will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares to the fair value of ESOP shares. Since the fair value of the shares following the Offerings cannot be predicted, Home cannot reasonably estimate the impact of SOP 93-6 on its financial statements. An increase in such fair value will cause an increase in ESOP-related expenses for accounting purposes because Home's annual contribution will be expensed based upon the fair value of the shares which can be released by the scheduled principal repayment. Home's annual cash contribution to the ESOP will be based upon the actual annual amortization requirements of the ESOP loan. The difference between the amount expensed based upon fair value of the shares which can be released by the scheduled principal repayment and the actual cash requirements of the ESOP loan will be charged or credited to additional paid in capital of Home. Also, implementation of SOP 93-6 will affect earnings per share calculations since only the ESOP shares committed to be released (typically shares that are no longer debt financed and shares which will be allocated to ESOP participants when Home's contribution to ESOP is made each year) are included as outstanding shares in the computation. See "PRO FORMA DATA".


    Cost and Possible Dilutive Effect of the Proposed MRP and Stock Option Plan

         The stockholders of the Holding Company will be asked to approve the proposed Stock Option Plan and the proposed MRP, at a meeting of stockholders to be held no sooner than six months following the Conversion. The plans will be effective if approved by a majority of the votes cast by stockholders at the meeting. Under the MRP, directors, officers and certain employees of Home would be awarded an aggregate amount of Common Stock equal to 4% of the shares issued in the Conversion. Under the Stock Option Plan, directors, officers and employees of Home would be granted options to purchase an aggregate amount of Common Stock equal to 10% of the shares issued in the Conversion at exercise prices equal to the market price of the Common Stock on the date of grants. Shares issued to directors, officers and certain employees under the MRP and the Stock Option Plan may be from authorized but unissued shares of Common Stock or they may be purchased in the open market. In the event the shares issued under the MRP and the Stock Option Plan consist of newly issued shares of Common Stock, the interests of existing stockholders would be diluted. If 3,910,000 shares of the Common Stock are issued in the Conversion, it is expected that options to acquire 391,000 shares of the Common Stock could be granted under the Stock Option Plan and awards of an additional 156,400 shares could be made under the MRP. At the maximum of the Valuation Range, if all shares under the MRP and the Stock Option Plan were newly issued, the exercise price was $10.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 3,910,000 to 4,457,400, the pro forma book value per share of the outstanding Common Stock at September 30, 1995 would have been $12.90 with the plans compared with $14.10 without the plans, and the pro forma net income per share of the outstanding Common Stock for the fiscal year ended September 30, 1995 would have been $0.62 with the plans compared with $0.77 without the plans. At March 31, 1996, the pro forma book value per share of the outstanding shares of Common Stock would have been $12.96 with the plans compared with $14.18 without the plans, and the pro forma net income per share for the outstanding Common Stock for the six-month period ended March 31, 1996, would have been $0.16 with the plans compared with $0.21 without the plans. The cost of the shares acquired by the MRP will be expensed equally over the five-year vesting period set forth in the MRP. If 3,910,000 shares of Common Stock are issued in the Conversion and the MRP acquired 156,400 shares at a cost of $10.00 per share, the total annual expense of the MRP would be $312,800 per year. See "PRO FORMA DATA" and "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan".

    Competitive Disadvantage Caused by Disparity Between SAIF and BIF Insurance Premiums; Special SAIF Assessment

         Home's savings deposits are insured by the SAIF, which is administered by the FDIC. The assessment rate currently ranges from $0.23 to $0.31 per $100 of an institution's domestic deposits. The FDIC also administers the BIF, which has the same designated reserve ratio as the SAIF. The deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF ranges from $0.04 to $0.31 per $100 of domestic deposits. The existing substantial disparity in the deposit insurance premiums paid by BIF and SAIF members places SAIF-insured savings institutions such as Home at a significant competitive disadvantage to BIF-insured institutions.

         The Balanced Budget Act of 1995, which was passed by the United States Congress but vetoed by the President for reasons unrelated to the SAIF recapitalization, provided for a one-time assessment currently estimated to be 0.85% of insured deposits that would fully capitalize the SAIF. It is unknown whether this legislation will be enacted or that premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result in a one-time charge to Home of up to $1.2 million before income taxes, assuming the special assessment is based on deposits held at March 31, 1996.

         Home incurred deposit insurance premium expense of $318,000 and $295,000 in fiscal 1994 and 1995, respectively. A significant increase in SAIF insurance premiums or a significant one-time fee to recapitalize the SAIF would likely have an adverse effect on the operating expenses and results of operations of Home. See "SUPERVISION AND REGULATION -- Regulation of Home -- Insurance of Deposit Accounts".

    Effect of Regulatory Changes on Operations

         Home is subject to extensive regulation and supervision as a North Carolina-chartered savings bank. In addition, the Holding Company, as a bank holding company, will be subject to extensive regulation and supervision. Any change in the regulatory structure or the applicable statutes or regulations, whether by the Administrator, the Federal Reserve, the FDIC, the North Carolina Legislature or the United States Congress, could have a material impact on the Holding Company, Home, or Home's Conversion.

         The United States Congress currently has under consideration various proposals to consolidate the regulatory functions of the four federal banking agencies: the Office of Thrift Supervision, the FDIC, the Office of the Comptroller of the Currency and the Federal Reserve. The outcome of efforts to effect regulatory consolidation is uncertain. Therefore, Home is unable to determine the extent to which legislation would affect its business, if enacted.

    Strong Competition Within Home's Market Area

         Home's market area is a highly competitive market, and Home faces significant competition both in attracting deposits and in originating loans. Home faces direct competition from a number of financial institutions, many with a state-wide or regional presence, and, in some cases, a national presence. Competition also arises from other savings institutions, commercial banks, credit unions and other providers of financial services, many of which are significantly larger than Home and, therefore, have greater financial and marketing resources than Home. At March 31, 1996, two banks with a national presence, two large regional banks, one smaller regional bank and one community bank and two credit unions had branch offices located in Stanly County. At June 30, 1995, Home had a deposit market share of approximately 23% in Stanly County. See "BUSINESS OF HOME -- Competition".

    Absence of Prior Market for the Common Stock

         The Holding Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. The Holding Company has received conditional approval to have the Common Stock listed on Nasdaq under the symbol "SSFC". There can be no assurance that the Common Stock will in fact be listed, or will trade, on Nasdaq. A public trading market having the desirable characteristics of depth, liquidity and orderliness will depend upon the presence in the market place of both willing buyers and willing sellers at any given time. No assurance can be given that an active trading market will develop or be maintained. Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. See "MARKET FOR COMMON STOCK".

    No Assurance of and Limitations on Dividend Payments

         Following the Conversion, the Holding Company expects to pay quarterly cash dividends on the Common Stock; however, no assurance can be given by the Holding Company that any dividends will in fact be declared or, if declared, what the amount of dividends will be, or whether the declaration of such dividends, if commenced, will continue. The Holding Company's ability to pay dividends could be dependent upon its receipt of dividends from Home. There are regulations which restrict Home's ability to pay dividends. The Holding Company and Home have agreed with the FDIC that any cash dividends paid to stockholders during the twelve-month period following the closing of the Conversion will be paid out of accumulated earnings and profits (as computed for federal income tax purposes) and will not constitute or be treated for tax purposes as returns of capital to stockholders. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of Home -- Restrictions on Dividends and Other Capital Distributions".

    Possible Negative Income Tax Consequences of Subscription Rights

         If the Subscription Rights granted in connection with the Conversion are deemed to have an ascertainable value, receipt of such rights will be taxable to recipients who exercise such Subscription Rights, either as ordinary or capital gain, in an amount not in excess of such value. Whether such Subscription Rights are considered to have any ascertainable value is an inherently factual determination. Home has received an opinion from Ferguson stating that the Subscription Rights do not have any value. The opinion of Ferguson is not binding on the Internal Revenue Service ("IRS"). See "THE CONVERSION -- Income Tax Consequences".

    Articles of Incorporation and Bylaw Provisions, Statutory Provisions, Agreements with Employees and Voting Control Issues That Could Discourage Hostile Acquisitions of Control

         Provisions in the Articles of Incorporation and Bylaws. The Holding Company's Articles of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Holding Company that are not negotiated with the Holding Company's Board of Directors. These provisions may result in the Holding Company being less attractive to a potential acquiror and may result in stockholders receiving less for their shares than otherwise might be available in the event of a takeover attempt. In addition, these provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then-current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors or to remove incumbent management. The Holding Company's Board of Directors believes, however, that these provisions are in the best interests of the

    Holding Company and its stockholders because such provisions encourage potential acquirors to negotiate directly with the Board of Directors, which the Board of Directors believes is in the best position to act on behalf of all stockholders.

         These provisions include, among others, that (1) the Board of Directors has the authority to change the number of directors within a range from five to 15; (2) stockholders who intend to nominate a candidate for election to the Board of Directors must give advance notice to the Secretary of the Holding Company; (3) terms for directors will be staggered in the event the number of directors is nine or greater; (4) certain merger, consolidation, or other business combinations (as defined in the Articles of Incorporation) must receive the affirmative vote of at least 75% of the Continuing Directors (as defined in the Articles of Incorporation); and (5) special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by the Board of Directors.

         In addition, the Articles of Incorporation do not provide for cumulative voting for any purpose. As a result, a majority of stockholders will be able to elect all members of the Holding Company's Board of Directors and approve all other matters presented to the stockholders for consideration, except such matters as require more than a majority vote for approval. The Holding Company's Articles of Incorporation state that the Board of Directors, without the approval of the stockholders, may authorize the issuance of shares of preferred stock with such voting rights, designations, preferences, limitations and relative rights as the Board of Directors shall determine. As a result, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Holding Company and to impede other transactions not favored by management. The amended Certificate of Incorporation and Bylaws of Home upon its conversion to stock form also contain certain provisions that might discourage potential takeover attempts of Home. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME".

         Regulatory Provisions. Regulations of the Administrator contain provisions that, for a period of three years after the Conversion is consummated, prohibit any person from directly or indirectly acquiring or offering to acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company or Home, with certain exceptions, without the prior approval of the Administrator. If any person should acquire beneficial ownership of more than 10% of any class of equity security without prior approval, any shares beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted in connection with any matter submitted to the stockholders for a vote. Regulations provide that the Administrator will give his approval of such an acquisition during the first year after the Conversion only to protect the safety and soundness of the Holding Company and Home. Approval will be given during the second and third years after the Conversion upon a finding by the Administrator that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Home or the Board of Directors of the Holding Company supports the acquisition; (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills and after the acquisition, the acquiror will be a source of financial strength to the Holding Company and Home; and (iii) the interests of the public will not be adversely affected by the acquisition. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Holding Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Holding Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME".

         The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a savings bank or a savings bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Holding Company or Home or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock and (i) the issuer's securities are registered under Section 12 of the Exchange Act, as the Holding Company's securities will be, or (ii) the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Holding Company. See "SUPERVISION AND REGULATION --Regulation of the Holding Company".

         Voting Control of Officers, Directors and Employees. Directors and executive officers of Home and the Holding Company and their associates expect to purchase, in the aggregate, approximately 2.35% to 3.18% of the shares of Common Stock issued in the Conversion based upon the maximum and the minimum of the Valuation Range, respectively. See "ANTICIPATED STOCK PURCHASES BY MANAGEMENT".

         In addition, it is expected that 8% of the shares issued in the Conversion will be acquired by the ESOP. Employees will vote the shares allocated to them under the ESOP. The ESOP will vote unallocated shares, and allocated shares for which no voting instructions have been received, in their discretion, subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         If (i) the Stock Option Plan is approved by the stockholders of the Holding Company and all of the stock options which could be granted under the Stock Option Plan are granted and exercised (a number of shares equal to 10% of the shares issued in the Conversion), (ii) the MRP is approved by the stockholders of the Holding Company and all of the MRP shares which could be granted are granted and issued (a number of shares equal to 4% of the shares issued in the Conversion), and (iii) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their associates as a group, including (a) shares purchased outright in the Conversion, (b) shares purchased pursuant to the Stock Option Plan and (c) shares granted under the MRP, would give such persons effective control over as much as 12.28% or 11.45%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding. In addition, the other employees of Home may be granted restricted shares under the MRP and options under the Stock Option Plan, giving such persons effective control over as much as 4.9%, at both the minimum and the maximum of the Valuation Range, of the Common Stock issued and outstanding. Thus, including the shares purchased by the ESOP, the directors, executive officers and other employees of Home have the potential of controlling 25.18% or 24.35%, at the minimum and maximum of the Valuation Range, respectively, of the Common Stock issued and outstanding (not including shares purchased in the open market by any such persons after the Conversion and not including shares which may be purchased in the Offerings by Home employees other than the executive officers). Because the Holding Company's Articles of Incorporation requires the affirmative vote of 75% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations, the officers, directors and employees, as a group, could effectively block such transactions. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME -- The Holding Company --Supermajority Voting Provisions".

         Agreements With Employees. In connection with the Conversion, Home will enter into employment agreements with its president and executive vice president. See "MANAGEMENT OF HOME -- Employment Agreements". In addition, Home intends to adopt a Severance Plan which would benefit its employees in the event there was a change in control of the Holding Company or Home. See "MANAGEMENT OF HOME -- Severance Plan". The existence of the employment agreements and the severance plan may tend to discourage mergers, consolidations, acquisitions or other transactions that would result in a change in control of the Holding Company or Home.

    Potential Delay in Consummation or Denial of the Conversion

         Consummation of the Conversion is contingent upon receipt of approvals from the Administrator and the Federal Reserve. In addition, the Conversion cannot be consummated until the FDIC issues a notice of non-objection with respect to the transaction and until the Conversion has been approved by the members of Home.

    Final regulatory approval is subject to receipt and review of an updated appraisal from Ferguson which considers the results of the Offerings and any material developments occurring subsequent to the most recent appraisal submitted in connection with the Conversion.

         Accordingly, consummation of the Conversion and issuance of certificates for shares of Common Stock could be delayed if receipt of final regulatory approval is delayed or not obtained. Until the Conversion is consummated, no shares of Common Stock may be traded. If all necessary approvals are not obtained, all subscription funds held will be returned with interest and all withdrawal authorizations will be terminated.

    No Opinion or Recommendation by Sales Agent; Best Efforts Offering

         Home has engaged Trident Securities to consult with and advise Home with respect to the Conversion and to assist, on a best-efforts basis, in connection with the solicitation of subscriptions and purchase orders for shares of Common Stock in the Offerings. Trident Securities has not prepared or delivered any opinion or recommendation with respect to the suitability of the Common Stock or the appropriateness of the amount of Common Stock to be issued in the Conversion. The engagement of Trident Securities by Home and the work performed pursuant to such engagement, including any due diligence investigation, should not be construed by purchasers of the Common Stock as constituting an opinion or recommendation relating to such investment and should not be construed as a verification of the accuracy or completeness of the information contained in this Prospectus.

    Valuation Not Indicative of Future Price of Common Stock

         The final aggregate purchase price of the Common Stock in the Conversion will be based upon an independent appraisal. Such valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares of Common Stock. Ferguson did not independently verify the financial statements and other information provided by Home, nor did Ferguson value independently the assets or liabilities of Home. The valuation considers Home as a going concern and should not be considered as an indication of the liquidation value of Home or the Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares of Common Stock in the Conversion will thereafter be able to sell such shares at or above the Purchase Price. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares
    Offered".

    Risk of Loss of Principal

         The shares of Common Stock offered by this Prospectus are not savings accounts or deposits and are not insured or guaranteed by the FDIC, the SAIF or any other governmental agency, and involve investment risk, including the possible loss of principal.


                          SOUTH STREET FINANCIAL CORP.

         The Holding Company was incorporated under North Carolina law in 1996, at the direction of the Board of Directors of Home for the purpose of acquiring and holding all of the outstanding capital stock of Home to be issued in connection with the Conversion. The Holding Company has received conditional approval from the Federal Reserve and the Administrator to become a bank holding company and as such will be subject to regulation by the Federal Reserve and the Administrator. The holding company structure will give the Holding Company greater flexibility than Home currently has to expand and diversify its business activities, although there are no existing plans regarding expansion or diversification. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company".

         Prior to completion of the Conversion, the Holding Company will not own any material assets or transact any material business. Upon completion of the Conversion, on an unconsolidated basis, the Holding Company will have no significant assets other than the stock of Home acquired in the Conversion, the loan receivable with respect to the loan made to the ESOP to enable the ESOP to purchase shares of Common Stock in the Conversion and the portion of the net proceeds from the sale of Common Stock in the Conversion retained by it. The Holding Company will have no significant liabilities upon completion of the Conversion. The management of the Holding Company is set forth under "MANAGEMENT OF THE HOLDING COMPANY".

         The executive office of the Holding Company is located at the principal office of Home at 155 West South Street, Albemarle, North Carolina 28001.


                     HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

         Home was originally chartered in 1911 as a North Carolina-chartered building and loan association under the name Home Builders Association. Home converted to a North Carolina-chartered state savings bank in 1992. Home has been a member of the FHLB system since 1954, and its deposits have been federally insured since 1954. The deposits of Home are insured by the SAIF of the FDIC to the maximum amount permitted by law.

         Home is a member of the FHLB of Atlanta, which is one of the 12 regional banks for federally insured savings institutions and other eligible members comprising the FHLB system. Home is further subject to certain regulations of the FDIC with respect to certain other matters and, as a subsidiary of the Holding Company, will be indirectly subject to regulation by the Federal Reserve. See "SUPERVISION AND REGULATION--Regulation of the Holding Company" and "--Regulation of Home".

         Home conducts business through its principal office in Albemarle, North Carolina and its full-service branch office in Locust, North Carolina. Home's primary market area is Stanly County, North Carolina. On March 31, 1996, Home had total assets of $167.0 million, net loans of $106.7 million, deposits of $144.3 million and equity of $20.7 million which is 12.39% of total assets.

         Home is a community-oriented financial institution which offers a variety of financial services to meet the needs of the community it serves. Home is principally engaged in the business of attracting retail deposits from the general public and using such deposits to make one-to-four family residential real estate loans, loans secured by nonresidential real estate, home equity line of credit loans and other loans and investments. On March 31, 1996, all of the loans in Home's loan portfolio which were secured by real estate were secured by properties located in North Carolina. Revenues of Home are derived primarily from interest on loans. Home also receives interest income from its investments, mortgage-backed securities and interest-bearing deposit balances. The major expenses of Home are interest on deposits and noninterest expenses such as salaries, employee benefits, federal deposit insurance premiums and occupancy and related expenses.

         The existing management of Home now believes that it will be in the best interests of Home and its stockholders for Home to remain an independent financial institution.


                                USE OF PROCEEDS

         Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $27,836,000 and $37,840,000, based on the current Valuation Range. If the gross proceeds of the shares sold are increased to 15% above the maximum of the

    Valuation Range, it is anticipated that net proceeds will equal $43,593,000. See "PRO FORMA DATA" for the assumptions used to arrive at these amounts. The actual net proceeds may vary materially from the estimated amounts described herein. The estimated amount of net proceeds includes proceeds from the sale of the shares which are expected to be purchased by the ESOP in the Subscription Offering with funds borrowed from the Holding Company. The amount loaned to the ESOP to enable such purchases is estimated to range from $2,312,000 (if 2,890,000 shares are issued) to $3,128,000 (if 3,910,000 shares are issued). See "MANAGEMENT OF HOME -- Employee Stock Ownership
    Plan".

         After first deducting the amount of the net proceeds used by the Holding Company to make the loan to the ESOP (estimated to range from $2,312,000 to $3,128,000), it is expected that the Holding Company will retain approximately 50% of the remaining net proceeds of the Offerings and will pay the balance of the net proceeds to Home in exchange for all of the common stock of Home to be issued in connection with the Conversion. The Holding Company expects to use the portion of the net proceeds it retains for working capital and investment purposes. The Holding Company does not expect to have significant operating expenses and anticipates that it will initially invest the net proceeds it retains primarily in interest-bearing deposits, U.S. government and federal agency securities with terms of up to five years. The types and amounts of such investments will vary from time to time based upon the interest rate environment, asset/liability mix considerations and other factors. The net proceeds retained by the Holding Company also may be used to support the future expansion of operations of the Holding Company through acquisitions of other financial institutions. The Holding Company has no pending agreements or understandings regarding any such acquisitions, and there are no pending negotiations regarding any such acquisitions. No such acquisitions are planned at this time.

         Upon completion of the Conversion, the Board of Directors will have the authority to adopt stock repurchase plans, subject to statutory and regulatory requirements. Based upon facts and circumstances which may arise following the Conversion, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but are not limited to (i) market and economic factors such as the price at which the Common Stock is trading, the volume of trading, the attractiveness of other investment alternatives in terms of the rates of return and risks involved in the investments, the ability to increase the book value and earnings per share of the remaining outstanding shares, and an improvement in the Holding Company's return on equity; (ii) the reduction of dilution to stockholders caused by having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Holding Company and its stockholders.

         Any stock repurchases will be subject to the determination of the Board of Directors that both the Holding Company and Home will be capitalized in excess of applicable regulatory requirements after any such repurchases and that capital will be adequate taking into account, among other things, the level of nonperforming assets and other risks, the Holding Company's and Home's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. No stock repurchases may be made within one year after the Conversion without the approval of the Administrator. Federal regulations require that the Holding Company must notify the Federal Reserve prior to repurchasing Common Stock for in excess of 10% of its net worth during any rolling 12 month period. The Holding Company does not intend to repurchase any Common Stock during the first year following the Conversion.

         The portion of the net proceeds paid to Home in the Conversion will have the immediate effect of providing Home with substantial new capital which will significantly increase its net worth and regulatory capital. See "PRO FORMA DATA" and "SUPERVISION AND REGULATION -- Regulation of Home -- Capital Requirements Applicable to Home". The net proceeds paid to Home will become part of Home's general funds and will be invested primarily in mortgage, consumer and other loans and investments consisting primarily of U.S. government and federal agency obligations in accordance with Home's lending and investment policies. The relative amounts to be invested in each of these types of investments will depend upon loan demand, rates of return and asset/liability matching considerations at the time the investments are to be made. Management is not able to predict the yields which will be produced by the investment of the proceeds of the Offerings because such yields will be significantly influenced by general economic conditions and the interest rate environment existing at the time the investments are made. Remaining net proceeds paid to Home will be used for general corporate purposes, including, possibly opening another branch office, although Home has no existing plans to open any additional office in the immediate future.

         If the MRP is approved by the stockholders of the Holding Company, as soon as practicable thereafter, the MRP will acquire a number of shares of Common Stock equal to 4% of the number of shares issued in the Conversion. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan". Such shares may be acquired in the open market or acquired through the Holding Company's issuance of authorized but unissued shares. In the event shares are acquired in the open market, the funds for such purchase will be provided by Home from the proceeds of the Conversion and its other capital. It is estimated that between 115,600 and 156,400 shares will be acquired by the MRP, assuming the issuance of between 2,890,000 and 3,910,000 shares, respectively, in the Conversion. If all such shares were acquired by the MRP in the open market, and if such shares were acquired at a price of $10.00 per share, Home would contribute between $1,156,000 and $1,564,000, respectively, to the MRP for this purpose.

         If the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan may acquire a number of shares of Common Stock in the open market equal to 10% of the number of shares issued in the Conversion. These shares would be held by the Stock Option Plan for issuance upon the exercise of stock options. To the extent the Stock Option Plan does not acquire sufficient shares to satisfy options granted under the Stock Option Plan, the Holding Company will reserve authorized but unissued shares for this purpose. See "MANAGEMENT OF HOME --Proposed Stock Option Plan". In the event shares are acquired in the open market, the funds for such purchase may be provided by the Holding Company or Home from the proceeds of the Conversion. It is estimated that between 289,000 and 391,000 shares will be acquired by the Stock Option Plan, assuming the issuance of between 2,890,000 and 3,910,000 shares, respectively, in the Conversion. If all such shares were acquired by the Stock Option Plan in the open market, and if such shares were acquired at a price of $10.00 per share, the Holding Company or Home would contribute between $2,890,000 and $3,910,000, respectively, to the Stock Option Plan for this purpose.

         The proceeds of the Offerings will result in an increase in Home's net worth and regulatory capital and may enhance the potential for growth through increased lending and investment activities, branch acquisitions, business combinations or otherwise. Payments for shares of Common Stock of the Holding Company made through the withdrawal of existing deposit accounts at Home will not result in the receipt of new funds for investment by Home.


                                DIVIDEND POLICY

         Upon Conversion, the Board of Directors of the Holding Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Board of Directors of the Holding Company intends to establish a dividend policy following the Conversion to pay a regular quarterly dividend at a rate to be determined. Declarations of dividends, if any, by the Board of Directors will depend upon a number of factors, including investment opportunities available to the Holding Company and Home, capital requirements, regulatory limitations, the Holding Company's and Home's results of operations and financial condition, tax considerations and general economic conditions. Upon review of such considerations, the Board of Directors of the Holding Company may authorize dividends to be paid in the future if it deems such payment appropriate and in compliance with applicable law and regulation. No assurances can be given that any dividends will in fact be paid on the Common Stock or, if dividends are paid, that they will not be reduced or discontinued in the future. In addition, the Board of Directors may determine from time to time that it is prudent to pay special cash dividends. Special cash dividends, if paid, may be in addition to, or in lieu of, regular cash dividends. The Board will determine whether to pay special cash dividends based upon its review of the Holding Company's current and anticipated needs for capital and its current and anticipated levels of capital and earnings. Special dividends will not be paid during periods when the Board determines that the Holding Company needs funds or that it can deploy funds at desirable levels of profitability. On the other hand, the Board of Directors may decide to pay special dividends at times when the Board determines that payment of such dividends uses such funds to greater advantage than deploying them in the Holding Company's operations. Like regular cash dividends, there can be no assurance that special dividends will be paid, or, if paid, will continue to be paid. The Holding Company and Home have agreed with the FDIC that any cash dividends paid to stockholders during the twelve-month period following the closing of the Conversion will be paid out of accumulated earnings and profits (as computed for federal income tax purposes) and will not constitute or be treated for tax purposes as returns of capital to stockholders.

         The sources of income to the Holding Company initially will consist of income from investments and dividends paid by Home to the Holding Company, if any. Consequently, future declarations of cash dividends by the Holding Company may depend upon dividend payments by Home to the Holding Company, which payments are subject to various restrictions. Under current North Carolina regulations, Home could not declare or pay a cash dividend if the effect thereof would be to reduce its net worth to an amount which is less than the minimum required by the FDIC and the Administrator. In addition, for a period of five years after the consummation of the Conversion, Home will be required, under existing regulations, to obtain the prior written approval of the Administrator before it can declare and pay a cash dividend on its capital stock in an amount in excess of one-half of the greater of
    (i) its net income for the most recent fiscal year, or (ii) the average of its net income after dividends for the most recent fiscal year and not more than two of the immediately preceding fiscal years, if applicable. See "SUPERVISION AND REGULATION -- Regulation of Home --Restrictions on Dividends and Other Capital Distributions". As a result of this limitation, if Home had been a stock institution at the end of fiscal 1995, it could not have paid a dividend to the Holding Company, its sole stockholder, in excess of approximately $1.2 million without the approval of the Administrator. As a converted institution, Home also will be subject to the regulatory restriction that it will not be permitted to declare or pay a dividend on or repurchase any of its capital stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account established in connection with the Conversion. See "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and "-- Liquidation Rights After the Conversion". Also, see "TAXATION -- Federal Income Taxation" for a discussion of federal income tax provisions that may limit the ability of Home to pay dividends to the Holding Company without incurring a recapture tax.


                            MARKET FOR COMMON STOCK

         The Holding Company, as a newly organized company, has never issued capital stock, and consequently, there is no established market for the Common Stock at this time. The Holding Company has received conditional approval to have the Common Stock listed on Nasdaq under the symbol "SSFC" upon consummation of the Conversion. For initial and continued inclusion for listing on Nasdaq, the Holding Company must have two active and registered active market makers. Trident will act as a market maker for the Common Stock. In addition, Trident and the Holding Company will seek to encourage and assist at least one other market maker to make a market in the Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. It is impossible to ascertain whether a second market maker will make a market in the Holding Company's Common Stock until the shares are listed on Nasdaq and begin to trade after consummation of the Conversion. There can be no assurance that the Common Stock will in fact be listed on Nasdaq or that it will trade on Nasdaq. An active and liquid public trading market for the securities of any issuer, including the Common Stock, depends upon the presence in the marketplace of both willing buyers and willing sellers of the securities at any given time. Although the Holding Company has received preliminary approval to have its shares quoted on Nasdaq, subject to certain conditions which the Holding Company believes will be met, there can be no assurance that an active trading market will develop and be maintained. Further, even if a market develops, there can be no assurance that the shares of Common Stock offered in the Conversion can be resold at or above the purchase price after completion of the Conversion.

    Purchasers of Common Stock should consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby. The aggregate price of the Common Stock is based upon an independent appraisal of the aggregate pro forma market value of the Common Stock. However, there can be no assurance that an investor will be able to sell the Common Stock purchased in the Conversion at or above the purchase price.

                                 CAPITALIZATION

         The following table presents the historical capitalization of Home at March 31, 1996 and the pro forma capitalization of the Holding Company after giving effect to the sale of the Common Stock and application of the assumptions set forth under "PRO FORMA DATA", assuming that 2,890,000, 3,400,000, 3,910,000 and 4,496,500 shares of Common stock are sold at $10.00 per share (the minimum, midpoint, maximum and 15% above the maximum of the current Valuation Range). A change in the number of shares issued in the Conversion may materially affect such pro forma capitalization. See "USE OF PROCEEDS" and "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered".

                                                                  The Holding Company Pro Forma Capitalization Based Upon
                                                 Home Savings           Sale at $10.00 Per Share At March 31, 1996
                                                   Bank of       -------------------------------------------------------
                                                Albemarle, SSB    2,890,000      3,400,000      3,910,000      4,496,500
                                                  Historical        Shares         Shares         Shares         Shares
                                                 -----------------------------------------------------------------------
                                                                                  (In Thousands)
Deposits (1)                                     $  144,282      $  144,282     $  144,282     $  144,282     $  144,282
                                                 =======================================================================
Stockholders' Equity:
  Preferred stock                                         -               -              -              -              -
    Authorized shares: 5,000,000
    No shares outstanding
  Common stock, no par value                              -               -              -              -              -
    Authorized shares: 20,000,000
    assumed outstanding shares
    are shown (2)
  Additional paid-in capital                              -          27,836         32,838         37,840         43,593
  Less common stock acquired:
    ESOP (3)                                              -          (2,312)        (2,720)        (3,128)        (3,597)
    MRP (4)                                               -          (1,156)        (1,360)        (1,564)        (1,799)
  Retained earnings (5)                              20,691          20,691         20,691         20,691         20,691
  Unrealized gain on available for
    sale securities                                      29              29             29             29             29
                                                 -----------------------------------------------------------------------
Total stockholders' equity                       $   20,720      $   45,088     $   49,478     $   53,868     $   58,917
                                                 =======================================================================
Total deposits and stockholders' equity          $  165,002      $  189,370     $  193,760     $  198,150     $  203,199
                                                 =======================================================================


(1) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Any such withdrawals would reduce proforma deposits by the amount of such withdrawals.

(2) Does not reflect the issuance of any shares of Common Stock reserved for issuance pursuant to the Holding Company's proposed stock option plans which require stockholder approval. See "MANAGEMENT OF HOME - Stock Option Plans."

(3) Assumes that 8% of the shares of Common Stock offered hereby will be purchased by the ESOP in the Conversion at $10 per share. The funds used by the ESOP to acquire the shares will be borrowed from the Holding Company for a ten year term. For an estimate of the impact of the ESOP loan on earnings, see "PRO FORMA DATA." Home intends to make contributions to the ESOP sufficient to service and ultimately retire the debt. The amount of the ESOP debt is reflected as a reduction of stockholders' equity.

(4) Assumes that an amount of shares equal to 4% of the shares issued in the conversion will be purchased by the MRP at $10 per share. The MRP intends to purchase 4% of the Common Stock sold in the conversion, assuming stockholder approval has been obtained at the Holding Company's first annual meeting of stockholders following the Conversion. No shares will be purchased by the MRP in the conversion, and assuming stockholder approval and regulatory approval, such purchase of shares may be acquired from the Holding Company's authorized but unissued shares or acquired in open market purchases. The MRP's purchase of shares cannot occur until six months after the consummation of the conversion, and such shares will be purchased at the then current market price. The purchase by the MRP of an amount equal to 4% of the shares issued in the conversion has been included on a proforma basis to give an indication of the effect on capitalization of such 4% purchase by the MRP. The Common Stock to be acquired by the MRP is reflected as a reduction of stockholders' equity. The number of shares assumed to be issued at the minimum, midpoint, maximum, and 15% above the maximum of the valuation range as adjusted are 115,600, 136,000, 156,400 and 179,900, respectively. The dilutive effect to existing shareholders would be approximately 3.8% if the MRP were to acquire such shares from authorized but unissued shares.

(5) The retained earnings of Home will be substantially restricted after the Conversion because Home may not declare or pay a cash dividend on its Common Stock if its net worth would be reduced thereby below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations. See Note 16 of "Notes to Financial Statements".

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $27,836,000 and $37,840,000, (including net proceeds from shares expected to be purchased by the ESOP with funds borrowed from the Holding Company), based upon the following assumptions:
    (i) 10.40%, 10.04%, 9.78% and 9.55% of the Common Stock sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum, respectively, of the Valuation Range will be sold to the ESOP, directors and executive officers and their associates as defined in the Plan of Conversion, and none of the shares of Common Stock will be sold in any Syndicated Community Offering pursuant to selected dealer agreements; (ii) fees will be payable to Trident Securities with respect to the Subscription and Community Offerings as described in "THE CONVERSION -- Marketing Arrangements;" and (iii) Conversion expenses, excluding the fees and commissions to Trident Securities, will be approximately $526,000. Actual net proceeds may vary depending upon the number of shares sold to the ESOP and to directors, executive officers and their associates, the number of shares, if any, sold in the Syndicated Community Offering pursuant to selected dealer arrangements and the actual expenses of the Conversion. Payments for shares made through withdrawals from existing Home deposit accounts will not result in the receipt of new funds for investment by Home. However, capital will increase and interest-bearing liabilities will decrease by the amount of such withdrawals. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered".

         Under the Plan of Conversion, the Common Stock must be sold at an aggregate price equal to not less than the minimum nor more than the maximum of the Valuation Range based upon an independent appraisal. The Valuation Range as of April 30, 1996 is from a minimum of $28,900,000 to a maximum of $39,100,000 with a midpoint of $34,000,000. However, with the consent of the Administrator and the FDIC, the aggregate price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, or to $44,965,000, without a resolicitation and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "THE CONVERSION -- Purchase Price of Common Stock and Number of Shares Offered".

         Pro forma consolidated net earnings and book value of the Holding Company at or for the year ended September 30, 1995 and the six months ended March 31, 1996 have been based upon the following assumptions: (i) the sale of shares of Common Stock in connection with the Conversion occurred at the beginning of the periods and yielded estimated net Conversion proceeds of $27,836,000, $32,838,000, $37,840,000 and $43,593,000 (based upon the issuance of 2,890,000, 3,400,000, 3,910,000 and 4,496,500 shares, respectively, at $10.00 per share) on such date; and (ii) such net proceeds were invested on a consolidated basis at the beginning of the periods at a yield of 5.40%, which represents the one-year treasury bill rate at March 31, 1996. The Holding Company did not use the arithmetic average of Home's weighted-average yield on interest-earning assets and weighted-average interest rate paid on deposits during the year ended September 30, 1995. Management believes that the one-year treasury bill rate is a more appropriate rate for purposes of preparing the pro forma data because proceeds from the Conversion are expected to be initially invested in instruments with similar yields and maturities. The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. Such withdrawals have no effect on pro forma stockholders' equity, and management does not believe that such withdrawals will have a material impact on pro forma net earnings or pro forma net earnings per share. In calculating pro forma net earnings, an effective tax rate of 37% has been assumed, resulting in a yield after taxes of 3.40%. Historical and pro forma per share amounts have been calculated by dividing Home's historical amounts and the Holding Company's pro forma amounts by the indicated number of shares of Common Stock, assuming that such number of shares had been outstanding during the entire period.

         The following pro forma information is not intended to represent the market value of the Common Stock, the value of net assets and liabilities or of future results of operations. The assumption regarding investment yields should not be considered indicative of actual yields for future periods.
    The following information is not intended to be used as a basis for projection of results of operations for future periods.

                                                                    At or For the Year Ended September, 30 1995
                                                       ------------------------------------------------------------------------
                                                           2,890,000         3,400,000          3,910,000         4,496,500
                                                             shares            shares             shares            shares
                                                           at $10.00         at $10.00          at $10.00         at $10.00
                                                           per share          per share         per share         per share
                                                           (Minimum)         (Midpoint)         (Maximum)         (Supermax)
                                                        ------------------------------------------------------------------------
                                                                       (In Thousands, except per share amount)

Gross proceeds                                         $       28,900    $       34,000     $       39,100    $       44,965
Less offering expenses and commissions                         (1,064)           (1,162)            (1,260)           (1,372)
                                                       ------------------------------------------------------------------------
    Estimated net Conversion proceeds                          27,836            32,838             37,840            43,593
    Less Common stock acquired by ESOP                         (2,312)           (2,720)            (3,128)           (3,597)
    Less Common Stock acquired by MRP                          (1,156)           (1,360)            (1,564)           (1,799)
                                                       ------------------------------------------------------------------------
    Estimated proceeds available for investment        $       24,368    $       28,758     $       33,148    $       38,197
                                                       ========================================================================
Pro forma net earnings:
    Historical earnings                                $        1,861    $        1,861     $        1,861    $        1,861
    Pro Forma adjustments:
        Net after tax earnings on conversion
            proceeds (1)                                          829               978              1,128             1,299
        Pro forma ESOP expense (2)                               (146)             (171)              (197)             (227)
        Pro forma MRP expense (3)                                (146)             (171)              (197)             (227)
                                                       ------------------------------------------------------------------------
    Pro forma net earnings                             $        2,398    $        2,497     $        2,595    $        2,706
                                                       ========================================================================
Pro forma net earnings per share:
    Historical earnings                                $         0.69    $         0.59     $         0.51    $         0.45
    Pro Forma adjustments:
        Net after tax earnings on  net conversion
            proceeds (1)                                         0.31              0.31               0.31              0.31
        Pro forma ESOP expense (2)                              (0.05)            (0.05)             (0.05)            (0.05)
        Pro forma MRP expense (3)                               (0.05)            (0.05)             (0.05)            (0.05)
                                                       ------------------------------------------------------------------------
    Pro forma net earnings per share (5)               $         0.90    $         0.80     $         0.72    $         0.66
                                                       ========================================================================
Offering price to pro forma earning per share
    (P/E ratio) (5)                                             11.18    x        12.64     x        13.98    x        15.41
                                                           =============   ================   ===============   ===============
Pro forma stockholders' equity (net book value): (4)
    Historical capital                                 $       20,426    $       20,426     $       20,426    $       20,426
    Estimated net conversion proceeds                          27,836            32,838             37,840            43,593
    Less common stock acquired by:
         ESOP (2)                                              (2,312)           (2,720)            (3,128)           (3,597)
         MRP (3)                                               (1,156)           (1,360)            (1,564)           (1,799)
                                                       ------------------------------------------------------------------------
    Pro forma stockholders' equity (4)                 $       44,794    $       49,184     $       53,574    $       58,623
                                                       ========================================================================
Pro forma stockholders' equity per share: (4)
    Historical capital                                 $         7.07    $         6.01     $         5.22    $         4.54
    Estimated net conversion proceeds                            9.63              9.66               9.68              9.69
    Less common stock acquired by:
         ESOP (2)                                               (0.80)            (0.80)             (0.80)            (0.80)
         MRP (3)                                                (0.40)            (0.40)             (0.40)            (0.40)
                                                       ------------------------------------------------------------------------
    Pro forma stockholders' equity per share (4)       $        15.50    $        14.47     $        13.70    $        13.03
                                                       ========================================================================
Offering price as percentage of pro forma
   stockholders' equity per share                               64.52%            69.13%             72.98%            76.70%
                                                       ========================================================================
Number of shares used to calculate earnings
   per share (5)                                            2,681,920         3,155,200          3,628,480         4,172,752
                                                       ========================================================================
Number of shares used to calculate stockholders'
   equity per share (4)                                     2,890,000         3,400,000          3,910,000         4,496,500
                                                       ========================================================================


                                                                  At or For the Six Months Ended March 31, 1996
                                                            ----------------------------------------------------------------
                                                                2,890,000     3,400,000        3,910,000     4,496,500
                                                                 shares        shares           shares        shares
                                                                at $10.00     at $10.00        at $10.00     at $10.00
                                                                per share     per share        per share     per share
                                                                (Minimum)     (Midpoint)       (Maximum)     (Supermax)
                                                            ----------------------------------------------------------------
                                                                       (In Thousands, except per share amount)
Gross proceeds                                              $       28,900  $       34,000   $      39,100   $      44,965
Less offering expenses and commissions                              (1,064)         (1,162)         (1,260)         (1,372)
                                                            ----------------------------------------------------------------
   Estimated net Conversion proceeds                                27,836          32,838          37,840          43,593
   Less Common stock acquired by ESOP                               (2,312)         (2,720)         (3,128)         (3,597)
   Less Common Stock acquired by MRP                                (1,156)         (1,360)         (1,564)         (1,799)
                                                            ----------------------------------------------------------------
   Estimated proceeds available for investment              $       24,368  $       28,758   $      33,148   $      38,197
                                                            ================================================================
Pro forma net earnings:
   Historical earnings                                      $          299  $          299   $         299   $         299
   Pro Forma adjustments:
       Net after tax earnings on conversion
           proceeds (1)                                                414             489             564             650
       Pro forma ESOP expense (2)                                      (73)            (86)            (99)           (113)
       Pro forma MRP expense (3)                                       (73)            (86)            (99)           (113)
                                                            ----------------------------------------------------------------
   Pro forma net earnings                                   $          567  $          616   $         665   $         723
                                                            ================================================================
Pro forma net earnings per share:
   Historical earnings                                      $         0.11  $         0.09   $        0.08   $        0.07
   Pro Forma adjustments:
       Net after tax earnings on  net conversion
            proceeds (1)                                              0.16            0.16            0.16            0.16
       Pro forma ESOP expense (2)                                    (0.03)          (0.03)          (0.03)          (0.03)
       Pro forma MRP expense (3)                                     (0.03)          (0.03)          (0.03)          (0.03)
                                                            ----------------------------------------------------------------
   Pro forma net earnings per share (5)                     $         0.21  $         0.19   $        0.18   $        0.17
                                                            ================================================================
Offering price to pro forma earning per share
   (P/E ratio) (5)                                                   23.61  x        25.58   x       27.25   x       28.89
                                                                 ==========     ==========       =========       =========
Pro forma stockholders' equity (net book value): (4)
   Historical capital                                       $       20,720  $       20,720   $      20,720   $      20,720
   Estimated net conversion proceeds                                27,836          32,838          37,840          43,593
   Less common stock acquired by:
       ESOP (2)                                                     (2,312)         (2,720)         (3,128)         (3,597)
       MRP (3)                                                      (1,156)         (1,360)         (1,564)         (1,799)
                                                            ----------------------------------------------------------------
   Pro forma stockholders' equity (4)                       $       45,088  $       49,478   $      53,868   $      58,917
                                                            ================================================================
Pro forma stockholders' equity per share: (4)
   Historical capital                                       $         7.17  $         6.09   $        5.30   $        4.61
   Estimated net conversion proceeds                                  9.63            9.66            9.68            9.69
   Less common stock acquired by:
       ESOP (2)                                                      (0.80)          (0.80)          (0.80)          (0.80)
       MRP (3)                                                       (0.40)          (0.40)          (0.40)          (0.40)
                                                            ----------------------------------------------------------------
   Pro forma stockholders' equity per share (4)             $        15.60  $        14.55   $       13.78   $       13.10
                                                            ================================================================
Offering price as percentage of pro forma
   stockholders' equity per share                                    64.10%          68.72%          72.58%          76.32%
                                                            ================================================================
Number of shares used to calculate earnings
   per share (5)                                                 2,681,920       3,155,200       3,628,480       4,172,752
                                                            ================================================================
Number of shares used to calculate stockholders'
   equity per share (4)                                          2,890,000       3,400,000       3,910,000       4,496,500
                                                            ================================================================

    (1) Subject to approval by the Holding Company's stockholders at a meeting to be held no sooner than six months after the Conversion, 10% of the shares issued in the Conversion would be reserved for issuance to directors, officers, and employees under the Stock Option Plan. Because management cannot reasonably estimate the number of options which might be exercised or the option exercise price, no provision for the Stock Option Plan has been made in the preceding pro forma calculations. At 15% above the maximum of the Valuation Range, assuming 4,496,500 shares of the Common Stock are issued in the Conversion, it is expected that options to acquire 449,650 shares of the Common Stock could be granted under the Stock Option Plan. If all shares under the Stock Option Plan were newly issued, the exercise price was $10.00 for the shares issued pursuant to the options, and all of the options were exercised, the number of outstanding shares of Common Stock would increase from 4,496,500 to 4,946,150 and the pro forma earnings per share of the outstanding Common Stock (based on shares released for the period pursuant to SOP 93-6) would have been $0.16 compared with $0.17 and $0.60 compared with $0.66 for the six-month period ended March 31, 1996 and the year ended September 30, 1995, respectively, if the Stock Option Plan did not exist. See "MANAGEMENT OF HOME -- Proposed Stock Option Plan".

    (2) It is assumed that 8% of the shares of Common Stock in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been loaned to the ESOP by the Holding Company. The amount loaned is reflected as a reduction of stockholders' equity. Home intends to make annual contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirements of the loan. Home's total annual payment of the ESOP loan is based upon 10 equal annual installments of principal. The pro forma net earnings assumes: (i) that Home's contribution to the ESOP for the principal portion of the debt service requirement for the six months ended March 31, 1996 and for the year ended September 30, 1995 was made at the end of the period; (ii) that 23,120, 27,200, 31,280 and 35,970 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released during the six months ended March 31, 1996 and the year ended September 30, 1995, respectively, at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6, net of income tax at an assumed rate of 37%; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, while all ESOP shares were considered outstanding for purposes of the stockholders' equity per share calculations. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan".

    (3) It is assumed that the MRP will purchase a number of shares equal to 4% of the shares of Common Stock issued in the Conversion for issuance to directors, officers and employees, subject to approval by the Holding Company's stockholders at a meeting to be held no sooner than six months after Conversion. If the MRP is approved by the stockholders, the MRP intends to acquire the Common Stock either through open market purchases, if permissible, or from authorized but unissued shares of Common Stock of the Holding Company. Funds used by the MRP to purchase the shares will be contributed to the MRP by Home. In calculating the pro forma effect of the MRP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRP at the beginning of the period presented in open market purchases at the Conversion purchase price of $10.00 per share, and that 20% of the amount contributed was amortized to expense annually during the period (the MRP will be amortized over a five-year period), net of income tax at an assumed rate of 37%. The issuance of authorized but unissued shares of the Holding Company's Common Stock to the MRP instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.8%; pro forma net earnings per share would be $0.21, $0.19, $0.18 and $0.17 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, for the six-month period ended March 31, 1996; and pro forma stockholders' equity per share would be $15.39, $14.38, $13.63 and $12.98 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, at March 31, 1996. Pro forma net earnings per share would be $0.87, $0.77, $0.70 and $0.64 at the minimum, midpoint, maximum and

         15% above the maximum of the range, respectively, for the year ended September 30, 1995; and pro forma stockholders' equity per share would be $15.29, $14.29, $13.56 and $12.92 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively at September 30, 1995. There can be no assurance that stockholder approval of the MRP will be obtained, or that the actual purchase price of the shares will be equal to the Conversion purchase price. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan".

    (4) The retained earnings of Home will be substantially restricted after the Conversion. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of Home -- Restrictions on Dividends and Other Capital Distributions". Pursuant to SOP 93-6, stockholders' equity per share is calculated based on all ESOP shares issuable.

    (5) Pro forma earnings per share is calculated based on the number of shares outstanding indicated in the previous tables which include shares to be acquired by the ESOP and the MRP. Pursuant to SOP 93-6, pro forma earnings per share is calculated using only the ESOP shares released for the period according to scheduled contributions included as share outstanding.

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         Home is subject to the North Carolina savings bank requirement that net worth, computed in accordance with the requirements of the Administrator, equal or exceed 5% of total assets. As of March 31, 1996, Home's net worth, computed in accordance with such requirements, was 12.65% of total assets. In addition, Home is subject to the capital requirements of the FDIC. The FDIC requires that institutions which receive the highest rating during their examination process and are not experiencing or anticipating significant growth must maintain a leverage ratio of Tier I capital to "total assets" (as defined in FDIC regulations) of at least 3%. All other institutions are required to maintain a ratio of 1% or 2% above the 3% minimum with an absolute minimum leverage ratio of not less than 4%. The FDIC also imposes requirements that (i) the ratio of Tier I capital to risk-weighted assets equal at least 4% and (ii) the ratio of total capital to risk-weighted assets equal at least 8%. At March 31, 1996, Home had Tier I capital of approximately $20.7 million, or 12.39% of total assets. As demonstrated in the table below, Home exceeds the FDIC Tier I and risk-based capital requirements and North Carolina capital requirements on a historical and pro forma basis.

         Set forth below is a summary of Home's compliance with regulatory capital standards at March 31, 1996, on a historical and pro forma basis assuming that the indicated number of shares are sold as of such date and Home received 50% of the net proceeds of the Offerings after deducting the amount of the ESOP debt. In addition, the cost of the shares expected to be acquired by the MRP are deducted from pro forma capital.

                            Home's Historical Regulatory           ProForma Regulatory Capital Position at March 31, 1996
                                                        ----------------------------------------------------------------------------

                               Capital Position at                 2,890,000 Shares sold at              3,400,000 Shares sold at
                                  March 31, 1996                    Price of $10 per share                Price of $10 per share
                            --------------------------------------------------------------------------------------------------------

                                           Percent of                             Percent of                            Percent of
                                            Adjusted                               Adjusted                              Adjusted
                               Amount       Assets (1)             Amount          Assets (1)              Amount         Assets (1)

                            --------------------------------------------------------------------------------------------------------

                                                                                (Dollars in Thousands)
Tier 1 (leverage) capital   $    20,691      12.39   %          $   29,985          16.79   %           $    31,670        17.53  %

Tier 1 (leverage) capital
   requirement:                   6,679       4.00                   7,143           4.00                     7,227         4.00
Excess                           14,012       8.39                  22,842          12.79                    24,443        13.53

Tier 1 risk adjusted
   capital                       20,691      30.36                  29,985          42.41                    31,670        44.50
Tier 1 risk adjusted
   capital requirement (2)        2,726       4.00                   2,828           4.00                     2,847         4.00
Excess                           17,965      26.36                  27,157          38.41                    28,823        40.50

Total risk based capital         21,118      30.99                  30,412          43.01                    32,097        45.10
Total risk based capital
   requirement (2)                5,452       8.00                   5,656           8.00                     5,693         8.00
Excess                           15,666      22.99                  24,756          35.01                    26,404        37.10

NC Savings Bank capital          21,118      12.65                  30,412          17.03                    32,097        17.76
NC Savings Bank capital
   requirement                    8,349       5.00                   8,929           5.00                     9,034         5.00
Excess                           12,769       7.65                  21,483          12.03                    23,063        12.76

                                                                   ProForma Regulatory Capital Position at March 31, 1996

                                                        ----------------------------------------------------------------------------

                                                             3,910,000 Shares sold at              4,496,500 Shares sold at
                                                              Price of $10 per share                Price of $10 per share
                                                        ---------------------------------------------------------------------------

                                                                                   Percent of                            Percent of
                                                                                    Adjusted                              Adjusted
                                                                   Amount          Assets (1)              Amount         Assets (1)

                                                        ---------------------------------------------------------------------------
                                                                                    (Dollars in Thousands)
Tier 1 (leverage) capital                                       $    33,355        18.25   %           $    35,293         19.06  %
Tier 1 (leverage) capital
   requirement:                                                       7,311         4.00                     7,407          4.00
Excess                                                               26,044        14.25                    27,886         15.06

Tier 1 risk adjusted
   capital                                                           33,355        46.57                    35,293         48.92
Tier 1 risk adjusted
   capital requirement (2)                                            2,865         4.00                     2,866          4.00
Excess                                                               30,490        42.57                    32,407         44.92

Total risk based capital                                             33,782        47.17                    35,720         19.29
Total risk based capital
   requirement (2)                                                    5,730         8.00                     5,772          8.00
Excess                                                               28,052        39.17                    29,948         41.51

NC Savings Bank capital                                              33,782        18.48                    35,720         19.29
NC Savings Bank capital
   requirement                                                        9,139         5.00                     9,259          5.00
Excess                                                               24,643        13.48                    26,461         14.29

(1) The leverage ratio of Tier 1 capital is based on average assets for the quarter ended March 31, 1996; Tier 1 risk adjusted capital and risk based capital is based upon risk-weighted assets outstanding at March 31, 1996; the North Carolina capital requirement is based upon total assets at March 31, 1996.

(2) Assumes net proceeds are invested in assets that carry a 20% risk weight.

                   ANTICIPATED STOCK PURCHASES BY MANAGEMENT

         Directors, officers and employees of Home will be entitled to subscribe for shares of Common Stock in the Subscription Offering in their capacities as such and to the extent they qualify as Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Shares purchased by such persons will be purchased at the same $10.00 price per share that will be paid by other purchasers in the Offerings. They may also purchase Common Stock in the Community Offering or in the Syndicated Community Offering, if any, subject to the maximum purchase limitations applicable to all purchasers of shares in the Conversion.

         The following table sets forth for each of the executive officers and directors of Home who intends to purchase Common Stock, and for all executive officers and directors as a group, the aggregate dollar amount of Common Stock for which such director or executive officer has informed Home he intends to subscribe. The amounts reflected in the table are estimates only and the actual shares of Common Stock actually subscribed for by the listed individuals may differ from the amounts reflected in the table. The following table assumes that 3,910,000 shares of Common Stock will be issued and that sufficient shares will be available to satisfy the subscriptions of Home's executive officers and directors.

                                                 Anticipated
                                 Anticipated       Number
                                    Amount        of Shares   As a Percent
                                  to be Paid        to be       of Shares
     Name                      for Shares /(1)/   Purchased   Offered/(2)/
     ----                      ----------------  -----------  -------------
     Carl M. Hill, President,
       CEO and Director                $400,000       40,000          1.02%

     Caldwell A. Holbrook, Jr.,
       Director                          20,000        2,000          0.05

     Joel A. Huneycutt, Director        150,000       15,000          0.38

     Douglas Dwight Stokes,
       Director                         150,000       15,000          0.38

     R. Ronald Swanner, Executive
       Vice President and
       Director                         100,000       10,000          0.26

     Greg E. Underwood, Director        100,000       10,000          0.26
                                       --------       ------          ----

     Total                             $920,000       92,000          2.35%
                                       ========       ======          ====

    ---------------------

    (1) Subscriptions by the ESOP are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan". Also, grants under the proposed MRP and shares subject to option under the Stock Option Plan, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, are not aggregated with shares of Common Stock purchased by the executive officers and directors listed above. Recipients of shares under the ESOP will have voting control over the shares allocated to them, and trustees of the ESOP (directors of Home) will have voting control over unallocated shares. Under the proposed MRP, if approved by the stockholders of the Holding Company, a number of shares equal to 4% of the shares issued in the Conversion could be issued to directors and certain employees of Home. Such shares could be purchased in the open market or could be issued out of authorized but unissued shares. Recipients of shares under the MRP will have voting control over such shares regardless of whether such shares have vested. Under the proposed Stock Option Plan, if approved by the stockholders of the Holding Company, directors and certain officers of Home could receive options to purchase a number of shares equal to 10% of the shares issued in the Conversion. Shares to fund such options could be acquired in the open market or could be acquired through the issuance of authorized but unissued shares. If shares are acquired in the open market and held by the Stock Option Plan prior to the exercise of options under the Plan, holders of unexercised options will have voting control over the shares held to fund their options. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" and
         "-- Proposed Stock Option Plan".

    (2) If (i) the MRP and Stock Option Plan are approved by the Holding Company's stockholders, (ii) all restricted shares that could be issued to directors and executive officers under the MRP are issued, (iii) all options which could be issued to directors and executive officers under the Stock Option Plan are issued and are exercised, and (iv) all shares to be issued under the Stock Option Plan and the MRP are purchased in the open market, then directors and executive officers and their associates would own 447,810 shares or 11.45% of the 3,910,000 shares outstanding. In addition, other Home employees would receive, in the aggregate 54,470 restricted shares and options to purchase 136,850 shares pursuant to the MRP and Stock Option Plan, assuming the issuance of 3,910,000 shares in the Conversion. In addition, the ESOP is expected to acquire 8% of the shares outstanding, which would be issued to executive officers and the other Home employees. Thus, the directors and executive officers of Home and their affiliates and other employees of Home, have the potential of owning 952,200 shares or 24.35% of the 3,910,000 shares outstanding (not including shares purchased in the open market by any such persons after the Conversion and not including shares which may be purchased in the Offerings by Home employees other than the executive officers). See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan", "-- Proposed Management Recognition Plan", "--Proposed Stock Option Plan" and "RISK FACTORS --Articles of Incorporation and Bylaw Provisions, Statutory Provisions, Agreements with Employees and Voting Control Issues That Could Discourage Hostile Acquisitions of Control--Voting Control of Officers, Directors and Employees".

         Without the prior written consent of the Administrator, shares of Common Stock purchased by directors or executive officers of Home in the Conversion cannot be sold during a period of one year following the Conversion, except upon death of the director or executive officer. Such restriction also applies to any shares issued to such person as a stock dividend, stock split or otherwise with respect to any of such originally restricted stock.

         In addition, the North Carolina conversion regulations provide that directors and executive officers and their associates are prohibited from purchasing outstanding shares of Common Stock for a period of three years following the Conversion, except from or through a broker or dealer registered with the SEC or Secretary of State of North Carolina, unless the prior written approval of the Administrator is obtained. This provision does not apply to negotiated transactions involving more than 1% of the Holding Company's outstanding Common Stock or to purchases of stock made by or held by one or more tax-qualified or non-tax-qualified employee stock benefit plans of Home or the Holding Company which may be attributable to individual executive officers or directors. Purchases and sales of Common Stock by officers and directors will also be subject to the short-swing trading prohibitions contained in Section 16(b) of the Exchange Act, and the short-swing trading and other rules promulgated pursuant to the Exchange Act.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS

         The purpose of this discussion and analysis is to aid in the understanding and evaluation of the financial condition and changes therein and the results of operations of Home. This discussion and analysis is intended to complement the financial statements and footnotes appearing elsewhere in this document, and should be read in conjunction therewith.

    Changes in Financial Condition

         Total assets of Home amounted to $167.0 million at March 31, 1996, which is an increase of $7.1 million or 4.44% from total assets of Home at September 30, 1995. Home's total assets increased by 12.0 million, or 8.13% from total assets of 147.8 million outstanding at September 30, 1994. The growth from September 30, 1995 to March 31, 1996 can primarily be attributed to the increase in cash and cash equivalents, funded by savings deposits growth, offset by a $1.7 million decrease in loans receivable. The growth from September 30, 1994 to September 30, 1995 was funded by an increase in savings deposits and internal operating profits and was utilized to increase levels of liquidity and to fund growth in the securities and loans receivable portfolios.

         The principal category of earnings assets is loans receivable which amounted to $106.7 million, $108.6 million and $106.8 million at March 31, 1996, September 30, 1995 and 1994, respectively. Home was able to increase the size of its loan portfolio during 1995 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages. All other categories of Home's loan portfolio have remained fairly consistent from 1994 to 1996. Loan originations for the six months ended March 31, 1996 totaled $9.1 million and were funded primarily by loan principal repayments of $10.7 million as the loan portfolio decreased by $1.7 million. Loan originations for the year ended September 30, 1995 totaled $17.9 million while principal repayments totaled $16.2 million for a net increase in the loan portfolio of $1.7 million over 1994. The growth was primarily in the residential 1-4 family category. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand in 1995. Home maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at March 31, 1996, September 30, 1995 and 1994 totaled $702,000, $981,000 and $946,000, respectively and were 0.64%, 0.87% and 0.85% of total loans, respectively.

         In addition to loans, Home invests in U. S. Treasury and Government agency securities. Management does not engage in the practice of trading securities, rather, Home's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits and FHLB stock, at March 31, 1996, September 30, 1995 and 1994 totaled $35.9 million, $35.5 million and $30.4 million, respectively. The securities portfolio remained relatively unchanged for the six-month period ended March 31, 1996 from September 30, 1995 as $10.5 million of securities matured and $10.9 million of new securities were purchased. The securities portfolio increased $5.1 million from $30.4 million at September 30, 1994 to $35.5 million at September 30, 1995 as $6.5 million securities matured and $12.0 million in new securities were purchased. The exceptional deposit growth in 1995 exceeded loan demand and funded the securities portfolio growth.

         Cash and cash equivalents for Home have increased from $6.6 million at September 30, 1994 to $20.1 million at March 31, 1996 as Home has sought to increase liquidity to have funds available for future expanded loan growth. Cash and cash equivalents increased $8.6 million at March 31, 1996 and $4.8 million at September 30, 1995 from 1994. These increases were funded by savings deposit growth.

         Home has experienced substantial growth in savings deposits.  At
    March 31, 1996 and September 30, 1995 Home increased deposits $6.6 million and $10.3 million to $144.3 million and $137.6 million, respectively. Home priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for funds availability.

         Home's equity which consists entirely of retained earnings and unrealized gain (loss) on securities available for sale, net of tax amounted to $20.7 million, $20.4 million and $18.3 million at March 31, 1996, September 30, 1995 and 1994, respectively. During 1994 Home adopted SFAS No. 115 and has classified a portion of its investment as available for sale which requires reporting such investments at market with unrealized gains or losses, net of tax, shown as a separate component of equity. The equity component for net unrealized gains (losses) at March 31, 1996, September 30, 1995 and 1994 amounted to $29,000, $34,000 and $(220,000), respectively.

    Comparison of Operating Results for the Six-Month Period Ended March 31, 1996 and 1995

         Net Income. Net income for the six-month periods ended March 31, 1996 and March 31, 1995 was $299,000 and $1.2 million, respectively. Net income decreased in 1996 from 1995 primarily due in part to a lower net interest income due to a larger interest rate spread in 1995. Additionally, Home provided additional provisions for loan losses and incurred an increase in noninterest expenses.

         Net Interest Income. Net interest income amounted to $2.5 million and $3.3 million during the six-month periods ended March 31, 1996 and 1995, respectively. The average balance of interest earning assets and interest bearing liabilities increased by a net of $655,000 during 1996; however, Home's interest rate spread decreased from 4.19% in 1995 to 2.61% in 1996 as a result of an increase in Home's cost of funds coupled with a slight decrease in Home's yield on interest earning assets. The narrowing of Home's spread in 1996 had a negative impact on net interest income and more than offset the higher balance of net interest earning assets outstanding during 1996.

         See the table on page 48 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate) (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

         Interest Income. Interest income amounted to $6.4 million and $5.8 million for the six-month periods ended March 31, 1996 and 1995, respectively, an increase of $520,000 or 8.9%. Although Home experienced a 17 basis point decline in total yield, it was more than offset by the increase in Home's average balances of interest earning assets. The increase in average balances was primarily in investments and interest bearing deposits, while the average balance of loans receivable remained fairly constant.

         Interest Expense. Interest expense increased $1.3 million for the six-month period ended March 31, 1996 to $3.8 million from $2.5 million for the same period ended March 31, 1995. Home's average balance of outstanding deposits increased $15.3 million, while the average cost of funds increased from 4.03% during 1995 to 5.44 % during 1996. The increase in cost of funds was primarily in certificates of deposit which increased from 4.38% during 1995 to 6.11% during 1996. The increase in outstanding average balance was primarily due to certificates of deposits, while core deposits of passbook, NOW and money market accounts declined as customers have shifted funds into longer term certificates of deposit. Management believes Home's cost of funds was indicative of changes in overall market rates.

         See the table on page 50 for additional information concerning Home's yields on interest earning assets and cost of funds on interest bearing liabilities for the six-months periods ended March 31, 1996 and 1995.

    Provision for Loan Losses and Asset Quality

         Home's provision for loan losses amounted to $300,000 and $- 0 - in 1996 and 1995. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the six months ended March 31, 1996 management determined that its allowance for loan losses should be increased to reflect peer group banks levels of outstanding reserves and for risk in the portfolio as a result of economic environment of the market area and manufacturing plant closings.

         Home's level of nonperforming loans, defined as loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Home had loans amounting to $702,000 which were delinquent more than 90 days at March 31, 1996. In addition, Home had $73,000 of real estate owned at March 31, 1996. Home adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

         At March 31, 1996, Home's level of general valuation allowances for loan losses amounted to $427,000, which management believes is adequate to absorb potential losses in its loan portfolio.

         Noninterest Income. Noninterest income amounted to $62,000 and $61,000 for the six-month period ended March 31, 1996 and 1995, respectively. Noninterest income consists primarily of service charges and fees associated with Home's checking accounts. Home's level of noninterest income has remained fairly stable over the periods.

         Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expense. Noninterest expense amounted to $1.8 million and $1.4 million for the six months ended March 31, 1996 and 1995, respectively. Compensation increased $174,000 for the six-month period ended March 31, 1996 from a comparable period ended 1995 due to inflationary increases and additional unfunded deferred compensation agreements entered into during the period ended March 31, 1996. Occupancy expenses, data processing and federal insurance premium expense increased nominally during the six months ended March 31, 1996 compared to 1995. Charitable contributions increased $167,000 during 1996 primarily due to Home's funding of one-time prior commitments to Wingate University ($40,000), Boy Scouts ($10,000), Stanly Community College ($20,000) and Pfeiffer College ($80,000).

         Income Taxes. Home's effective income tax rate was 38.7% and 37.3% for the six-month period ended March 31, 1996 and 1995 and reflect normal expected rates on taxable income.

    Comparison of Operating Results for the Years Ended September 30, 1995, 1994 and 1993

         Net Income. Net income for the years ended September 30, 1995, 1994 and 1993, amounted to $1.9 million, $2.0 million and $3.3 million, respectively. While net interest income was stable during 1994 and 1993, an increase in cost of funds during 1995 resulted in an increase in interest expense of $1.0 million and a corresponding decrease in net interest income of $1.0 million. Home also incurred an increase in noninterest expenses during 1994 which remained at approximately the same level for 1995 and implemented SFAS 109, the effect of which was to record an additional $485,000 in income tax expense during 1994.

         Net Interest Income. Net interest income for the years ended September 30, 1995, 1994 and 1993 amounted to $6.0 million, $7.0 million and $7.0 million, respectively. The average outstanding balance of interest earning assets and interest bearing liabilities was relatively stable during 1994 and 1993 and increased $2.7 million to $16.5 million during 1995. Home's interest rate spread increased to 4.38% in 1994 from 4.21% in 1993 but declined in 1995 to 3.59%. The narrowing of Home's interest rate spread in 1995 had a negative impact on net interest income which more than offset the income effect due to the $2.7 million increase in net average balances of interest earning assets. The net interest income for 1994 and 1993 were comparable as decreases on interest earning asset yields were offset by decreases in interest bearing liabilities cost of funds.

         The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior periods volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).


                                                       Six Months Ended March 31,
                                                             1996 vs. 1995
                                        ---------------------------------------------------------
                                                  Increase (Decrease) Attributable to
                                        ---------------------------------------------------------
                                                                          Rate/
                                          Volume           Rate           Volume           Net
                                                             (in Thousands)
Interest income on:
Interest-bearing deposits              $       565           (114)           (146)            305
Investments                                     76            121               5             202
Mortgage-backed securities                      12            (19)             (1)             (8)
Loans receivable                                (6)            27               0              21
                                        ----------     ----------     -----------     -----------
   Total interest income on
   interest-earning assets                     647             15            (142)            520
                                        ----------     ----------     -----------     -----------
Interest expense on:
Passbook savings                               (21)            (2)              0             (23)
NOW and money market                           (20)           (37)              2              55
Certificate of deposit                         704            598              75           1,377
                                        ----------     ----------     -----------     -----------
   Total interest expense on
   interest-bearing liabilities                563            559              77           1,299
                                        ----------     ----------     -----------     -----------
Increase (decrease) in net
   interest income                     $       (16)   $      (544)   $       (219)   $       (779)
                                        ==========     ==========     ===========     ===========

                                                         Year Ended September 30,
                                                             1995 vs. 1994
                                        ---------------------------------------------------------
                                                 Increase (Decrease) Attributable to
                                        ---------------------------------------------------------
                                                                          Rate/
                                          Volume           Rate           Volume           Net
                                                             (in Thousands)
Interest income on:
Interest-bearing deposits              $      (237)           276    $       (166)           (127)
Investments                                    330             26               7             363
Mortgage-backed securities                     (90)            19             (4)            (75)
Loans receivable                               (96)           (80)              1            (175)
                                        ----------     ----------     -----------     -----------
   Total interest income on
   interest-earning assets                     (93)           241            (162)            (14)
                                        ----------     ----------     -----------     -----------
Interest expense on:
Passbook savings                               (64)             1               0             (63)
NOW and money market                           (90)             8              (1)            (83)
Certificate of deposit                          (7)         1,162              (2)          1,153
                                        ----------     ----------     -----------     -----------
   Total interest expense on
   interest-bearing liabilities               (161)         1,171              (3)          1,007
                                        ----------     ----------     -----------     -----------
Increase (decrease) in net
   interest income                     $        68    $      (930)   $       (159)   $     (1,021)
                                        ==========     ==========     ===========     ===========

                                                        Year Ended September 30,
                                                             1994 vs. 1993
                                        ---------------------------------------------------------
                                                 Increase (Decrease) Attributable to
                                        ---------------------------------------------------------
                                                                          Rate/
                                          Volume           Rate           Volume           Net
                                                             (in Thousands)
Interest income on:
Interest-bearing deposits              $       118             51    $         31    $        200
Investments                                    118           (211)            (19)           (112)
Mortgage-backed securities                    (136)           (40)              9            (167)
Loans receivable                              (498)          (496)             23            (971)
                                        ----------     ----------     -----------     -----------
   Total interest income on
   interest-earning assets                    (398)          (696)             44          (1,050)
                                        ----------     ----------     -----------     -----------
Interest expense on:
Passbook savings                                44            (39)             (3)              2
NOW and money market                           111            (64)            (13)             34
Certificate of deposit                        (388)          (773)             61          (1,100)
                                        ----------     ----------     -----------     -----------
   Total interest expense on
   interest-bearing liabilities               (233)          (876)             45          (1,064)
                                        ----------     ----------     -----------     -----------
Increase (decrease) in net
   interest income                     $      (165)   $       160    $         (1)   $         14
                                        ==========     ==========     ===========     ===========

         Interest Income. Interest income amounted to $12.0 million, $12.0 million and $13.0 million for the years ended September 30, 1995, 1994 and 1993, respectively. Home's average yield on interest earning assets decreased to 8.06% in 1994 from 8.57% in 1993 and rebounded to 8.20% in 1995. The primary interest earning asset is loans which experienced a slight decrease in both average yield and average outstanding balance during 1995. In 1994 loan demand declined and the average balances decreased substantially to $109.8 million from $117.1 million in 1993. Additionally, average yields on loans decreased from 9.29% in 1993 to 8.95% in 1995 resulting in a decrease in interest income of $175,000 in 1995 and $971,000 in 1994. These declines in loan income were offset, however, in 1995 and 1994 by income due to increases in average yields and average outstanding balances in interest bearing deposits and investment securities.

         Interest Expense. Interest expense amounted to $6.0 million, $5.0 million and $6.0 million for the years ended September 30, 1995, 1994 and 1993, respectively. Interest expense increased in 1995 as a $5.4 million decrease in average outstanding balances was more than offset by an increase in cost of funds to 4.61% from 3.68% for the year ended 1994. Certificates of deposit average outstanding balance was stable during this period of time; however, cost of funds on certificates of deposit increased to 5.16% from 3.95% during 1994. Interest expense had declined substantially in 1994 from 1993 due to a significant decrease in average cost of funds to 3.68% from 4.36%.

         The following table provides additional information concerning Home's yields on interest earning assets and cost of funds on interest bearing liabilities at March 31, 1996, for the six-month periods ended March 31, 1996 and 1995, and for the years ended September 30, 1995, 1994 and 1993.


                                                                          For the Six Months Ended March 31,
                                              ----------------------------------------------------------------------------------
                                At March 31,                 1996                                         1995
                                   1996       ---------------------------------------    ---------------------------------------
                                  Average                                   Average                                    Average
                                  Yield/        Average                     Yield/         Average                     Yield/
                                 Rate (6)       Balance       Interest     Rate (4)        Balance       Interest     Rate (4)
                                -----------   -----------   -----------   -----------    -----------   -----------   -----------

Assets:
Interest earning assets:
    Interest bearing deposits          5.35% $     13,156   $       373         5.67%   $      1,779   $        68         7.64%
    Investments (1)                    5.77%       31,364           938         5.98%         26,833           736         5.49%
    Mortgage-backed securities         7.71%        5,174           196         7.58%          5,023           204         8.12%
    Loans receivable, net (5)          8.60%      108,075         4,844         8.96%        108,182         4,823         8.92%
                                              -----------   -----------                  -----------   -----------
Total interest-earning assets          7.78%      157,769   $     6,351         8.05%        141,817   $     5,831         8.22%
                                                            -----------                                -----------
Non-interest-earning assets                         6,136                                      4,610
                                              -----------                                -----------
        Total                                 $   163,905                                $   146,427
                                              ===========                                ===========

Liabilities and retained earnings:
Interest-bearing liabilities:
    Passbook savings                   3.00% $     15,275   $       231         3.02%   $     16,805   $       255         3.03%
    NOW and money market               2.63%       14,769           214         2.90%         17,183           270         3.14%
    Certificates of deposit            6.09%      110,852         3,386         6.11%         91,611         2,007         4.38%
                                              -----------   -----------                  -----------   -----------
Total interest-bearing liabilities     5.40%      140,896   $     3,831         5.44%        125,599   $     2,532         4.03%
                                                            -----------                                -----------
Non-interest-bearing liabilities                    2,167                                      1,829
Equity                                             20,842                                     18,999
                                              -----------                                -----------
        Total                                 $   163,905                               $    146,427
                                              ===========                               ============
Net interest income and interest
    rate spread (2)                    2.38%                $     2,520         2.61%                  $     3,299         4.19%
                                                            ===========                                ===========
Net yield on interest-
    earning assets (3)                 3.19%                                    3.19%                                      4.65%
Ratio of interest-earning assets
    to interest-bearing liabilities                                           111.98%                                    112.91%



                                                                                     For the Year Ended September 30,

                                      ----------------------------------------------------------------------------------
                                                      1995                                       1994
                                      ---------------------------------------    ---------------------------------------
                                                                    Average                                     Average
                                        Average                     Yield/         Average                      Yield/
                                        Balance       Interest      Rate (4)       Balance       Interest        Rate
                                      -----------   -----------   -----------    -----------   -----------   -----------
                                                       (In Thousands)
Assets:
Interest earning assets:
   Interest bearing deposits          $     4,283   $       270         6.30%    $    10,675   $       397         3.72%
   Investments (1)                         28,250         1,585         5.61%         22,239         1,222         5.49%
   Mortgage-backed securities               4,842           394         8.14%          5,999           469         7.82%
   Loans receivable, net (5)              108,755         9,731         8.95%        109,816         9,906         9.02%
                                      -----------   -----------                  -----------   -----------
Total interest-earning assets             146,130   $    11,980         8.20%        148,729   $    11,994         8.06%
                                                    -----------                                -----------
Non-interest-earning assets                 5,004                                      5,626
                                      -----------                                -----------
          Total                       $   151,134                                $   154,355
                                      ===========                                ===========


Liabilities and retained earnings:
Interest-bearing liabilities:
   Passbook savings                   $    16,261   $       463         2.85%    $    18,504   $       544         2.94%
   NOW and money market                    15,975           496         3.10%         18,909           579         3.06%
   Certificates of deposit                 97,382         5,021         5.16%         97,559         3,850         3.95%
                                      -----------   -----------                  -----------   -----------
Total interest-bearing liabilities        129,618   $     5,980         4.61%        134,972   $     4,973         3.68%
                                                    -----------                                -----------
Non-interest-bearing liabilities            1,918                                      1,705
Equity                                     19,598                                     17,678
                                      -----------                                -----------
          Total                       $   151,134                                $   154,355
                                      ===========                                ===========




Net interest income and interest
   rate spread  (2)                   $     6,000         3.59%                  $     7,021         4.38%
                                      ===========                                ===========
Net yield on interest-
   earning assets (3)                                     4.11%                                      4.72%
Ratio of interest-earning assets
   to interest-bearing liabilities                      112.74%                                    110.19%








                                     ------------------------------------------
                                                        1993
                                     ------------------------------------------
                                                                      Average
                                         Average                      Yield/
                                         Balance      Interest         Rate
                                       -----------   -----------   -----------
  Assets:
Interest earning assets:
   Interest bearing deposits           $     7,038   $       197         2.80%
   Investments (1)                          20,435         1,334         6.53%
   Mortgage-backed securities                7,626           636         8.34%
   Loans receivable, net (5)               117,055        10,877         9.29%
                                       -----------   -----------
Total interest-earning assets              152,154   $    13,044         8.57%
                                                     -----------
Non-interest-earning assets                  3,486
                                       -----------
          Total                        $   155,640
                                       ===========

Liabilities and retained earnings:
Interest-bearing liabilities:
   Passbook savings                    $    17,063   $       538         3.15%
   NOW and money market                     15,699           545         3.47%
   Certificates of deposit                 105,853         4,954         4.68%
                                       -----------   -----------
Total interest-bearing liabilities         138,615   $     6,037         4.36%
                                                     -----------
Non-interest-bearing liabilities             2,174
Equity                                      14,851
                                       -----------
          Total                        $   155,640
                                       ===========


Net interest income and interest
   rate spread  (2)                                  $     7,007         4.21%
                                                     ===========
Net yield on interest-
   earning assets (3)                                                    4.61%
Ratio of interest-earning assets
   to interest-bearing liabilities                                     109.77%

 (1) Includes investment securities and FHLB of Atlanta common stock.

 (2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

 (3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

 (4) Average yield/rate for the six months ended March 31, 1996 and 1995 have been annualized.

 (5) Loans placed on nonperforming status have been included in the computation of average balances.

 (6) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principle balance associated with each asset and liability.

         Provision for Loan Losses and Asset Quality. Home had no provision for loan losses in 1995, 1994 or 1993. The loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loans portfolio, overall portfolio quality and current economic conditions.

         Home's level of nonperforming loans, defined as loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $981,000, $946,000 and $844,000 at September 30, 1995, 1994
    and 1993, respectively. Foreclosures or real estate transfers in lieu of foreclosures amounted to $209,000, $212,000 and $376,000 in 1995, 1994 and
    1993, respectively. Home has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances.

         At September 30, 1995, Home's level of general valuation allowances for loan losses amounted to $137,000, which management believes is adequate to absorb potential losses in its loan portfolio.

         Noninterest Income. Noninterest income amounted to $126,000, $147,000 and $206,000 for the years ended September 30, 1995, 1994 and 1993, respectively. Noninterest income consists primarily of service charges and fees associated with Home's checking accounts. Home's level of noninterest income has remained fairly stable over the three years ended September 30, 1995.

         Noninterest Expense. Noninterest expense consists primarily of operating expenses for compensation and employee benefit, occupancy, federal deposit insurance premiums, data processing charges, pension expense and other operating expense. Noninterest expense amounted to $3.2 million, $3.2 million and $2.1 million for the years ended September 30, 1995, 1994 and 1993, respectively. Compensation expense increased $535,000 and $306,000 during the years ended September 30, 1995 and 1994, respectively. The increases were due to additional personnel, inflationary increases and additional pension and supplemental income agreements entered into increasing compensation $364,000 and $121,000 during 1995 and 1994, respectively. Home terminated its old defined benefit pension plan during 1994 incurring $493,000 of expense related to termination of the plan. Occupancy expenses, data processing, federal insurance premium and other operating expenses increased nominally during the three year period ended September 30, 1995.

         Income Taxes. Home's effective income tax rate was 36.2%, 37.3% and 34.8% for the year ended September 30, 1995, 1994 and 1993, respectively and reflect normal expected rates on taxable income. Additionally, Home adopted SFAS 109 during 1994 resulting in $485,000 of expense for recording the cumulative effect on prior years of changing to a different method of accounting for income taxes.

    Capital Resources and Liquidity

         The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

         Significant liquidity sources for Home are cash provided by new savings deposits and operating activities. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that Home is able to generate. During the six months ended March 31, 1996 new savings deposits provided $6.6 million in net cash inflow while operating and investment activities provided funds totaling $458,000 and $1.3 million, respectively. These funds were used primarily to increase liquidity by investing in interest earning deposits. Due to a decline in the loan portfolio in 1996 loan principal payments exceeded originations by $1.7 million. During 1995 new savings deposits provided $10.3 million in funds and operating activities provided $1.5 million while investing activities generated a net outflow of cash amounting to $6.5 million with the excess cash generated being invested in short term interest earning deposits. During 1995 loan demand increased Home's loan portfolio by approximately $2.8 million. During 1994 Home's savings deposit portfolio declined resulting in cash outflow of approximately $12.4 million. Additionally, Home purchased securities in excess of maturing securities totaling $4.7 million.

         These cash outflows were funded by operating activities and by allowing the loan portfolio to decline as loan principal repayments of $30.8 million exceeded originations by $10.2 million. Cash provided by operations and deposit growth has enabled Home to place little dependence on borrowed funds for its liquidity needs; however, Home does maintain readily available sources with the FHLB of Atlanta in the event it needs to borrow funds.
    Home had no borrowings outstanding during 1996, 1995 or 1994. Home's primary source of financing activities is its deposit accounts.

         Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 59% of Home's certificates of deposit outstanding at March 31, 1996 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

         Cash provided by operating and financing activities has historically been used by Home to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain Home's liquid investment portfolios by offsetting maturities which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

         As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator. Home's liquidity ratio at March 31, 1996, as computed under such regulations, was considerably in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

    Asset/Liability Management

         Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

         In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At March 31, 1996, Home had a one-year sensitivity gap of negative 41.58%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

         In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on Home's operations, management has implemented an asset/liability program designed to stabilize Home's interest rate gap. The program emphasizes the investment of excess cash in short or intermediate term interest-earning assets, and the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly.

         In addition to shortening the average repricing period of its assets, Home has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

         Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1996, which are projected to reprice or mature in each of the future time periods shown.
    The computations were made without using assumptions for loan repayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten-year category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                           At March 31, 1996
                                                       ---------------------------------------------------------
                                                          Less than     More than       More than     More than
                                                              3         3 Months to     1 Year to     3 Years to
                                                           Months         1 Year         3 Years        5 Years
                                                        ------------  -------------  -------------  -------------
                                                                         (Dollars in Thousands)
Interest-earning assets (1):
     Loans Receivable:
          Adjustable rate 1-4 family residential        $      3,704  $       4,046  $         377  $           0
          Fixed rate 1-4 family residential                      404          1,265          3,798          4,506
          Other adjustable rate real estate loans                270            298             22              0
          Other fixed rate real estate loans                      65            204            611            724
          Other loans                                            121            146             27              0
                                                        ------------  -------------  -------------  -------------
               Total loans                                     4,564          5,959          4,835          5,230
Interest-bearing deposits                                     11,931              0              0              0
Investment securities
     Available for sale                                        6,004          4,017         18,899          1,008
     Nonmarketable equity securities                               0              0              0              0
Mortgage-backed securities (2)                                    55            171            510            598
                                                        ------------  -------------  -------------  -------------
          Total interest-earning assets                 $     22,554  $      10,147  $      24,244  $       6,836
                                                        ============  =============  =============  =============

Interest-bearing liabilities:
     Deposits:
          Certificates of deposit                       $     21,573  $      45,783  $      46,372  $           0
          Money market deposit accounts                        7,529              0              0              0
          NOW and commercial checking accounts                 7,433              0              0              0
          Passbook savings                                    15,390              0              0              0
                                                        ------------  -------------  -------------  -------------
                                                              51,925         45,783         46,372              0
               Total deposits                           ------------  -------------  -------------  -------------
                                                        $     51,925  $      45,783  $      46,372  $           0
               Total interest-bearing liabilities       ============  =============  =============  =============

                                                        $    (29,371) $     (35,636) $     (22,128) $       6,836
Interest sensitivity gap per report                          (29,371)       (65,007)       (87,135)       (80,299)
Cumulative interest sensitivity gap
Cumulative gap as a percentage of                            -18.79%        -41.58%        -55.73%        -51.36%
     total interest-earning assets
Cumulative interest-earning assets                            43.44%         33.47%         39.52%         44.27%
     as a percentage of interest-bearing liabilities


                                                                    At March 31, 1996
                                                        ------------------------------------------
                                                         More than
                                                         5 Years to      More than
                                                          10 Years       10 Years        Total
                                                        ------------  -------------  -------------
Interest-earning assets (1):
     Loans Receivable:
          Adjustable rate 1-4 family residential        $          0  $           0  $       8,127
          Fixed rate 1-4 family residential                   15,286         59,333         84,592
          Other adjustable rate real estate loans                  0              0            590
          Other fixed rate real estate loans                   2,452          9,478         13,534
          Other loans                                              0              0            294
                                                        ------------  -------------  -------------
               Total loans                                    17,738         68,811        107,137
Interest-bearing deposits                                          0              0         11,931
Investment securities                                                                            0
     Available for sale                                            0              0         29,928
     Nonmarketable equity securities                               0          1,361          1,361
Mortgage-backed securities (2)                                 1,856          2,797          5,987
                                                        ------------  -------------  -------------
          Total interest-earning assets                 $     19,594  $      72,969  $     156,344
                                                        ============  =============  =============

Interest-bearing liabilities:
     Deposits:
          Certificates of deposit                       $          0  $           0  $     113,728
          Money market deposit accounts                            0              0          7,529
          NOW and commercial checking accounts                     0              0          7,433
          Passbook savings                                         0              0         15,390
                                                        ------------  -------------  -------------
               Total deposits                                      0              0        144,080
                                                        ------------  -------------  -------------
               Total interest-bearing liabilities       $          0  $           0  $     144,080
                                                        ============  =============  =============

Interest sensitivity gap per report                     $     19,594  $      72,969
Cumulative interest sensitivity gap                          (60,705)        12,264
Cumulative gap as a percentage of
     total interest-earning assets                           -38.83%          7.84%
Cumulative interest-earning assets
     as a percentage of interest-bearing liabilities          57.87%        108.51%

(1) Interest-earning assets are included in th period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)  Based upon historical repayment experience.

    Possible Insurance Premium Surcharge

         Legislation has been introduced in the United States Congress which would require financial institutions which are members of SAIF to pay a one-time premium currently estimated to be approximately $0.85 per $100 of domestic deposits. If enacted, this premium or surcharge would have the effect of reducing the capital of SAIF-member institutions by the amount of the fee, net of any income tax benefit, and would reduce earnings in the fiscal year during which such fee was enacted into law. Based upon Home's deposits as of March 31, 1996, the proposed one-time premium or surcharge would equal approximately $1.2 million before income taxes. Management cannot predict whether the proposed legislation will be enacted by Congress or, if enacted, the amount of the one-time premium or surcharge. See "RISK FACTORS -- Competitive Disadvantage Caused by Disparity Between SAIF and BIF Insurance Premiums; Special SAIF Assessment" and "SUPERVISION AND REGULATION -- Regulation of Home -- Insurance of Deposit Accounts."

    Impact of Inflation and Changing Prices

         The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of Home are primarily monetary in nature and changes in market interest rates have a greater impact on Home's performance than do the effects of inflation.

    Impact of New Accounting Standards

         In November 1995, the FASB issued SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees." SFAS No. 123 is effective for the years beginning after December 15, 1995. Earlier application is permitted. The statement defines a fair valued-based method of accounting for an employee stock option or similar equity instrument, encourages all entities to adopt that method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management has not estimated the effect of adoption of Home's financial condition or results of operations. See Note 18 of "Notes to Financial Statements".


                        BUSINESS OF THE HOLDING COMPANY

         Prior to the Conversion, the Holding Company will not transact any material business. Following the Conversion, in addition to directing the business activities of Home, the Holding Company will invest the proceeds of the Conversion which are retained by it. See "USE OF PROCEEDS". Upon consummation of the Conversion, the

    Holding Company will have no significant assets other than the shares of Home's capital stock acquired in the Conversion, the loan receivable held with respect to its loan to the ESOP and that portion of the net proceeds of the Conversion retained by it, and will have no significant liabilities. Cash flow to the Holding Company will be dependent upon investment earnings from the net proceeds retained by it in the Conversion and any dividends received from Home. Presently, there are no agreements or understandings for expansion of the Holding Company's operations. Initially, the Holding Company will neither own nor lease any property, but will instead use the premises, equipment and furniture of Home. At the present time, the Holding Company does not intend to employ any persons other than its officers (who are not anticipated to be separately compensated by the Holding Company), but will utilize the support staff of Home from time to time. Additional employees will be hired as appropriate to the extent the Holding Company expands its business in the future.


                                BUSINESS OF HOME

    General

         Home is engaged primarily in the business of attracting retail deposits from the general public and using such deposits to make mortgage loans secured by real estate. Home makes mortgage loans secured by residential real property, including one-to-four family residential real estate loans, home equity line of credit loans and other subordinate lien loans, loans secured by improved nonresidential real property, loans secured by undeveloped real property and construction loans. Home also makes a limited number of loans which are not secured by real property, such as loans secured by savings accounts. Home's primary source of revenue is interest income from its lending activities. Home's other major sources of revenue are interest and dividend income from investments and mortgage-backed securities, interest income from its interest-bearing deposit balances in other depository institutions and fee income from its lending and deposit activities. The major expenses of Home are interest on deposits and noninterest expenses such as compensation and fringe benefits, federal deposit insurance premiums, data processing expenses and branch occupancy and related expenses.

         As a North Carolina-chartered savings bank, Home is subject to examination and regulation by the FDIC and the Administrator. Upon consummation of the Conversion, Home, as a subsidiary of the Holding Company, will be subject to indirect regulation by the Federal Reserve. The business and regulation of Home are subject to legislative and regulatory changes from time to time, such as those resulting from the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Banking Law"). See "SUPERVISION AND REGULATION -- Regulation of Home".

    Market Area

         Home's primary market area is Stanly County, North Carolina.   Home's
    principal office is in Albemarle, North Carolina and it has one full-service
    branch in Locust, North Carolina.   Stanly County is located in south
    central North Carolina; Albemarle is approximately 30 miles from Charlotte, North Carolina.

         Home's loans and deposits are primarily generated from the areas where its offices are located. It does not solicit deposits and loans outside its primary market area and does not use brokers to obtain deposits. Approximately 87% of Home's deposits are at the Albemarle office. Stanly County is largely rural with a population of 56,000. Its economy is diversified among manufacturing, trade and services. Major area employers include Wiscassett Mills Company, Collins and Aikman Corporation, Michelin Aircraft Tire Company and Alcoa Aluminum Company. Within the past five years several large manufacturing companies have closed operations in Stanly County, resulting in the loss of approximately 2,000 jobs. Over the past five years the local economy has weakened as a result of layoffs and plant closings by local employers. In December 1995, the North Carolina Department of Commerce declared Stanly a "distressed county" entitling it to use state grants and tax credits to lure industry to the area. Population and household growth, and median and per capita income levels for Stanly County are generally lower than comparable levels for North Carolina and the nation, while unemployment levels are generally higher. Management regards the Stanly County market area as a low growth area in which there is significant competition among financial services providers for market share. See "BUSINESS OF HOME -- Competition" and "RISK FACTORS -- Effect on Operations of Weak Primary Market Area; Limited Lending Opportunities". Management believes that opportunities for future earnings growth in Home's primary market area are limited in light of these factors.

    Lending Activities

         General.   Home's primary source of revenue is interest and fee income from its lending activities, consisting primarily of mortgage loans for the purchase or refinancing of one-to-four family residential real property located in its primary market area. Home also makes loans secured by improved nonresidential real estate, construction loans, loans secured by undeveloped real estate and savings account loans. Approximately 99% of Home's net loan portfolio is secured by real estate. As of March 31, 1996, all of the loans in Home's real estate loan portfolio were secured by properties in North Carolina. On March 31, 1996, Home's largest single outstanding loan had a balance of approximately $480,000. This loan was performing in accordance with its original terms. In addition to interest earned on loans, Home receives fees in connection with loan originations, loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services.

         Loan Portfolio Composition. Home's net loan portfolio totaled approximately $106.7 million at March 31, 1996 representing 63.91% of Home's total assets at such date. At March 31, 1996, 84.60% of Home's net loan portfolio was composed of one-to-four family residential mortgage loans. Home equity loans, all of which have adjustable rates, represented 3.53% of Home's net loan portfolio, and nonresidential real estate loans represented 2.84% of Home's net loan portfolio on such date.

         Home no longer originates adjustable rate mortgage loans, excluding home equity loans, but continues to hold a small number of adjustable rate loans in its portfolio. As of March 31, 1996, 4.64% of the loans in Home's loan portfolio, excluding home equity loans, had adjustable interest rates.

         The following table sets forth the composition of Home's loan portfolio by type of loan at the dates indicated.

                                                 At March 31,                                 At September 30,
                                               ---------------             -------------------------------------------
                                                    1996                      1995                      1994
                                               ---------------             -------------------------------------------
                                                           % of                      % of                      % of
                                             Amount        Total       Amount        Total       Amount        Total
                                           ---------     --------    ---------     --------    ---------     ---------
                                                                                              (Dollars in Thousands)
Real estate loans:
    Residential 1-4 family                  $ 90,274       84.60%     $ 94,036       86.60%     $ 91,674        85.80%
    Residential multi-family                     712        0.67%          840        0.77%          870         0.81%
    Nonresidential real estate                 3,034        2.84%        3,013        2.77%        3,157         2.95%
    Residential construction                   5,973        5.60%        5,368        4.94%        6,015         5.63%
    Land                                       6,426        6.02%        4,890        4.50%        4,998         4.68%
    Line of credit                             3,766        3.53%        3,875        3.58%        4,056         3.81%
                                           ---------     --------    ---------     --------    ---------     ---------
          Total real estate loans            110,185      103.26%      112,022      103.16%      110,770       103.68%
                                           ---------     --------    ---------     --------    ---------     ---------

Consumer loans:
    Share                                        194        0.18%          110        0.10%          105         0.10%
    Credit reserve                               100        0.09%          221        0.20%          176         0.16%
                                           ---------     --------    ---------     --------    ---------     ---------
          Total consumer loans                   294        0.27%          331        0.30%          281         0.26%
                                           ---------     --------    ---------     --------    ---------     ---------

Less:
    Unearned fees and discounts                  545        0.51%          519        0.48%          465         0.44%
    Loans in process                           2,797        2.62%        3,100        2.85%        3,602         3.37%
    Allowance for loan losses                    427        0.40%          137        0.13%          140         0.13%
                                           ---------     --------    ---------     --------    ---------     ---------
          Total reductions                     3,769        3.53%        3,756        3.46%        4,207         3.94%
                                           ---------     --------    ---------     --------    ---------     ---------

          Total loans receivable, net       $106,710      100.00%     $108,597      100.00%     $106,844       100.00%
                                           =========     ========    =========     ========    =========     =========

                                                          1993                      1992                     1991
                                               -----------------------------------------------------------------------------
                                                                % of                      % of                      % of
                                                  Amount        Total       Amount        Total       Amount        Total
                                               ----------     --------    ---------     --------    ---------     ---------
Real estate loans:
    Residential 1-4 family                       $100,437       85.80%     $ 96,453       85.28%     $101,447        86.95%
    Residential multi-family                          731        0.62%          763        0.67%          707         0.61%
    Nonresidential real estate                      3,655        3.12%        4,104        3.63%        4,887         4.19%
    Residential construction                        6,644        5.68%        5,919        5.23%        4,458         3.82%
    Land                                            4,960        4.24%        5,689        5.03%        4,862         4.17%
    Line of credit                                  3,715        3.17%        3,358        2.97%        2,531         2.17%
                                               ----------     --------    ---------     --------    ---------     ---------
          Total real estate loans                 120,142      102.63%      116,286      102.81%      118,892       101.91%
                                               ----------     --------    ---------     --------    ---------     ---------

Consumer loans:
    Share                                             290        0.25%          274        0.24%          309         0.26%
    Credit reserve                                    102        0.09%          102        0.08%           91         0.08%
                                               ----------     --------    ---------     --------    ---------     ---------
          Total consumer loans                        392        0.34%          376        0.32%          400         0.34%
                                               ----------     --------    ---------     --------    ---------     ---------

Less:
    Unearned fees and discounts                       440        0.38%          306        0.27%          316         0.27%
    Loans in process                                2,895        2.47%        3,096        2.74%        2,130         1.83%
    Allowance for loan losses                         144        0.12%          144        0.13%          177         0.15%
                                               ----------     --------    ---------     --------    ---------     ---------
          Total reductions                          3,479        2.97%        3,546        3.13%        2,623         2.25%
                                               ----------     --------    ---------     --------    ---------     ---------

          Total loans receivable, net            $117,055      100.00%     $113,116      100.00%     $116,669       100.00%
                                               ==========     ========    =========     ========    =========     =========

         The following table sets forth the time to contractual maturity of Home's loan portfolio at March 31, 1996. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change while fixed rate and other loans are shown as due over the contractual maturity. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments, however, it does include scheduled principal repayments. Prepayments and scheduled repayments in the loan portfolio totaled $10.7 million, $16.2 million, $30.8 million and $25.5 million in the six months ended March 31, 1996 and the fiscal years ended September 30, 1995, 1994 and 1993, respectively. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                         At March 31, 1996
                                    ------------------------------------------------------------

                                               Over 1    Over 3    Over 5
                                    One Year   Year to  Years to  Years to  Over 10
                                     Or Less   3 Years  5 Years   10 Years   Years      Total
                                    ---------  -------  --------  --------  --------  ----------
                                                         (In Thousands)

Mortgage loans:
 Adjustable rate 1-4 family
      residential                    $ 7,750    $  377    $    -   $     -   $     -   $  8,127
  Fixed rate 1-4 family
      residential                      1,669     3,798     4,506    15,286    59,333     84,592
  Other adjustable rate real
      estate loans                       568        22         -         -         -        590
  Other fixed rate real estate
      loans                              269       611       724     2,452     9,478     13,534

Other loans                              267        27         -         -         -        294

Less:
  Allowance for loan losses             (427)        -         -         -         -       (427)
                                     -------    ------    ------   -------   -------   --------
                                     $10,096    $4,835    $5,230   $17,738   $68,811   $106,710
                                     =======    ======    ======   =======   =======   ========

         The following table sets forth the dollar amount at March 31, 1996 of all loans maturing or repricing on or after March 31, 1997 which have fixed or adjustable interest rates.

                                             Fixed       Adjustable
                                             Rates         Rates
                                             -----       ----------

                                                  (In Thousands)

Mortgage loans                              $  96,188      $    399

Other loans                                        27             -
                                            ---------      --------

                                            $  96,215      $    399
                                            =========      ========

         Origination of Loans. Historically, Home has not originated its one-to-four family residential mortgage or other loans with the intention that they will be sold in the secondary market. Accordingly, Home originates fixed rate one-to-four family residential real estate loans which satisfy Home's underwriting requirements and are tailored to its local community, but do not necessarily satisfy various technical FHLMCA and FNMA underwriting requirements and purchase requirements not related to documentation.

         Although Home believes that many of its nonconforming loans are saleable in the secondary market, some of such nonconforming loans could be sold only after Home incurred certain costs and/or discounted the purchase price. As a result, Home's loan portfolio is less liquid than would be the case if it was composed entirely of loans originated in conformity with secondary market requirements. In addition, certain types of nonconforming loans are generally thought to have greater risks of default and nonperformance. However, such loans generally produce a higher yield than would be produced by conforming loans, and Home has historically found that its origination of such loans has not resulted in a high level of nonperforming assets. See "-- Nonperforming Assets and Asset Classification". These nonconforming loans satisfy a need in Home's local community, and Home intends to continue to originate nonconforming loans.

         Substantially all of the one-to-four family residential mortgage loans originated by Home have a fixed rate of interest because there is very little demand for adjustable rate loans in Home's market area. As a result, Home offers 30-year fixed rate residential real estate loans but prices its loans to encourage shorter terms of 10 to 15 years.

         Home has instituted a new marketing program in which all of Home's loan officers visit local realtors to promote Home's residential mortgage products.

         The table below sets forth Home's loan origination, purchase activity and loan portfolio repayment experience during the periods indicated.


                                            Six Months Ended March 31,           Year Ended September 30,
                                            --------------------------   ------------------------------------------
                                                1996          1995           1995           1994           1993
                                            -----------   ------------   ------------   ------------   ------------
                                                                        (In Thousands)
Loans receivable, net, beginning
     of period                            $     108,597  $     106,844  $     106,844  $     117,055  $     113,116
                                            -----------   ------------   ------------   ------------   ------------
Loan originations:
     Residential 1-4 family                       5,499          8,530         10,190         12,777         19,377
     Residential multifamily                          -             58             58              -              -
     Nonresidential real estate                       -            272            333            308            625
     Residential construction                     3,149          6,282          6,282          6,273          7,144
     Line of credit                                 234            323            626            931          1,736
     Consumer                                       190             67            454            329            407
                                            -----------   ------------   ------------   ------------   ------------
         Total loan originations                  9,072         15,532         17,943         20,618         29,289


Loans purchased                                       -              -              -              -              -
Principal repayments                            (10,745)       (12,756)       (16,192)       (30,796)       (25,503)
Other changes, net (1)                             (214)           (10)             2            (33)           153
                                            -----------   ------------   ------------   ------------   ------------


Increase in loans receivable                     (1,887)         2,766          1,753        (10,211)         3,939
                                            -----------   ------------   ------------   ------------   ------------


Loans receivable, net, end of period      $     106,710  $     109,610  $     108,597  $     106,844  $     117,055
                                            ===========   ============   ============   ============   ============

(1) Includes changes in deferred loan fees, allowance for loan losses and undisbursed portion of construction loans.

         Residential Real Estate Lending. Home's primary lending activity, which it intends to continue to emphasize, is the origination of fixed-rate mortgage loans to enable borrowers to purchase or refinance one-to-four family residential real property. Consistent with Home's emphasis on being a community-oriented financial institution, it is and has been Home's strategy to focus its lending efforts in Stanly County, North Carolina and in contiguous counties. On March 31, 1996, approximately 84.60% of Home's total net real estate loan portfolio consisted of one-to-four family residential real estate loans. These include both loans secured by detached single-family residences and condominiums and loans secured by housing containing not more than four separate dwelling units. Of such loans, excluding home equity loans, 4.02% had adjustable interest rates.

         Home also originates fixed-rate mortgage loans secured by owner occupied property having terms generally ranging from 10 to 30 years in amounts of up to 90% of the lesser of the value or purchase price. Private mortgage insurance is always required if the loan amount exceeds 80% of the value of the property. In addition, Home makes fixed-rate loans secured by non-owner occupied residential real estate generally having terms of 15 to 20 years in amounts of up to 80% of the value of the property.
    Substantially all of the fixed-rate loans in Home's mortgage loan portfolio have due on sale provisions allowing Home to declare the unpaid balance due and payable in full upon the sale or transfer of an interest in the property securing the loan.

         While one-to-four family residential loans are normally originated for 10 to 30 year terms, such loans customarily remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates, and the interest rates payable on outstanding loans. The thrift and mortgage banking industries have generally used 12-year and 7-year average loan lives in calculations calling for prepayment assumptions for 30-year residential loans and 15-year residential loans, respectively. Management believes that Home's recent loan prepayment experience has been shorter than these assumed average loan lives due to recent periods of low interest rates and resulting high levels of refinancing.

         Home requires title insurance for its one-to-four family residential loans. Home also requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the loan amount or replacement cost of the improvements on the property securing the loans, whichever is greater.

         Residential Multifamily. At March 31, 1996, Home had approximately $712,000 in outstanding loans secured by multifamily residential real estate, comprising approximately 0.67% of its loan portfolio as of that date. Substantially all of Home's loans secured by multifamily residential real estate have fixed rates. Such loans are typically made to a maximum of 80% of the lesser of the purchase price or appraised value of the property for a maximum term of 20 years. All such loans are personally guaranteed by individuals.

         Nonresidential Real Estate Lending. On March 31, 1996, Home had $3.0 million in outstanding loans secured by nonresidential real estate, including undeveloped land, comprising approximately 2.84% of its net loan portfolio as of that date. Most of these loans are secured by office, retail, other commercial real estate, as well as church properties. Loans secured by undeveloped land generally do not exceed 65% of the appraised value of the real estate securing the loans; loans secured by commercial real estate generally do not exceed 80% of the appraised value of the real estate securing the loans. Loans secured by commercial real estate and undeveloped land generally are larger than one-to-four family residential loans and involve a greater degree of risk. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. As of March 31, 1996, the largest nonresidential real estate loan in Home's loan portfolio totaled $318,000. This loan was performing in accordance with the original loan contract. See "-- Lending Activities -- Nonperforming Assets and Asset Classification".

     Home Equity Lines of Credit. At March 31, 1996, Home had approximately $3.8 million in home equity line of credit loans, representing approximately 3.53% of its net loan portfolio. These loans are often originated at the time of the closing of a one-to-four family residential real estate loan secured by the same property. Home's home equity lines of credit have adjustable interest rates tied to prime interest rates plus a margin. The home equity lines of credit require monthly payments until the loan is paid in full. Home equity lines of credit are generally secured by subordinate liens against residential real property. Home requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least sufficient to cover its loan. Home equity loans are generally limited so that the amount of such loans, along with any senior indebtedness, does not exceed 80% of the value of the real estate security. Because home equity loans involve revolving lines of credit which can be drawn over a period of time, Home faces risks associated with changes in the borrower's financial condition. Because home equity loans have adjustable interest rates with no rate caps (other than usury limitations), increased delinquencies could occur if interest rate increases occur and borrowers are unable to satisfy higher payment requirements. Home intends to continue to emphasize its home equity program. The presence of home equity loans in Home's portfolio allows the institution to manage the interest sensitivity of its assets and liabilities because home equity lines of credit have adjustable rates which are subject to change monthly and without any significant rate caps.

     Construction Lending. Home makes construction loans primarily for the construction of single-family dwellings. The aggregate outstanding balance of such loans on March 31, 1996 was approximately $6.0 million, representing approximately 5.60% of Home's net loan portfolio. Most of these loans were made to persons who are constructing properties for the purpose of occupying them. Loans made to individual property owners are "construction-permanent" loans which generally provide for the payment of interest only during a construction period, after which the loans convert to a permanent loan at fixed rates having terms similar to other one-to-four family residential loans. Construction loans to persons who intend to occupy the finished premises generally have a maximum loan-to-value ratio of 90%.

     Construction loans are generally considered to involve a higher degree of risk than long-term financing secured by real estate which is already occupied. A lender's risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at the completion of construction and the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, the lender may be required to advance funds beyond the amount originally committed in order to permit completion of construction. If the estimate of anticipated value proves to be inaccurate, the lender may have security which has value insufficient to assure full repayment.

     Consumer Loans. In addition to the loans described above, Home provides overdraft lines of credit in amounts of up to $2,000. Payments are required in amounts of 5% of the outstanding balance or $10, whichever is greater. In addition, Home offers loans secured by savings accounts. As of March 31, 1996, Home had approximately $294,000 of such loans outstanding, representing approximately 0.27% of its net loan portfolio.

     Loan Solicitation, Processing and Underwriting. Loan originations are derived from a number of sources such as referrals from real estate brokers, present depositors and borrowers, builders, attorneys, walk-in customers and in some instances, other lenders.

     During its loan approval process, Home assesses the applicant's ability to make principal and interest payments on the loan and the value of the property securing the loan. Home obtains detailed written loan applications to determine the borrower's ability to repay and verifies responses on the loan application through the use of credit reports, financial statements, and other confirmations. Under current practice, the loan officer of Home analyzes the loan application and the property involved, and an appraiser inspects and appraises the property. Home requires independent fee appraisals on all loans originated primarily on the basis of real estate collateral. Home also obtains information concerning the income, financial condition, employment and the credit history of the applicant.

     Mortgage loans of up to $250,000 are approved by Home's loan committee which is composed of its President, Executive Vice President and one other member of the Board of Directors. All loans in excess of $250,000 must be approved by the entire Board of Directors.

     Normally, upon approval of a residential mortgage loan application, Home gives a commitment to the applicant that it will make the approved loan at a stipulated rate any time within a 30-day period. The loan is typically funded at such rate of interest and on other terms which are based on market conditions existing as of the date of the commitment. As of March 31, 1996, Home had $1.3 million in such unfunded mortgage loan commitments. In addition, on such date Home had $2.8 million in unfunded commitments for unused lines of credit and letters of credit.

     Interest Rates, Terms, Points and Fees. Interest rates and fees charged on Home's loans are affected primarily by the market demand for loans, competition, the supply of money available for lending purposes and Home's cost of funds. These factors are affected by, among other things, general economic conditions and the policies of the federal government, including the Federal Reserve, tax policies and governmental budgetary matters.

     In addition to earning interest on loans, Home receives fees in connection with originating loans. Fees for loan servicing, loan modifications, late payments, loan assumptions and other miscellaneous services in connection with loans are also charged by Home.

     Nonperforming Assets and Asset Classification. When a borrower fails to make a required payment on a loan and does not cure the delinquency promptly, the loan is classified as delinquent. Delinquencies on all loans are reviewed monthly by the Board of Directors. The normal procedure followed by Home once a loan is classified as delinquent is to make contact with the borrower at prescribed intervals in an effort to bring the loan to a current status, and late charges are assessed as allowed by law. In most cases, delinquencies are cured promptly. If a delinquency is not cured, Home normally, subject to any required prior notice to the borrower, commences foreclosure proceedings. If the loan is not reinstated within the time permitted for reinstatement, or the property is not redeemed prior to sale, the property may be sold at a foreclosure sale. In foreclosure sales, Home may acquire title to the property through foreclosure, in which case the property so acquired is offered for sale and may be financed by a loan involving terms more favorable to the borrower than those normally offered. Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of by Home to recover its investment. As of March 31, 1996, Home had two pieces of single-family property classified as real estate owned. These properties were recorded on Home's books at $73,000, the unpaid principal balance of loans secured by such property. The appraised value of these properties exceeded their unpaid principal balances. Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of cost or fair value minus costs to sell. Revenue and expenses from holding the properties and additions to the valuation allowance are included in operations.

     Home continues to accrue interest on loans delinquent 90 days or more. However, these loans are effectively placed on nonaccrual status as all such interest income is reversed by the establishment of a reserve for uncollected interest. Loans are returned to earning status when management determines, based upon an evaluation of the underlying collateral, together with the borrower's payment record and financial condition, that the borrower has the capability and intent to meet the contractual obligations of the loan agreement. Interest on loans placed on nonperforming status is charged off when management determines it is not collectible. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until the loan is returned to performing status. For the fiscal year ended September 30, 1995 and for the six months ended March 31, 1996, interest income [expense] that would have been recorded net of interest income actually recognized on nonperforming loans under the original terms of such loans was $7,000 and $[11,000], respectively.

     The following table sets forth information with respect to nonperforming assets identified by Home, including nonperforming loans and real estate owned at the dates indicated.


                                                                                                 At September 30,
                                                              At March 31,   ------------------------------------------------------
                                                                 1996         1995        1994        1993        1992      1991
                                                              ------------   -------    -------     --------    --------  ---------
                                                                                       (Dollars in Thousands)

Total  nonaccruing loans
   Mortgage loans delinquent 90 days or more               $     614   $     923     $     910   $     762   $       -   $        -
   Consumer loans delinquent 90 days or more                      88          58            36          82           -            -
Real estate owned                                                 73         135           176         119          81          196
                                                            ---------     -------       ------      -------     -------    --------
   Total non-performing assets                             $     775   $   1,116     $   1,122   $     963   $      81    $     196
                                                            =========     =======       ======      =======     =======    ========

Non-performing loans to total gross loans                      0.64%       0.87%         0.85%       0.70%           -            -

Non-performing assets to total assets                          0.46%       0.70%         0.76%       0.61%       0.05%        0.13%

Total assets                                             $   166,978   $  159,863    $ 147,837   $ 157,909   $  153,370   $ 146,003

Total gross loans                                        $   110,479   $  112,353    $ 111,051   $ 120,534   $  116,662   $ 119,292


     Applicable regulations require Home to "classify" its own assets on a regular basis. In addition, in connection with examinations of savings institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as "substandard," "doubtful" or "loss," depending on the presence of certain characteristics as discussed below.

     An asset is considered "substandard" if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable". Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

     As of March 31, 1996, Home had approximately $1.5 million of loans internally classified as "substandard", and no loans classified as "doubtful" or "loss". Home also identifies assets which possess credit deficiencies or potential weaknesses deserving close attention by management. These assets may be considered "special mention" assets and do not yet warrant adverse classification. At March 31, 1996, Home had approximately $1.1 million of loans in the "special mention" category.

     When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish general allowances for loan losses in an amount deemed prudent by management. These allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities and the risks associated with particular problem assets. When an insured institution classifies problem assets as "loss," it charges off the balance of the asset. Home's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Administrator which can order the establishment of additional loss allowances. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS -- Comparison of the Operating Results for the Six-Month Period Ended March 31, 1996 and 1995 -- Provision for Loan Losses and Asset Quality" for a discussion of recent increases in Home's allowance for loan losses.

     The following table sets forth at March 31, 1996, Home's aggregate carrying value of the assets classified as substandard, doubtful, loss or "special mention":





                             Special Mention List            Substandard                   Doubtful                      Loss
                            ----------------------     -------------------------    -----------------------   ----------------------

                             Number         Amount       Number         Amount       Number         Amount       Number      Amount
                             ------         ------       ------         ------       ------         ------       ------      ------
                                                                       (Dollars in Thousands)
Real estate loans:
  Residential 1-4 family         36     $   1,065           54       $    1,481             -    $       -            -    $       -
  Residential real estate         -             -            -                -             -            -            -            -
  Nonresidential real estate      -             -            -                -             -            -            -            -
  Residential construction        -             -            -                -             -            -            -            -
  Land                            -             -            -                -             -            -            -            -
  Line of credit                  -             -            -                -             -            -            -            -
                          ---------     ---------     ---------       ---------     ---------    ---------    ---------    ---------
     Total real estate loans     36         1,065            54           1,481             -            -            -            -
                          ---------     ---------     ---------       ---------     ---------    ---------    ---------    ---------

Consumer loans:
  Share                         -               -             -               -             -            -            -            -
  Credit reserve                -               -             8               5             -            -            -            -
                          ---------     ---------     ---------       ---------     ---------    ---------    ---------    ---------

     Total consumer loans         -             -             8               5             -            -            -            -
                          ---------     ---------     ---------       ---------     ---------    ---------    ---------    ---------

Total                            36     $   1,065            62       $   1,486            -     $       -            -    $       -
                          =========     =========     =========       =========     =========    =========    =========    =========

     Allowance for Loan Losses. In originating loans, Home recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management's policy to maintain an adequate allowance for loan losses based on, among other things, Home's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered in doubt by management after reviewing the current status of loans which are contractually past due and considering the fair value of the security for the loans.

     Management continues to actively monitor Home's asset quality, to charge off loans against the allowance for loan losses when appropriate and to provide specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used in making the initial determinations. During the six-month period ended March 31, 1996, Home substantially increased its provision for loan losses because of the recent economic downturn in Stanly County as a result of manufacturing plant closings and in order to more closely approximate industry standards. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS --Comparison of the Operating Results for the Six-Month Period Ended March 31, 1996 and 1995 -- Provision for Loan Losses and Asset Quality" for a discussion of recent increases in Home's allowance for loan losses.

     The following table describes the activity related to Home's allowance for loan losses for the periods indicated.

                                     Six Months Ended March 31,                Year Ended September 30,
                                     --------------------------  ---------------------------------------------------------------

                                       1996        1995            1995       1994       1993        1992       1991
                                       ----        ----            ----       ----       ----        ----       ----
                                                                    (Dollars in Thousands)
Balance, beginning of period         $       137 $       140   $        140   $      144 $        144   $       177   $      103

Provision for loan losses                    300           -              -            -            -             -          100

Charge-offs:
  Residential 1-4 family                      (8)         (3)            (3)          (3)           0           (34)         (23)
  Line of credit                              (9)          -              -           (1)          (1)            -           (3)

Recoveries:
  Residential 1-4 family                       6           -              -            -                          1            -
  Line of credit                               1           -              -            -            1             -            -
                                      ----------  -----------    ----------   ----------   ----------   -----------   ----------
Balance, end of period               $       427  $       137    $      137   $      140   $      144   $       144   $      177
                                      ==========  ===========    ==========   ==========   ==========   ===========   ==========
Net charge-offs as a % of average
loans outstanding                          0.009%        0.003%       0.003%       0.004%         -  %        0.029%       0.023%

Allowance at period end as a %
of nonperforming loans                     60.83%        17.39%       13.97%       14.80%       17.06%          -  %         -  %

Allowance at period end as a %
of nonperforming assets                    55.10%        14.29%       12.28%       12.48%       14.95%       177.78%       90.31%

Allowance at period end as a %
of total gross loans                        0.39%         0.12%        0.12%        0.13%        0.12%         0.12%        0.15%

     The following table sets forth the composition of the allowance for loan losses by type of loan at the dates indicated. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

                                                At March 31,                                 At September 30,
                                                                         -------------------------------------------------------
                                                    1996                           1995                           1994
                                          ------------------------       ------------------------       ------------------------
                                                        Amount of                      Amount of                      Amount of
                                           Amount of    Loans to          Amount of    Loans to          Amount of    Loans to
                                           Allowance   Gross Loans        Allowance   Gross Loans        Allowance   Gross Loans
                                           ---------   -----------        ---------   -----------        ---------   -----------
Real estate loans:
   Residential 1-4 family                 $      326       61.71%        $      125       83.70%        $       77       62.60%
   Residential multi-family                        1        0.54%                --        0.75%                --        0.78%
   Nonresidential real estate                      3        2.74%                 3        2.68%                 4        2.63%
   Residential construction                       --        5.41%                --        4.78%                --        5.41%
   Land                                            7        5.82%                --        4.35%                --        4.50%
   Line of credit                                 --        3.41%                 8        3.45%                --        3.64%
                                           ---------   ----------         ---------    ---------         ---------    ---------
      Total real estate loans                    337       99.73%               136       99.71%                81       99.76%
                                           ---------   ----------         ---------    ---------         ---------    ---------
Consumer loans:
   Shares                                         --        0.18%                --        0.10%                --        0.09%
   Credit reserve                                 --        0.09%                 1        0.19%                --        0.15%
                                           ---------   ----------         ---------    ---------         ---------    ---------
      Total consumer loans                        --        0.27%                 1        0.29%                --        0.24%
                                           ---------   ----------         ---------    ---------         ---------    ---------
Unallocated                                       90          --                 --          --                 59          --
                                           ---------   ----------         ---------    ---------         ---------    ---------
Total allowance for loan loses            $      427      100.00%        $      137      100.00%        $      140      100.00%
                                           =========   ==========         =========    =========         =========    =========


                                                                              At September 30,
                                          --------------------------------------------------------------------------------------
                                                    1993                           1992                           1991
                                          ------------------------       ------------------------       ------------------------
                                                        Amount of                      Amount of                      Amount of
                                           Amount of    Loans to          Amount of    Loans to          Amount of    Loans to
                                           Allowance   Gross Loans        Allowance   Gross Loans        Allowance   Gross Loans
                                           ---------   -----------        ---------   -----------        ---------   -----------
Real estate loans:
   Residential 1-4 family                 $      129       63.33%        $      109       82.89%        $       92       85.04%
   Residential multi-family                       --        0.61%                --        0.55%                --        0.59%
   Nonresidential real estate                      6        3.00%                14        3.52%                --        4.10%
   Residential construction                       --        5.51%                --        5.07%                --        3.74%
   Land                                           --        4.12%                --        4.86%                --        4.06%
   Line of credit                                 --        3.06%                --        2.88%                --        2.12%
                                           ---------   ----------         ---------    ---------         ---------    ---------
      Total real estate loans                    135       99.58%               123       99.69%                92       99.67%
                                           ---------   ----------         ---------    ---------         ---------    ---------
Consumer loans:
   Shares                                         --        0.08%                --        0.23%                --        0.26%
   Credit reserve                                 --        0.24%                --        0.06%                --        0.07%
                                           ---------   ----------         ---------    ---------         ---------    ---------
      Total consumer loans                        --        0.32%                --        0.31%                --        0.33%
                                           ---------   ----------         ---------    ---------         ---------    ---------
Unallocated                                        9          --                 21          --                 85          --
                                           ---------   ----------         ---------    ---------         ---------    ---------
Total allowance for loan loses            $      144      100.00%        $      144      100.00%        $      177      100.00%
                                           =========   ==========         =========    =========         =========    =========

Investment Securities

     Interest and dividend income from investment securities generally provides the second largest source of income to Home after interest on loans. In addition, Home receives interest income from deposits in other financial institutions. On March 31, 1996, the carrying value of Home's investment securities portfolio totalled approximately $49.2 million and consisted of interest-bearing deposits, U.S. government and agency securities, mortgage-backed securities, FHLMC stock, stock in the FHLB of Atlanta and in Central Service Corporation. The mortgage-backed securities consist of mortgage-backed securities issued by the GNMA.

     Investments in mortgage-backed securities involve a risk that, because of changes in the interest rate environment, actual prepayments may be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.

     The FASB has issued Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. These investments are to be classified in three categories and accounted for as follows: (1) debt securities that the entity has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost; (2) debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with net unrealized gains and losses included in earnings; and (3) debt securities not classified as either held-to-maturity or trading securities and equity securities not classified as trading securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity. Home has no trading securities. Home adopted SFAS 115 on September 30, 1994. The adoption affected only the held-to-maturity and available-for-sale classifications, with the net unrealized securities gains (loss) on the securities available-for-sale of $(220,000), net of related deferred taxes of $114,000, reported as a separate component of equity in its financial statements at September 30, 1994. See Note 2 of "Notes to Financial Statements".

     The amortized cost of securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

     As a member of the FHLB of Atlanta, Home is required to maintain an investment in stock of the FHLB of Atlanta equal to the greater of 1% of Home's outstanding home loans or 5% of its outstanding advances from the FHLB of Atlanta. No ready market exists for such stock, which is carried at cost. As of March 31, 1996, Home's investment in stock of the FHLB of Atlanta was $1.3 million.

     North Carolina regulations require Home to maintain a minimum amount of liquid assets which may be invested in specified short-term securities. See "SUPERVISION AND REGULATION -- Regulation of Home -- Liquidity". Home is also permitted to make certain other securities investments.

     Home's current investment policy states that Home's investments will be limited to U.S. Treasury obligations, federal agency securities, corporate notes and time deposits in the FHLB.

     Investment decisions are made by authorized officers of Home under policies established by the Board of Directors. Such investments are managed in an effort to produce the highest yield consistent with maintaining safety of principal and compliance with regulations governing the savings industry.

     The following table sets forth certain information regarding Home's interest-bearing deposits and the amortized cost and market values of Home's investment and mortgage-backed securities portfolios at the dates indicated.

                                                         At March 31,                                     At September 30,
                                                                             ---------------------------------------------
                                                            1996                          1995                  1994
                                               ---------------------------   ---------------------------   ---------------
                                                  Amortized        Fair         Amortized        Fair         Amortized     Fair
                                                    Cost           Value          Cost           Value          Cost        Value
                                                -----------     ----------     ---------       ---------      --------    --------
                                                                                                                    (In Thousands)

Interest-bearing deposits                         $  11,931         11,931      $  8,622        $  8,622      $  3,853    $  3,853
                                                   --------         ------       -------         -------       -------     -------
Mortgage-backed securities, held to maturity          5,987          6,058         4,529           4,642         5,325       5,271
                                                   --------         ------       -------         -------       -------     -------
Investment securities:
     Held to maturity or for investment:
       U.S. Treasury and agency securities                -              -             -               -             -           -
     Available for sale:
       U.S. Treasury and agency securities           29,880         29,928        30,907          30,959        25,395      25,061
     Non-marketable equity securities:
       Federal Home Loan Bank stock                   1,346          1,346         1,346           1,346         1,346       1,346
       Other                                             15             15            15              15            15          15
                                                   --------         ------        ------          ------        ------     -------
                                                     31,241         31,289        32,268          32,320        26,756      26,422
                                                   --------         ------        ------          ------        ------     -------
     Unrealized gain (loss) on securities
       available for sale                                48              -            52               -          (334)          -
                                                   --------         ------        ------          ------        ------     -------
       Total                                      $  49,207         49,278      $ 45,471        $ 45,584      $ 35,600    $ 35,546
                                                   ========         ======       =======         =======       =======     =======



                                                                 1993
                                                      -----------------------
                                                       Amortized        Fair
                                                         Cost           Value
                                                       ---------        -----

Interest-bearing deposits                               $  7,038     $  7,038
                                                         -------      -------
Mortgage-backed securities, held to maturity               7,076        7,554
                                                         -------      -------
Investment securities:
     Held to maturity or for investment:
       U.S. Treasury and agency securities                18,941       19,335
     Available for sale:
       U.S. Treasury and agency securities                     -            -
     Non-marketable equity securities:
       Federal Home Loan Bank stock                        1,313        1,313
       Other                                                  15           15
                                                         -------      -------
                                                          20,269       20,663
                                                         -------      -------
     Unrealized gain (loss) on securities
       available for sale                                      -            -

       Total                                            $ 34,383     $ 35,255
                                                         =======      =======

(1) The net unrealized gain (loss) at March 31, 1996 and September 30, 1995 and 1994 relates to available for sale securities in accordance with SFAS No.
     115. The net unrealized gain (loss) is presented in order to reconcile the "Amortized Cost" of the Bank's securities portfolio in the "Carrying Cost," as reflected in the Statements of Financial Condition.

         The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Home's interest-bearing deposits, investment and mortgage-backed securities as of March 31, 1996.


                                                          After One Year   After Five Years
                                       One Year or Less Through Five Years Through Ten Years  After Ten Years        Total
                                      ----------------- ------------------ ----------------- ----------------- -----------------
                                               Weighted           Weighted          Weighted          Weighted          Weighted
                                      Carrying Average  Carrying  Average  Carrying Average  Carrying Average  Carrying Average
                                        Value   Yield     Value    Yield     Value   Yield     Value   Yield     Value   Yield
                                      -------- -------- --------  -------- -------- -------- -------- -------- -------- --------
Interest-bearing deposits             $ 11,931    5.35% $      -         - $      -        - $      -        - $ 11,931    5.35%

Mortgage-backed securities                   -        -        -         -        -        -    5,987    7.71%    5,987    7.71%

U.S. Treasury securities
    Available for sale                  10,021    5.78%   19,907     5.69%        -        -        -        -   29,928    5.72%
Federal Home Loan Bank Stock(1)              -        -        -         -        -        -    1,346    6.98%    1,346    6.98%
Other(1)                                     -        -        -         -        -        -       15        -       15        -
                                      -------- -------- --------  -------- -------- -------- -------- -------- -------- --------
     Total                            $ 21,952    5.55% $ 19,907     5.69% $      -        - $  7,348    7.56% $ 49,207    5.91%


(1) Nonmarketable equity security; substantially all required to be maintained and assumed to mature in period greater than 10 years.

Deposits and Borrowings

     General. Deposits are the primary source of Home's funds for lending and other investment purposes. In addition to deposits, Home derives funds from loan principal repayments, loan interest income, investment income, interest-bearing deposit income, interest income from mortgage-backed securities and otherwise from its operations. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer term basis for general business purposes. Home has no borrowings outstanding at March 31, 1996; however, it does maintain borrowing capabilities through the FHLB of Atlanta.

     Deposits. Home's deposits have grown significantly during recent years. On March 31, 1996 and September 30, 1995 and 1994, Home's deposits totalled $144.3 million, $137.6 million and $127.3 million, respectively.

     The following table sets forth information relating to Home's deposit flows during the periods shown and total deposits at the end of the periods shown.


                              For the Six Months
                               Ended March 31,                    At or For the Year Ended September 30,
                               --------------       ----------------------------------------------------
                               1996      1995       1995        1994        1993       1992       1991
                               ----      ----       ----        ----        ----       ----       ----

                                                          (In Thousands)
Total deposits at            $137,647  $127,312   $127,312    $139,685   $138,753   $133,524   $114,462
 beginning of period

Net increase (decrease)         2,804    (1,433)     4,355     (17,346)    (5,105)    (2,813)     9,978
 before interest credited

Interest credited               3,831     2,532      5,980       4,973      6,037      8,042      9,084
                             --------  --------   --------    --------   --------   --------   --------

Total deposits at end of     $144,282  $128,411   $137,647    $127,312   $139,685   $138,753   $133,524
 period                      ========  ========   ========    ========   ========   ========   ========

     Home attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates. Home offers statement savings accounts, negotiable order of withdrawal accounts, money market accounts, and fixed interest rate certificates with varying maturities. All deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition, and other factors, including the restructuring of the thrift industry. Home's savings deposits traditionally have been obtained primarily from its primary market area. Home utilizes traditional marketing methods to attract new customers and savings deposits, including print media advertising, local radio, local cable television and direct mailings. Home does not advertise for deposits outside of its local market area or utilize the services of deposit brokers. The vast majority of Home's depositors are residents of North Carolina. In the unlikely event Home is liquidated following the Conversion, depositors will be entitled to full payment of their deposit accounts prior to any payment being made to stockholders.

     The following table sets forth certain information regarding Home's savings deposits at the dates indicated.

                                               At March 31, 1996                                     At September 30,
                                   ----------------------------------------            ------------------------------------------
                                                                                                           1995
                                                                                       ------------------------------------------
                                                    Weighted                                             Weighted
                                                    Average         % of                                 Average           % of
                                      Amount          Rate        Deposits                Amount           Rate          Deposits
                                   -----------    -----------   -----------            -----------     ----------      -----------
Demand accounts:
  Passbook savings                 $    15,390         3.00%         10.67%            $    15,490          3.00%          11.25%
  NOW accounts                           6,710         2.26%          4.65%                  6,331          3.02%           4.60%
  Money market deposit accounts          7,529         2.99%          5.22%                  7,809          3.25%           5.67%
  Noninterest bearing accounts             723           --           0.50%                    562            --            0.41%
                                   -----------   -----------    -----------            -----------    -----------     -----------
    Total demand deposits               30,352         2.63%         21.04%                 30,192          3.01%          21.03%
                                   -----------   -----------    -----------            -----------    -----------     -----------

Certificates of deposit                113,728         6.09%         78.82%                107,280          6.10%          77.94%
                                   -----------   -----------    -----------            -----------    -----------     -----------

Accrued interest                           202                        0.14%                    175                          0.13%
                                   -----------   -----------    -----------            -----------    -----------     -----------
    Total deposits                 $   144,282         5.40%        100.00%            $   137,647          5.43%         100.00%
                                   ===========   ===========    ===========            ===========    ===========     ===========

                                                                            At September 30,
                                   ----------------------------------------------------------------------------------------------
                                                    1994                                                   1993
                                   ----------------------------------------            ------------------------------------------
                                                    Weighted                                             Weighted
                                                    Average         % of                                 Average           % of
                                      Amount          Rate        Deposits                Amount           Rate          Deposits
                                   -----------    -----------   -----------            -----------     ----------      -----------
Demand accounts:
  Passbook savings                 $    17,711         3.00%         13.91%            $    17,984          3.00%          12.87%
  NOW accounts                           6,300         2.72%          4.95%                  5,865          3.00%           4.20%
  Money market deposit accounts         12,164         3.25%          0.55%                 11,219          3.25%           6.03%
  Noninterest bearing accounts             647           --           0.51%                    507            --            0.36%
                                   -----------   -----------    -----------            -----------    -----------     -----------
    Total demand deposits               36,822         2.96%         28.92%                 35,575          3.04%          25.46%
                                   -----------   -----------    -----------            -----------    -----------     -----------

Certificates of deposit                 90,378         3.93%         70.99%                104,002          4.06%          74.46%
                                   -----------   -----------    -----------            -----------    -----------     -----------

Accrued interest                           112                        0.09%                    106                          0.08%
                                   -----------   -----------    -----------            -----------    -----------     -----------
    Total deposits                 $   127,312         3.57%        100.00%            $   139,685          3.82%         100.00%
                                   ===========   ===========    ===========            ===========    ===========     ===========

     As of March 31, 1996, the aggregate amount of time certificates of deposit in amounts greater than or equal to $100,000 was $10.1 million. (Some of these deposits were deposits of state and local governments which are subject to rebidding from time to time and to securitization requirements.) The following table presents the maturity of these time certificates of deposit at the dates indicated.

                                                               At
                                                         March 31, 1996
                                                         ---------------
                                                          (In Thousands)
3 Months or less                                           $ 2,120,000
Over 3 months through 6 months                               2,490,000
Over 6 months through 12 months                              1,915,000
Over 12 months                                               3,582,000
                                                           -----------
                                                           $10,107,000
        Total                                              ===========


     Borrowings. The FHLB system functions in a reserve credit capacity for savings institutions. As a member, Home is required to own capital stock in the FHLB of Atlanta and is authorized to apply for advances from the FHLB of Atlanta on the security of that stock and a floating lien on certain of its real estate secured loans and other assets. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's net worth or on the FHLB of Atlanta's assessment of the institution's creditworthiness. Home has not had any outstanding borrowings from the FHLB of Atlanta or any other source in the last five years.

Subsidiaries

     Home has no subsidiaries.

Properties

     The following table sets forth the location of Home's principal office in Albemarle, North Carolina and its full service branch office in Locust, North Carolina, as well as certain other information relating to these offices as of March 31, 1996. Home owns both the Albemarle and Locust office. Home also owns two vacant lots which are adjacent to its Albemarle office. Home has no plans for these lots at the present time.


                                   Net Book Value     Deposits
       Address                       of Property    (In Thousands)
       -------                     --------------   -------------
Albemarle:                               $631,572       $124,805
155 West South Street
Albemarle, North Carolina 28001

Two (2) Vacant Lots                       $26,692
South Second Street
Albemarle, North Carolina 28001

Locust:                                  $215,296        $19,477
406 West Main Street
Locust, North Carolina 28097

     The total net book value of Home's furniture, fixtures and equipment on March 31, 1996 was $374,994.

Legal Proceedings

     From time to time, Home is a party to legal proceedings which arise in the ordinary course of its business. Most commonly, such proceedings are commenced by Home to enforce obligations owed to it. From time to time, claims are asserted against Home directly or as defenses and counterclaims in actions filed by Home. At this time, Home is not a party to any legal proceeding which is expected to have a material effect on its financial condition or results of operations.

Competition

     Home faces strong competition both in attracting deposits and making real estate and other loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its primary market area, including large financial institutions which have greater financial and marketing resources available to them. Home has also faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. At March 31, 1996, two banks with a national presence, two large regional banks, one smaller regional bank and one community bank, and two credit unions had branch locations in Stanly County. At June 30, 1995, Home had a deposit market share of approximately 23% in Stanly County. The ability of Home to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     Home experiences strong competition for real estate loans from other savings institutions, commercial banks, and mortgage banking companies. Home competes for loans primarily through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers, and its more flexible underwriting standards. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

Employees

     As of March 31, 1996, Home had 37 full-time employees. All full-time employees of Home are covered as a group for basic hospitalization, including major medical, dental, accidental death and dismemberment insurance. Optional medical and dental insurance is available for dependents which must be partially paid by the employee. In addition, Home maintains a defined benefit retirement plan. Home also maintains a 401(k) retirement plan. Home anticipates continuing the defined benefit retirement plan after the Conversion. The 401(k) retirement plan will be terminated prior to the Conversion.

     In connection with the Conversion, Home has adopted the ESOP, which will provide benefits to employees of Home. See "MANAGEMENT OF HOME --Employee Stock Ownership Plan". Also, the Boards of Directors of Home and the Holding Company anticipate approving, and stockholders of the Holding Company will be asked to approve, the MRP and the Stock Option Plan at a meeting of stockholders following the Conversion. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan".

     Employees are not represented by any union or collective bargaining group, and Home considers its employee relations to be good.

                                    TAXATION

Federal Income Taxation

     Savings institutions such as Home are subject to the taxing provisions of the Code, for corporations, as modified by certain provisions specifically applicable for financial or thrift institutions. Income is reported using the accrual method of accounting. The maximum corporate federal income tax rate is 35%.

     Thrift institutions which qualify under certain definitional tests and other conditions of the Code are permitted certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. A reserve may be established for bad debts on qualifying real property loans (generally loans secured by interests in real property improved or to be improved) under (i) a method based on a percentage of the institution's taxable income, as adjusted (the "percentage of taxable income method") or (ii) a method based on actual loss experience (the "experience method"). The reserve for nonqualifying loans is computed using the experience method.

     The percentage of taxable income method is limited to 8% of taxable income. This method may not raise the reserve to exceed 6% of qualifying real property loans at the end of the year. Moreover, the additions for qualifying real property loans, when added to nonqualifying loans, cannot exceed 12% of the amount by which total deposits or withdrawable accounts exceed the sum of surplus, undivided profits and reserves at the beginning of the year. This limitation precluded Home from taking a bad debt deduction in its 1995 and 1994 tax returns. The experience method is the amount necessary to increase the balance of the reserve at the close of the year to the greater of (i) the amount which bears the same ratio to loans outstanding at the close of the year as the total net bad debts sustained during the current and five preceding years bear to the sum of the loans outstanding at the close of such six years or (ii) the balance in the reserve account at the close of the last taxable year beginning before 1988 (assuming that the loans outstanding have not declined since such date).

     In order to qualify for the percentage of income method, an institution must have at least 60% of its assets as "qualifying assets" which generally include, cash, obligations of the United States government or an agency or instrumentality thereof or of a state or political subdivision, residential real estate-related loans, or loans secured by savings accounts and property used in the conduct of its business. In addition, it must meet certain other supervisory tests and operate principally for the purpose of acquiring savings and investing in loans.

     Institutions which become ineligible to use the percentage of income method must change to either the reserve method or the specific charge-off method that applies to banks. Large institutions, those generally exceeding $500 million in assets, must convert to the specific charge-off method. Proposed regulations require ratable inclusion in income of excess reserves over a six-year period in the event of ineligibility.

     Bad debt reserve balances in excess of the balance computed under the experience method or amounts maintained in a supplemental reserve built up prior to 1962 ("excess bad debt reserve") require inclusion in taxable income upon certain distributions to its stockholders. Distributions in redemption or liquidation of stock or distributions with respect to its stock in excess of earnings and profits accumulated in years beginning after December 31, 1951, are treated as a distribution from the excess bad debt reserve. When such a distribution takes place and it is treated as from the excess bad debt reserve, the thrift is required to reduce its reserve by such amount and simultaneously recognize the amount as an item of taxable income increased by the amount of income tax imposed on the inclusion. Dividends not in excess of earnings and profits accumulated since December 31, 1951, will not require inclusion of part or all of the bad debt reserve in taxable income. Home has accumulated earnings and profits since December 31, 1951, and has an excess in its bad debt reserve. Distributions in excess of current and accumulated earnings and profits will increase taxable income. Net retained earnings at March 31, 1996 includes approximately $2.9 million for which no provision for federal income tax has been made. See Note 11 to "Notes to Financial Statements".

     Proposed legislation will repeal the special bad debt deduction methods presently available to thrift institutions under Section 593 of the Code, effective for taxable years beginning after 1995. In addition under such legislation, thrift institutions will be required to treat as taxable income over a six-year period, beginning with the first taxable year commencing after 1995, the excess bad debt reserves attributable to the special reserve methods that have built up since tax years beginning in 1988; however, no recapture will be required for pre-1988 excess bad debt reserves. Under such legislation, thrifts will become subject prospectively to the same bad debt reserve treatment as is presently applicable to banks, and most thrifts would become subject prospectively to increased federal taxation because they could no longer take advantage of presently authorized special bad debt reserve methods that they have been using. A special provision suspends recapture of post-1987 excess reserves for up to two years if, during those years, the institution satisfies a "residential loan requirement." This requirement would be met if the principal amount of the institution's residential loans exceeds a base year amount, which is determined by reference to the average of the institution's loans during the six taxable years ending January 1, 1996. However, notwithstanding this special provision, recapture would be required to begin no later than the first taxable year beginning after December 31, 1997. Management cannot predict whether the legislation providing for the recapture of bad debt reserves will be enacted, or, if enacted, the final form of such legislation and its ultimate impact of Home. At March 31, 1996, Home's post-1987 excess reserves amounted to approximately $1.2 million.

     Home may also be subject to the corporate alternative minimum tax ("AMT"). This tax is applicable only to the extent it exceeds the regular corporate income tax. The AMT is imposed at the rate of 20% of the corporation's alternative minimum taxable income ("AMTI") subject to applicable statutory exemptions. AMTI is calculated by adding certain tax preference items and making certain adjustments to the corporation's regular taxable income. Preference items and adjustments generally applicable to financial institutions include, but are not limited to, the following: (i) the excess of the bad debt deduction over the amount that would have been allowable on the basis of actual experience; (ii) interest on certain tax-exempt bonds issued after August 7, 1986; and (iii) 75% of the excess, if any, of a corporation's adjusted earnings and profits over its AMTI (as otherwise determined with certain adjustments). Net operating loss carryovers, subject to certain adjustments, may be utilized to offset up to 90% of the AMTI. Credit for AMT paid may be available in future years to reduce future regular federal income tax liability. Home has not been subject to the AMT in recent years.

     Home's federal income tax returns have not been audited in over 10 years.

State and Local Taxation

     Under North Carolina law, the corporate income tax is 7.75% of federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable by it. An annual state franchise tax is imposed at a rate of .15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits, (ii) investment in tangible property in North Carolina or (iii) appraised valuation of property in North Carolina.

                           SUPERVISION AND REGULATION

Regulation of the Holding Company

     General. The Holding Company was organized for the purpose of acquiring and holding all of the capital stock of Home to be issued in the Conversion. As a savings bank holding company subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), the Holding Company will become subject to certain regulations of the Federal Reserve. Under the BHCA, the Holding Company's activities and those of its subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The BHCA prohibits the Holding Company from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank holding company or savings bank holding company without prior approval of the Federal Reserve.

     Additionally, the BHCA prohibits the Holding Company from engaging in, or acquiring ownership or control of, more than 5% of the outstanding voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA generally does not place territorial restrictions on the activities of such nonbanking related activities.

     Similarly, Federal Reserve approval (or, in certain cases, non-disapproval) must be obtained prior to any person acquiring control of the Holding Company. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the Holding Company or controls in any manner the election of a majority of the directors of the Holding Company. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the stock is registered under Section 12 of the Exchange Act or the acquiror will be the largest stockholder after the acquisition.

     There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC insurance funds in the event the depository institution becomes in danger of default or in default. For example, under the 1991 Banking Law, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all acceptable capital standards as of the time the institution fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended ("FDIA") require insured depository institutions under common control to reimburse the FDIC for any loss suffered by either the SAIF or the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subosrdinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

     No stock repurchases may be made within one year after the Conversion without the approval of the Administrator. Also, the Holding Company must notify the Federal Reserve prior to repurchasing Common Stock for in excess of 10% of its net worth during any rolling 12 month period.

     As a result of the Holding Company's ownership of Home, the Holding Company will be registered under the savings bank holding company laws of North Carolina. Accordingly, the Holding Company is also subject to regulation and supervision by the Administrator.

     Capital Adequacy Guidelines for Holding Companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve system and have consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the guidelines are applied on a bank-only basis unless the parent bank holding company (i) is engaged in nonbank activity involving significant leverage or (ii) has a significant amount of outstanding debt that is held by the general public.

     Bank holding companies subject to the Federal Reserve's capital adequacy guidelines are required to comply with the Federal Reserve's risk-based capital regulations. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be "Tier I capital," principally consisting of common stockholders' equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I (leverage) capital ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier I (leverage) capital ratio of at least 1% to 2% above the stated minimum.

     The 1991 Banking Law requires each federal banking agency, including the Federal Reserve, to revise its risk-based capital standards within 18 months of enactment of the statute to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. In December 1994, the federal banking agencies jointly issued final regulations effective January 17, 1995, revising the risk-based capital rules to take account of interest rate risk.

     Capital Maintenance Agreement. In connection with the Administrator's approval of the Holding Company's application to acquire control of Home, the Holding Company was required to execute a Capital Maintenance Agreement whereby it has agreed to maintain Home's capital in an amount sufficient to enable Home to satisfy all regulatory capital requirements.

     Federal Securities Law. The Holding Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the offering of the Common Stock in connection with the Conversion. The Holding Company intends to register the Common Stock with the SEC pursuant to Section 12(b) of the Exchange Act. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company. See "REGISTRATION REQUIREMENTS".

Regulation of Home

     General. Federal and state legislation and regulation have significantly affected the operations of federally insured savings institutions and other federally regulated financial institutions in the past several years and have increased competition among savings institutions, commercial banks and other providers of financial services. In addition, federal legislation has imposed new limitations on investment authority, and higher insurance and examination assessments on savings institutions and has made other changes that may adversely affect the future operations and competitiveness of savings institutions with other financial institutions, including commercial banks and their holding companies. The operations of regulated depository institutions, including Home, will continue to be subject to changes in applicable statutes and regulations from time to time.

     Home is a North Carolina-chartered savings bank, is a member of the FHLB system, and its deposits are insured by the FDIC through the SAIF. It is subject to examination and regulation by the FDIC and the Administrator and to regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Generally, North Carolina-chartered savings banks whose deposits are insured by the SAIF are subject to restrictions with respect to activities and investments, transactions with affiliates and loans-to-one borrower similar to those applicable to SAIF-insured savings associations. Such examination and regulation is intended primarily for the protection of depositors and the federal deposit insurance funds.

     Home is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Stockholders), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings). As holders of loans secured by real property and as owners of real property, financial institutions, including Home, may be subject to potential liability under various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of real property.

     The FDIC has extensive enforcement authority over North Carolina-chartered savings banks, including Home. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and unsafe or unsound practices.

     The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution's financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Transactions with Affiliates. Under current federal law, transactions between Home and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of Home is any company or entity that controls, is controlled by or is under common control with the savings bank. Upon consummation of the Conversion, Home will be an affiliate of the Holding Company. Generally, Sections 23A and 23B (i) establish certain collateral requirements for loans to affiliates; (ii) limit the extent to which the savings institution or its subsidiaries may engage in

"covered transactions" with any one affiliate to an amount equal to 10% of such savings institution's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (iii) require that all such transactions be on terms substantially the same, or at least as favorable, to the savings institution or the subsidiary as those provided to a nonaffiliate. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

     Further, current federal law has extended to savings banks the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who own more than 10% of a savings bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the savings bank's loans-to-one borrower limit as established by federal law (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and stockholders who own more than 10% of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000). Further, pursuant to Section 22(h) the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features.

     Insurance of Deposit Accounts. The FDIC administers two separate deposit insurance funds. The SAIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the Federal Savings and Loan Insurance Corporation (the "FSLIC") prior to the enactment of FIRREA, and the BIF maintains a fund to insure the deposits of institutions the deposits of which were insured by the FDIC prior to the enactment of FIRREA. Home is a member of the SAIF of the FDIC.

     As a SAIF-insured institution, Home is subject to insurance assessments imposed by the FDIC. Effective January 1, 1993, the FDIC replaced its uniform assessment rate with a transitional risk-based assessment schedule issued by the FDIC pursuant to the 1991 Banking Law, which imposes assessments ranging from $0.23 to $0.31 per $100 of an institution's average assessment base. The actual assessment to be paid by each SAIF member is based on the institution's assessment risk classification, which is based on whether the institution is considered "well capitalized," "adequately capitalized" or "undercapitalized" (as such terms have been defined in federal regulations), and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns. Under the 1991 Banking Law, the FDIC also may impose special assessments on SAIF members to repay amounts borrowed from the U.S. Treasury or for any other reason deemed necessary by the FDIC. As a result of the 1991 Banking Law, the assessment rate on deposits could further increase over a 15-year period.

     Financial institutions such as Home which are members of the SAIF, are required to pay higher deposit insurance premiums than financial institutions which are members of the BIF, primarily commercial banks, because the BIF has higher reserves than the SAIF and has been responsible for fewer troubled institutions. The FDIC Board of Directors has recently approved a new risk-based premium schedule that will reduce assessment rates for commercial banks, will leave assessment rates for financial institutions such as Home at current levels, and will increase the disparity between SAIF and BIF assessments. Assessments for BIF members range from $0.04 to $0.31 per $100 of domestic deposits. In announcing this rule, the FDIC noted that the premium differential may have adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members, such as Home, could be placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs. Several alternatives to mitigate the effect of the BIF/SAIF premium disparity have been suggested by the federal banking regulators, by members of the United States Congress and by industry groups.

     The Balanced Budget Act of 1995, which was passed by the United States Congress but vetoed by the President for reasons unrelated to the SAIF recapitalization, provided for a one-time assessment currently estimated to be 0.85% of insured deposits that would fully capitalize the SAIF. It is unknown whether this legislation will be enacted or that premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result in a one-time charge to Home of up to $1.2 million pre-tax, assuming the special assessment is based on deposits held at March 31, 1996. Management cannot predict whether the legislation will be enacted, or, if enacted, the amount of any one-time fee or whether ongoing SAIF premiums will be reduced to a level equal to that of BIF premiums.

     Home incurred deposit insurance premium expense of $295,000 and $318,000 in fiscal 1995 and 1994, respectively. A significant increase in SAIF insurance premiums or a significant one-time fee to recapitalize the SAIF would likely have an adverse effect on the operating expenses and results of operations of Home.

     Community Reinvestment Act. Home, like other financial institutions, is subject to the Community Reinvestment Act ("CRA"). A purpose of the CRA is to encourage financial institutions to help meet the credit needs of its entire community, including the needs of low- and moderate-income neighborhoods. During Home's last compliance examination, Home received a "satisfactory" rating with respect to CRA compliance. Home's rating with respect to CRA compliance would be a factor to be considered by the Federal Reserve and FDIC in considering applications submitted by Home to acquire branches or to acquire or combine with other financial institutions and take other actions and, if such rating was less than "satisfactory," could result in the denial of such applications.

     The federal banking regulatory agencies have issued a revision of the CRA regulations, which became effective on January 1, 1996, to implement a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. Under the regulations, a savings bank will first be evaluated and rated under three categories: a lending test, an investment test and a service test. For each of these three tests, the savings bank will be given a rating of either "outstanding," "high satisfactory," "low satisfactory," "needs to improve" or "substantial non-compliance." A set of criteria for each rating has been developed and is included in the regulation. If an institution disagrees with a particular rating, the institution has the burden of rebutting the presumption by clearly establishing that the quantative measures do not accurately present its actual performance, or that demographics, competitive conditions or economic or legal limitations peculiar to its service area should be considered. The ratings received under the three tests will be used to determine the overall composite CRA rating. The composite ratings will be the same as those that are currently given: "outstanding," "satisfactory," "needs to improve" or "substantial non-compliance."

     Capital Requirements Applicable to Home. The FDIC requires Home to have a minimum leverage ratio of Tier I capital (principally consisting of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, less certain intangible and goodwill items), to average total assets of at least 3%; provided, however that all institutions, other than those (i) receiving the highest rating during the examination process and (ii) not anticipating or experiencing any significant growth, are required to maintain a ratio of 1% or 2% above the stated minimum, with an absolute minimum leverage ratio of not less than 4%. The FDIC also requires Home to have a ratio of total capital to risk-weighted assets, including certain off-balance sheet activities, such as standby letters of credit, of at least 8%. At least half of the total capital is required to be Tier I capital. The remainder (Tier II capital) may consist of a limited amount of subordinated debt, certain hybrid capital instruments, other debt securities, certain types of preferred stock and a limited amount of general loan loss allowance.

     An institution which fails to meet minimum capital requirements may be subject to a capital directive which is enforceable in the same manner and to the same extent as a final cease and desist order, and must submit a capital plan within 60 days to the FDIC. If the leverage ratio falls to 2% or less, the institution may be deemed to be operating in an unsafe or unsound condition, allowing the FDIC to take various enforcement actions, including possible termination of insurance or placement of the institution in receivership.

     The Administrator requires that net worth equal at least 5% of total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement.

     At March 31, 1996, Home complied with each of the capital requirements of the FDIC and the Administrator. For a description of Home's required and actual capital levels on March 31, 1996, see "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE".

     The 1991 Banking Law requires each federal banking agency to revise its risk-based capital standards within 18 months of enactment of the statute to ensure that those standards take adequate account of interest rate risk, concentration of credit risk, and the risk of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. On September 14, 1993, the agencies issued a joint notice of proposed rulemaking soliciting comment on proposed revisions to the risk-based capital rules to take account of interest rate risk. The notice proposes alternative approaches for determining the additional amount of capital, if any, that a bank may be required to have as a result of interest rate risk. The first approach would reduce a bank's risk-based capital ratios by an amount based on its measured exposure to interest rate risk in excess of a specified threshold. The second approach would assess the need for additional capital on a case-by-case basis, considering both the level of measured exposure and qualitative risk factors. In February 1994, the federal banking agencies proposed amendments to their respective risk-based capital requirements that would explicitly identify concentration of credit risk and certain risks arising from nontraditional activities, and the management of such risks, as important factors to consider in assessing an institution's overall capital adequacy. The proposed amendments do not, however, mandate any specific adjustments to the risk-based capital calculations as a result of such factors. Home cannot assess at this point the impact the proposal would have on its capital requirements.

     In December 1994, the FDIC adopted a final rule changing its risk-based capital rules to recognize the effect of bilateral netting agreements in reducing the credit risk of two types of financial derivatives - interest and exchange rate contracts. Under the rule, savings banks are permitted to net positive and negative mark-to-market values of rate contracts with the same counterparty, subject to legally enforceable bilateral netting contracts that meet certain criteria. This represents a change from the prior rules which recognized only a very limited form of netting. Home does not anticipate that this rule will have a material effect upon its financial condition or results of operations.

     Loans to One Borrower. Home is subject to the Administrator's loans-to-one borrower limits. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. These limits also authorize savings banks to make loans to one borrower, for any purpose, in an amount not to exceed $500,000. A savings institution also is authorized to make loans to one borrower to develop domestic residential housing units, not to exceed the lesser of $30 million, or 30% of the savings institution's net worth, provided that (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings institution is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements; (iv) the aggregate amount of loans made under this authority does not exceed 150% of net worth; and (v) the institution's regulator issues an order permitting the savings institution to use this higher limit. These limits also authorize a savings bank to make loans-to-one borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of net worth.

     As of March 31, 1996, the largest aggregate amount of loans which Home had to any one borrower was $764,000. Home had no loans outstanding which management believes violate the applicable loans-to-one borrower limits.

     Limitations on Rates Paid for Deposits. Regulations promulgated by the FDIC pursuant to the 1991 Banking Law place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The definitions of "well capitalized," "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the FDIC to implement the corrective action provisions of the 1991 Banking Law. See " -- Regulation of Home -- Impact of the 1991 Banking Law".

     Federal Home Loan Bank System. The FHLB system provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, Home is required to own capital stock in the FHLB of Atlanta in an amount at least equal to the greater of 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the end of each calendar year, or 5% of its outstanding advances (borrowings) from the FHLB of Atlanta. On March 31, 1996, Home was in compliance with this requirement with an investment in FHLB of Atlanta stock of $1.3 million.

     Federal Reserve System. Federal Reserve regulations require savings banks, not otherwise exempt from the regulations, to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts) and certain nonpersonal time deposits. The reserve requirements are subject to adjustment by the Federal Reserve. As of March 31, 1996, Home was in compliance with the applicable reserve requirements of the Federal Reserve.

     Restrictions on Acquisitions. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in FDIC regulations, of a state savings bank without giving at least 60 days' written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. Pursuant to regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired, among other things, upon the acquisition of more than 25% of any class of voting stock. In addition, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings bank or prejudice the interests of its depositors; or
(iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

     For three years following completion of the Conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of Home. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to Home or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Home by a corporation whose ownership is or will be substantially the same as the ownership of Home, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Home or the Boards of Directors of the Holding Company and Home support the acquisition, (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, and will be a source of financial strength to the Holding Company and Home; and (iii) the public interests will not be adversely affected.

     Liquidity. Home is subject to the Administrator's requirement that the ratio of liquid assets to total assets equal at least 10%. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments which, in the judgment of the Administrator, have a readily marketable value, including investments with maturities in excess of five years. At March 31, 1996, Home's liquidity ratio was substantially in excess of the North Carolina regulations.

     Additional Limitations on Activities. Recent FDIC law and regulations generally provide that Home may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in and if Home is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations for savings banks are permitted to engage are limited to those of service corporations for national banks.

     Savings banks are also required to notify the FDIC at least 30 days prior to the establishment or acquisition of any subsidiary, or at least 30 days prior to conducting any such new activity. Any such activities must be conducted in accordance with the regulations and orders of the FDIC and the Administrator. Savings banks are also generally prohibited from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade (generally referred to as "junk bonds").

     Impact of the 1991 Banking Law. The 1991 Banking Law became effective on December 19, 1991. Among other things, the 1991 Banking Law provided increased funding for the BIF and provided for expanded regulation of depository institutions and their affiliates, including bank holding companies.

     The 1991 Banking Law provided the federal banking agencies with broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers will depend upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," or "critically undercapitalized." Under the FDIC regulations applicable to Home, an institution is considered "well capitalized" if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater,
(iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An "adequately capitalized" institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating and which is not experiencing or anticipating significant growth). An institution is considered (A) "undercapitalized" if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or 3% and is not experiencing or anticipating significant growth); (B) "significantly undercapitalized" if the


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

institution has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3% and (C) "critically undercapitalized" if the institution has a ratio of tangible equity to total assets equal to or less than 2%.

     To facilitate the early identification of problems, the 1991 Banking Law required the federal banking agencies to review and, under certain circumstances, prescribe more stringent accounting and reporting requirements than those required by generally accepted accounting principles. The FDIC issued a final rule, effective July 2, 1993, implementing those provisions.

     The 1991 Banking Law further requires the federal banking agencies to develop regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. The 1991 Banking Law also requires annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Moreover, the 1991 Banking Law, as modified by the Federal Housing Enterprises Financial Security and Soundness Act, requires the federal banking agencies to set operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions and depository institution holding companies, as well as compensation standards (but not dollar levels of compensation) for insured depository institutions that prohibit excessive compensation, fees or benefits to officers, directors, employees, and principal stockholders. In July 1992, the federal banking agencies issued a joint advance notice of proposed rulemaking soliciting comments on all aspects of the implementation of these standards in accordance with the 1991 Banking Law, including whether the compensation standards should apply to depository institution holding companies. An interagency notice of proposed rulemaking was issued in November 1993. However, sections of the Riegle Community Development and Regulatory Improvement Act of 1994 will affect the nature and scope of the proposed regulations, and eliminates the requirement that the regulations apply to depository institution holding companies.

     The foregoing necessarily is a general description of certain provisions of the 1991 Banking Law and does not purport to be complete.

     Interstate Banking. A bank or savings bank holding company and its subsidiaries are currently prohibited from acquiring any voting shares of, or interest in, any banks or savings banks located outside of the state in which the operations of the savings bank holding company's subsidiaries are located, unless the acquisition is specifically authorized by the statutes of the state in which the target bank is located. However, in September 1994, Congress passed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act"). The Interstate Banking Act permits adequately capitalized bank and savings bank holding companies to acquire control of banks and savings banks in any state beginning on September 29, 1995, one year after the effectiveness of the Interstate Banking Act. North Carolina adopted nationwide reciprocal interstate acquisition legislation in 1994.

     Such interstate acquisitions are subject to certain restrictions. States may require the bank or savings bank being acquired to have been in existence for a certain length of time but not in excess of five years. In addition, no bank or saving bank may acquire more than 10% of the insured deposits in the United States or more than 30% of the insured deposits in any one state, unless the state has specifically legislated a higher deposit cap. States are free to legislate stricter deposit caps and, at present, 18 states have deposit caps lower than 30%.

     The Interstate Banking Act also provides for interstate branching. The McFadden Act of 1927 established state lines as the ultimate barrier to geographic expansion of a banking network by branching. The Interstate Banking Act withdraws these barriers, effective June 1, 1997, allowing interstate branching in all states, provided that a particular state has not specifically prohibited interstate branching by legislation prior to such time. Unlike interstate acquisitions, a state may prohibit interstate branching if it specifically elects to do so by June 1, 1997. States may choose to allow interstate


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

branching prior to June 1, 1997 by opting-in to a group of states that permits these transactions. These states generally allow interstate branching via a merger of an out-of-state bank with an in-state bank, or on a de novo basis. North Carolina has enacted legislation permitting interstate branching transactions.

     It is anticipated that the Interstate Banking Act will increase competition within the market in which Home now operates, although the extent to which such competition will increase in such market or the timing of such increase cannot be predicted. In addition, there can be no assurance as to whether, or in what form, legislation may be enacted in North Carolina in reaction to the Interstate Banking Act or what impact such legislation or the Interstate Banking Act might have upon Home.

     The Interstate Banking Act also modifies the controversial safety and soundness provisions contained in Section 39 of the 1991 Banking Law which required the banking regulatory agencies to promulgate regulations governing such topics as internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and fees and other matters those agencies determine to be appropriate. The legislation exempts bank holding companies from these provisions and requires the agencies to prepare guidelines, as opposed to regulations, dealing with these areas. It also gives more discretion to the banking regulatory agencies in prescribing standards for banks' asset quality, earnings and stock valuation.

     The Interstate Banking Act also expands current exemptions from the requirement that banks be examined on a 12-month cycle. Exempted banks will be inspected every 18 months. Other provisions address paperwork reduction and regulatory improvements, small business and commercial real estate loan securitization, truth-in-lending amendments regarding high cost mortgages, strengthening of the independence of certain financial regulatory agencies, money laundering, flood insurance reform and extension of certain statutes of limitations.

     Restrictions on Dividends and Other Capital Distributions. A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations. In addition, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, must obtain the written approval from the Administrator before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the institution's net income for the most recent fiscal year end, or (ii) the average of the institution's net income after dividends for the most recent fiscal year end and not more than two of the immediately preceding fiscal year ends, if applicable.

     Also, without the prior written approval of the Administrator, a North Carolina-chartered stock savings bank, for a period of five years after its conversion from mutual to stock form, may not repurchase any of its capital stock. The Administrator will give approval to repurchase only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of the institution. Under FDIC regulations, stock repurchases may be made during the first year after the Conversion only after receipt of FDIC approval.

     In addition, Home is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with Home's conversion from mutual to stock ownership.

     Restrictions on Benefit Plans. FDIC regulations provide that for a period of one year from the date of the Conversion, Home may not implement or adopt a stock option plan or restricted stock plan, other than a tax-qualified plan or ESOP, unless: (1) the plans are fully disclosed in the Conversion proxy soliciting and stock offering material, (2) all such plans are approved by a majority of the Holding Company's stockholders prior to implementation and no earlier than six months following the Conversion, (3) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (4) for restricted stock plans, no stock issued in connection with the Conversion may be used to fund the plan and
(5) prior to implementing the plans, all such plans are submitted for review and approval to the Regional Director of the FDIC.

     The FDIC regulations provide that the FDIC will presume that excessive compensation will result if stock based benefit plans fail to satisfy percentage limitations on management stock-based benefit plans set forth in the regulations of the OTS. Those regulations provide that (1) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the Conversion, (2) for restricted stock plans, the shares issued may not exceed 3% of the shares issued in the Conversion (4% for institutions with tangible capital of 10% or greater after the Conversion), (3) the aggregate amount of stock purchased by the ESOP shall not exceed 10% (8% for well-capitalized institutions utilizing a 4% restricted stock plan), (4) no individual employee may receive more than 25% of the available awards under any plan, and (5) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan. The awards and grants to be made under the Holding Company's proposed MRP and Stock Option Plan conform to these requirements.

     Other North Carolina Regulation. As a North Carolina-chartered savings bank, Home derives its authority from, and is regulated by, the Administrator. The Administrator has the right to promulgate rules and regulations necessary for the supervision and regulation of North Carolina savings banks under his jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the Administrator includes, but is not limited to: the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases, the regulation of incorporators, stockholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest. North Carolina law requires that Home maintain federal deposit insurance as a condition of doing business.

     The Administrator conducts regular examinations of North Carolina-chartered savings banks. The purpose of such examinations is to assure that institutions are being operated in compliance with applicable North Carolina law and regulations and in a safe and sound manner. These examinations are usually conducted on a joint basis with the FDIC. In addition, the Administrator is required to conduct an examination of any institution when he has good reason to believe that the standing and responsibility of the institution is of doubtful character or when he otherwise deems it prudent. The Administrator is empowered to order the revocation of the license of an institution if he finds that it has violated or is in violation of any North Carolina law or regulation and that revocation is necessary in order to preserve the assets of the institution and protect the interests of its depositors. The Administrator has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice or unfair and discriminatory practice in the conduct of its business or in violation of any other law, rule or regulation.

     A North Carolina-chartered savings bank must maintain net worth, computed in accordance with the Administrator's requirements, of 5% of total assets and liquidity of 10% of total assets, as discussed above. Additionally, a North Carolina-chartered savings bank is required to maintain general valuation allowances and specific loss reserves in the same amounts as required by the FDIC.

     Subject to limitation by the Administrator, North Carolina-chartered savings banks may make any loan or investment or engage in any activity which is permitted to federally chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans. In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina;
(iii) bank demand or time deposits; (iv) stock or obligations of the federal deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

     North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Administrator. The approval is conditioned upon findings by the Administrator that, among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for simultaneous mergers and conversions and for supervisory mergers conducted by the Administrator.


                       MANAGEMENT OF THE HOLDING COMPANY

     The Board of Directors of the Holding Company currently consists of six directors: C.A. Holbrook, Joel A. Huneycutt, Douglas P. Stokes, Greg E. Underwood, Carl M. Hill and R. Ronald Swanner. Each of these persons is also a director of Home, and biographical information with respect to each is set forth under "MANAGEMENT OF HOME --Directors". The Holding Company's Bylaws provide for staggered election of its directors, if and when the number of directors equals at least nine, so that approximately one-third of the directors are elected each year for three-year terms. Until the number of directors reaches nine, directors of the Holding Company are elected for one year terms, or until their successors are elected and qualified. Under the Holding Company's Bylaws, no person over 75 years of age shall be eligible for election or appointment to the Holding Company's Board of Directors and no director may serve after the first annual meeting of stockholders immediately following such person's reaching 75 years of age.

     The executive officers of the Holding Company, each of whom is also currently an executive officer of Home, and each of whom serves at the discretion of the Board of Directors of the Holding Company, are as follows:



                                 Age at                   Position Held
       Name                September 30, 1995        With the Holding Company
       ----                ------------------        ------------------------
Carl M. Hill                       63              President and Chief Executive
                                                              Officer

R. Ronald Swanner                  47              Executive Vice President and
                                                             Secretary

     Biographical information with respect to each of these officers is set forth below under "MANAGEMENT OF HOME -- Executive Officers". There are no employees of the Holding Company other than the executive officers listed above. No officer, director or employee of the Holding Company has received remuneration from the Holding Company to date, and it is currently expected that no compensation will be paid by the Holding Company after the Conversion. Information concerning the principal occupations and employment of, and compensation paid by Home to, the directors and executive officers of the Holding Company is set forth under "MANAGEMENT OF HOME". See "MANAGEMENT OF
HOME -- Employment Agreements" and "-- Special Termination Agreements" for a description of certain agreements expected to be entered into with certain officers of the Holding Company and Home.

                               MANAGEMENT OF HOME

Directors

     The direction and control of Home, as a mutual North Carolina-chartered savings bank, has been vested in its six-member Board of Directors elected by the depositor and borrower members of Home. Upon conversion of Home to capital stock form, each director of Home immediately prior to the Conversion will continue to serve as a director of Home as a stock institution. Home's proposed Bylaws, which would become effective after the Conversion, provide for staggered elections of its directors, if and when the number of directors equals at least nine, so that approximately one-third of the directors are elected each year for three-year terms. Unless and until the number of directors on the Home Board of Directors reaches nine, directors will be elected for one-year terms, or until their successors are elected and qualified. Under Home's Bylaws, no person over 70 years of age shall be eligible for election or appointment to the Home Board of Directors and no director may serve after the first annual meeting of stockholders immediately following such person's reaching 70 years of age. Upon consummation of the Conversion, the Holding Company will own all of the issued and outstanding shares of capital stock of Home, and the Holding Company will elect the directors of Home. The Holding Company now plans to nominate and re-elect all members of Home's existing board of directors when their existing terms expire. The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors of Home.


                              Age on
                             September
                                30,            Principal Occupation            Term    Director
Name                           1995           During Last Five Years          Expires   Since
- ----                         --------         ----------------------          -------  --------
Carl M. Hill                   63      President and CEO,  Home Savings        1996     1961

Caldwell A. Holbrook, Jr.      48      Partner, D.A. Holbrook & Sons,          1996     1985
                                       General Contractors

Joel A. Huneycutt              53      President, Locust Lumber Company,       1996     1984
                                       Inc.

Douglas Dwight Stokes          49      Owner and President, Stokes             1996     1988
                                       Construction Company

R. Ronald Swanner              47      Executive Vice President, Home          1996     1981
                                       Savings

Greg E. Underwood              32      CPA in private practice; Owner,         1996     1995
                                       Carolina Oil Co. of Albemarle, Inc.
                                       and Barefoot Oil Co. of Albemarle,
                                       Inc.; Secretary/Treasurer of
                                       Southeastern Floral Corp.


Board Meetings and Committees

     Home conducts its business through meetings of the Board of Directors and through activities of its committees. During the last fiscal year ended September 30, 1995, the Board of Directors held 12 meetings. All directors attended at least 75% of the total meetings of the Board of Directors during the year ended September 30, 1995. The Board of Directors has four committees as described below.

     The Loan Committee is composed of Messrs. Stokes, Hill and Swanner. This Committee reviews and approves or disapproves loans. The Loan Committee meets once a week and met approximately 52 times during the fiscal year ended September 30, 1995.

     The Audit Committee is composed of Messrs. Stokes, Underwood and Huneycutt and meets annually to review and obtain the annual audit report and also meets on an as-needed basis. The Committee met one time during the fiscal year ended September 30, 1995.

     The Nominating Committee is composed of Messrs. Holbrook, Huneycutt and Stokes. The Nominating Committee recommends individuals to be elected to serve as directors of Home. The Nominating Committee generally meets on an annual basis and met one time during the fiscal year ended September 30, 1995.

     The Proxy Committee is composed of Messrs. Stokes, Holbrook and Huneycutt. The Proxy Committee meets on an as needed basis and met one time during the fiscal year ended September 30, 1995.

     The Compensation Committee is composed of Messrs. Huneycutt, Holbrook and Stokes. The Compensation Committee meets on an annual basis and met one time during the fiscal year ended September 30, 1995.

Directors' Fees

     For their service on the Home Board of Directors, members of the Board, including Mr. Hill and Mr. Swanner, receive a retainer of $2,500 per year and an additional $600 per regular monthly board meeting attended. Mr. Stokes receives an additional $300 per month for his service on the Loan Committee.

Deferred Compensation Agreements with Directors

     1985 Retirement Payment Agreements. Mr. Hill and Mr. Swanner, as well as two outside directors and two retired directors, participate in a deferred compensation plan established in 1985 under which such directors, or their designated beneficiaries, would be paid specified amounts over a ten-year period beginning at age 65 (or in one case, age 70) in return for the deferral of certain amounts of the director's fees over a five-year period. If a director dies while serving as a director but before receiving all of his benefits under the agreement, payments will be made to his designated beneficiary, or if none, to his estate.

     As a condition of the agreement, each director has agreed not to engage in activities in competition with Home and to provide consulting services to Home during the period the retirement benefits are payable.

     Messrs. Troy E. Alexander and Ellie F. Wilson, Jr., both retired directors, are currently receiving monthly payments of $540 and $356, respectively, under these agreements.

     1995 Retirement Payment Agreements. In 1995, Home entered into additional deferred compensation arrangements with all of its directors. Under the agreements, Home will pay each director a specified amount per month for a period of ten years upon the director's attainment of age 65 (or in Mr. Hill's case, beginning in 2000), in return for the deferral of certain amounts of the director's fees over a five-year period.

     If a director dies while serving as a director but before receiving all of his benefits under the agreement, payments will be made to his designated beneficiary, or if none, to his estate, unless the death is by suicide within two years of the execution of the agreement (in which case the deferred fees will be returned, with interest). If a director becomes disabled while serving as a director, but prior to attaining age 65 (October 1, 2000 for Mr. Hill), Home will pay the same benefits that would be payable in the event of the director's death. If a director terminates his service to Home for reasons other than death or disability, he or his beneficiary shall be entitled to receive at age 65 (or October 1, 2000 for Mr. Hill) or his prior death only the vested portion of the benefit due under the agreement. Vesting occurs according to a schedule contained in the agreement. If any director's termination of service shall occur after a change in control of Home, the director shall be 100% vested in the retirement benefits.

     As a condition of the agreement, each director has agreed not to engage in activities in competition with Home and to provide consulting services to Home during the period that the retirement benefits are payable.

Directors Retirement Plan

     In 1995, Home adopted a retirement plan for directors after determining that such a plan would help it attract and retain qualified directors. Under the plan all directors will be paid $1,000 per month over a ten-year period beginning after the director attains 70 years of age (the "Normal Retirement Date"). If a director dies while serving as a director but before receiving all of his benefits under the plan, payments will be made to his designated beneficiary in lump sum or installments at Home's option, unless the death is by suicide within two years of the execution of the agreement. If a director becomes disabled while serving as a director, but prior to his Normal Retirement Date, Home will pay the benefits due under the plan, either in installments over the ten-year period or in a lump sum payment. If a director terminates his service to Home before his Normal Retirement Date for reasons other than death or disability, he or his beneficiary shall be entitled at the Normal Retirement Date or his prior death to receive only the vested portion of the benefits due under the plan. Vesting occurs according to a schedule contained in the agreement. If any director's termination of service shall occur after a change in control of Home, the director shall be 100% vested in the retirement benefits.

     As a condition of the agreement, each director has agreed not to engage in activities in competition with Home and to provide consulting services to Home during the period the retirement benefits are payable.

     Home has purchased life insurance on the lives of its directors to fund its obligations under the deferred compensation and directors' retirement plan agreements described above. Total expense related to the above-described agreements was approximately $94,000 and $148,000 for the six-month period ended March 31, 1996 and for the fiscal year ended September 30, 1995, respectively. Home's accrued liability for obligations under the plans amounted to $548,000 at March 31, 1996.

     Existing members of the Board of Directors may also receive additional benefits following the Conversion. See "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan."

Executive Officers

     Home's executive officers are Carl M. Hill, President and Chief Executive Officer, and R. Ronald Swanner, Executive Vice President.

     Mr. Hill has been employed by Home since 1957 and was named President in 1974.

     Mr. Swanner joined Home in 1974. He has served as Executive Vice President since 1980.

Executive Compensation

     The following table sets forth for the fiscal year ended September 30, 1995 certain information as to the cash compensation received by the President and Executive Vice President of Home. No other executive officer of Home had cash compensation during the year ended September 30, 1995 that exceeded $100,000 for services rendered in all capacities to Home.


                                                 Other Annual
    Name and                                     Compensation   All Other
Principal Position             Salary    Bonus       ($)/(1)/  Compensation
- ------------------             ------    -----   ------------  ------------
Carl M. Hill                   $138,411  $7,591         - - -   $9,250/(2)/
President, CEO and Director

R. Ronald Swanner              $ 91,887  $5,694         - - -   $9,250/(3)/
Executive Vice President


(1) Under the "Other Annual Compensation" category, prequisities for the fiscal year ended September 30, 1995 did not exceed the lesser of $50,000 or 10% of salary and bonus as reported for either Mr. Hill or Mr. Swanner.
(2) Directors' fees received by Mr. Hill. No amount was contributed to Home's 401(k) profit sharing plan for Mr. Hill during fiscal year 1995 because such plan was not established until January 1, 1996. As of March 31, 1996, Home had contributed $1,199 to the 401(k) profit sharing plan for Mr. Hill.
(3) Directors' fees received by Mr. Swanner. No amount was contributed to Home's 401(k) profit sharing plan for Mr. Swanner during fiscal year 1995 because such plan was not established until January 1, 1996. As of March 31, 1996, Home had contributed $781 to the 401(k) profit sharing plan for Mr. Swanner.


Supplemental Income Agreements

     1985 Agreements. Home entered into Supplemental Income Agreements with Mr. Hill and Mr. Swanner on October 1, 1985. The agreements provide that Home will pay Mr. Hill $1,200 per month for a continuous period of 216 months, and Mr. Swanner $861 per month for a continuous period of 180 months. Mr. Hill's benefits will commence on the later of his 62nd birthday or his actual retirement. Mr. Swanner's benefits will commence on the first day of the month following his 65th birthday. If the executive dies while employed by Home but before receiving any or all of the payments due under the agreement, the remaining payments will be made to his designated beneficiary, or, if none, to his estate. If the executive becomes disabled prior to his retirement from Home, Home will pay him the benefits due under the agreement. The plan also provides for an early retirement benefit upon retirement with 30 years of service with Home.

     As a condition of the agreements, Mr. Hill and Mr. Swanner must be available to provide consulting services to Home during the period the retirement payments are payable and must not engage in activities in Stanly County, North Carolina in competition with Home.

     1995 Agreements. In September 1995, Home also entered into Supplemental Income Agreements with Mr. Hill and Mr. Swanner. Under the agreements, Home will pay Mr. Hill $25,000 annually and Mr. Swanner $15,000 annually for a period of fifteen years upon the executive's attainment of age 65 or actual retirement, if later.

     If the executive dies while employed by Home but before receiving all of his benefits under the agreement, payments will be made to his designated beneficiary, or if none, to his estate, unless the death is by suicide within two years of the execution of the agreement. If the executive becomes disabled while employed by Home, but prior to attaining age 65, Home will pay the same benefits that would be payable in the event of the executive's death, either in installments over the fifteen-year period or in a lump sum payment. If the executive terminates his service to Home for reasons other than death or disability, he or his beneficiary shall be entitled to receive at age 65 or his prior death only the vested portion of the benefits due under the agreement. Vesting occurs according to a schedule contained in the agreement. If the executive's termination of service shall occur after a change in control of Home, the executive shall be 100% vested in the retirement benefits.

     As a condition of the agreement, each executive has agreed not to engage in activities in competition with Home in Albemarle, North Carolina, and to provide consulting services to Home during the period that the retirement benefits are payable.

     Home has purchased life insurance on the lives of Mr. Hill and Mr. Swanner to fund its obligations under the agreements described above. Total expense related to those agreements was approximately $17,000 and $231,000 for the six-month period ending March 31, 1996 and for the fiscal year ended September 30, 1995, respectively, and Home's accrued liability for plan obligations amounted to $418,000 at March 31, 1996.

Retirement Plan

     Home maintains a non-contributory defined benefit pension plan ("Pension Plan") for the benefit of all of its employees who have completed one year of service and who are at least 21 years of age. Under the Pension Plan, Home annually contributes an actuarially determined amount to provide a benefit for each participant at retirement.

     Participants are fully vested in amounts contributed to the Pension Plan on their behalf by Home after completing five years of service. Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment.

     Normal retirement age under the Pension Plan is the later of (a) age 65 or
(b) the fifth anniversary of the date an employee first became a participant in the Pension Plan ("Normal Retirement Age"). Subject to certain restrictions on maximum benefits required by federal law, upon reaching Normal Retirement Age, each participant will receive a retirement benefit in the form of a straight life annuity, determined pursuant to a formula which takes into consideration a participant's "final average compensation," years of service with Home and the participant's expected benefits from Social Security. In general, for purposes of the Pension Plan, a participant's "final average compensation" is defined as his average annual compensation for those five consecutive years in the last ten calendar years immediately preceding Normal Retirement Age that produce the highest average. The plan also offers early retirement to participants who have completed fifteen years of service and who are at least fifty-five years of age.

     The following table shows the retirement benefit payable for a range of compensation and years of service for a person who retires at Normal Retirement Age. These are hypothetical benefits based upon the plan's normal benefit formula.


Earnings Credited for                Years of Service at Normal Retirement
 Retirement Benefits
                              15         20         25         30          35
                              --         --         --         --          --
$ 25,000...............    $ 6,998    $ 9,330    $11,663    $11,745    $ 11,828

$ 50,000...............    $16,560    $22,080    $27,600    $28,620    $ 29,640

$ 75,000...............    $26,123    $31,830    $43,538    $45,495    $ 47,453

$100,000...............    $35,685    $47,580    $59,475    $62,370    $ 65,265

$125,000...............    $45,248    $60,330    $75,413    $79,245    $ 83,078

$150,000...............    $54,810    $73,080    $91,350    $96,120    $100,890

The benefits listed above are annual amounts and are based on the assumption that the participant is age 65. As of September 30, 1995, Carl M. Hill and R. Ronald Swanner had 38 and 21 years, respectively, of service under the Pension Plan.

401(k) Profit Sharing Plan

     In January 1996, Home established a contributory savings plan for its employees, which meets the requirements of Section 401(k) of the Code. All employees who have completed twelve months of service may elect to contribute a percentage of their compensation to the plan each year, subject to certain maximums imposed by federal law. Home will match 50% of each participant's contribution, up to a maximum employer contribution of 3% of the participant's compensation. For purposes of the 401(k) plan, compensation means a participant's compensation received from the employer as reported on Form W-2.

     Participants are fully vested in amounts they contribute to the plan. Participants are fully vested in amounts contributed to the plan on their behalf by Home as employer matching contributions after six years of service as follows: 1 year, 0%; 2 years, 20%; 3 years, 40%; 4 years, 60%; 5 years, 80%; 6 or more years, 100%.

     Benefits under the plan are payable in the event of the participant's retirement, death, disability or termination of employment. Normal retirement age under the plan is 65 years of age. The total amount contributed by Home to the 401(k) plan for the six-month period ended March 31, 1996 and for the fiscal year ended September 30, 1995 was $7,800 and $0, respectively. Home intends to terminate the 401(k) plan in connection with the Conversion.

Other Benefits

     Home provides its employees with group medical, life and accidental death and dismemberment insurance benefits. Employees are also provided with vacation, holiday and sick leave.

     The Board of Directors may, in its absolute discretion, award a bonus to employees based on each employee's then-current salary. The bonus is first applied to each employee's 401(k) plan account to the extent allowable by law. Any excess amount is paid directly to the employees.

Employment Agreements

     In connection with the Conversion, Home will enter into employment agreements with Carl M. Hill and R. Ronald Swanner in order to establish their duties and compensation and to provide for their continued employment with Home. The agreements will provide for an initial annual base salary of $157,320, for Mr. Hill and $101,160 for Mr. Swanner. The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, following a performance evaluation of the employee, each agreement may be extended for an additional year. Each agreement provides that base salary shall be reviewed by the Board of Directors not less often than annually. In addition, the employment agreements provide for discretionary bonuses and participation in all other pension, profit-sharing or retirement plans maintained by Home or by the Holding Company for employees of Home, as well as fringe benefits normally associated with such employee's office, including the use of a company car. The employment agreements provide that they may be terminated by Home for cause, as defined in the agreement, and that they may otherwise be terminated by Home (subject to vested rights) or by the employee. In the event of a change in control (as defined below), the terms of each agreement shall be automatically extended for three years from the date of the change of control, and the employee's base salary shall be increased at least 6% annually.

     The employment agreements provide that the nature of the employee's compensation, duties or benefits may not be diminished following a change in control of Home or the Holding Company. For purposes of the employment agreements, a change in control generally will occur if (i) after the effective date of the employment agreement, any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing 25% or more of any class of voting securities of either the Holding Company or Home, or acquires in any manner control of the election of a majority of the directors of either the Holding Company or Home, (ii) either the Holding Company or Home consolidates or merges with or into another corporation, association or entity, or is otherwise reorganized, where neither the Holding Company nor Home is the surviving corporation in such transaction, or (iii) all or substantially all of the assets of either the Holding Company or Home are sold or otherwise transferred to, or are acquired by, any other entity or group.

     The employment agreements could have the effect of making it less likely that Home or the Holding Company will be acquired by another entity. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME -- The Holding Company -- Anti-Takeover Effect of Employment Agreements, Severance Plan and Benefit Plans".

Severance Plan

     In connection with the Conversion, Home's Board of Directors plans to adopt a Severance Plan for the benefit of its employees. The Severance Plan provides that in the event there is a "change in control" of Home or the Holding Company (as defined in the Severance Plan) and (i) Home or any successor of Home terminates the employment of any full time employee of Home in connection with, or within 24 months after the change in control, other than for "cause" (as defined in the Severance Plan), or (ii) an employee terminates his or her employment with Home or any successor following a decrease in the level of such employee's annual base salary rate or a transfer of such employee to a location outside of Stanly County, North Carolina, as applicable, within 24 months after a change in control, all non-officer employees shall be entitled to a severance benefit equal to the greater of (a) an amount equal to two weeks' salary at the employee's existing salary rate multiplied times the employee's number of complete years of service as a Home employee, subject to a maximum payment equal to the employee's annual salary rate at the time of termination; or (b) the amount of one month's salary at the employee's salary rate at the time of termination. The Severance Plan provides that under the circumstances described above, officers of Home shall be entitled to receive a severance benefit equal to the greater of (a) the amount of one year's salary at the officer's annual salary rate at the time of termination or (b) an amount equal to two weeks' salary at the officer's existing salary rate multiplied times the officer's number of complete years of service to Home. Officers and employees of Home who, at the time of a "change in control," are parties to employment agreements are not covered by the Severance Plan.

     The Severance Plan could have the effect of making it less likely that Home or the Holding Company will be acquired by another entity. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME -- The Holding Company -- Anti-Takeover Effect of Employment Agreements, Severance Plan and Benefit Plans".

Employee Stock Ownership Plan

     Home has established the ESOP for its eligible employees. The ESOP will become effective upon the Conversion. Employees with one year of service with Home and who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use the funds to purchase up to 8% of the shares of Common Stock to be issued in the Conversion, estimated to be between 231,200 and 312,800 shares assuming the issuance of between 2,890,000 and 3,910,000 shares. In the event of an oversubscription of shares of Common Stock and, as a result, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the ESOP intends to purchase in the open market after the Conversion such shares as are necessary for the ESOP to own a number of shares equal to 8% of the shares of Common Stock issued in the Conversion.

     Collateral for the Holding Company's loan to the ESOP will be the Common Stock purchased by the ESOP. It is expected that the loan will be repaid principally from Home's discretionary contributions to the ESOP within 10 years. Dividends, if any, paid on shares held by the ESOP may also be used to reduce the loan. It is anticipated that the interest rate for the loan will be a commercially reasonable rate at the time of the loan inception. The loan will not be guaranteed by Home. Shares purchased by the ESOP and pledged as security for the loan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of relative compensation in the year of allocation. Benefits will vest in full upon five years of service with credit given for years of service prior to the Conversion. Benefits are payable upon the participant's retirement, death, disability or termination of service. Home's contributions to the ESOP are not fixed, so benefits payable and corresponding expenses under the ESOP cannot be determined, although benefits payable and corresponding expenses have been estimated in preparing the pro forma computations set forth in this Prospectus. See "PRO FORMA DATA".

     In connection with the establishment of the ESOP, Home will establish a committee of the Board of Directors to administer the ESOP. Trustees for the ESOP will also be appointed prior to the Conversion. The ESOP committee may instruct the trustees regarding investment of funds contributed to the ESOP. Participating employees shall instruct the trustees as to the voting of all shares allocated to their respective accounts and held in the ESOP. The unallocated shares held in the suspense account, and all allocated shares for which voting instructions are not received, will be voted by the trustees in their discretion subject to the provisions of ERISA.

     The ESOP may be considered an "anti-takeover" device because the ESOP may become the owner of a sufficient percentage of the total outstanding Common Stock of the Holding Company so that the vote or decision whether to tender shares of the ESOP may be used as a defense in a contested takeover. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME -- The Holding Company -- Anti-Takeover Effect of Employment Agreements, Severance Plan and Benefit Plans".

Proposed Management Recognition Plan

     The Boards of Directors of Home and the Holding Company intend to adopt a MRP within one year of the Conversion, subject to approval by the stockholders of the Holding Company at a stockholders meeting to be held no sooner than six months after the Conversion. The MRP serves as a means of providing the directors, officers and certain employees of Home with an ownership interest in the Holding Company in a manner designed to encourage such persons to continue their service to Home. All directors and officers and certain employees of Home would receive benefits under the MRP. Upon stockholder approval of the MRP, the Holding Company expects to either provide for (i) the issuance of authorized but unissued shares of Common Stock or (ii) the purchase in the open market of an amount of Common Stock, in either instance equal to 4% of the shares of Common Stock issued in the Conversion. To the extent that the MRP acquires authorized but unissued shares after the Conversion, the interests of existing stockholders will be diluted. Shares issued under the MRP will be issued at no cost to recipients. Assuming the issuance of 3,910,000 shares in the Conversion and receipt of regulatory and stockholder approval, 156,400 shares would be issued pursuant to the MRP and allocated as follows:




                                                        Estimated Number
                                                     of Restricted Shares   Percentage of Total
Recipient                    Title                      to be Granted       Restricted Shares
- ---------                    -----                   --------------------   -------------------
Caldwell A. Holbrook, Jr.    Director                       7,820                5%
Joel A. Huneycutt            Director                       7,820                5
Douglas Dwight Stokes        Director                       7,820                5
Greg E. Underwood            Director                       7,820                5
Carl M. Hill                 President and CEO,            39,100               25
                             Director
R. Ronald Swanner            Executive Vice President      31,280               20
                             and Director
Other Employees                                            54,740               35
                                                          -------              ---
Total                                                     156,400              100%
                                                          =======              ===

     After the grant of shares under the MRP, recipients will be entitled to vote such shares and receive all dividends and cash distributions with respect thereto. The MRP provides that 20% of the shares granted would vest and become nonforfeitable on the first anniversary of the date of the grant under the MRP and 20% would vest and become nonforfeitable on each subsequent anniversary date, so that the shares would be completely vested at the end of five years after the date of grant. Grants of Common Stock under the MRP would immediately vest upon the disability or death of a recipient. Until shares become vested, the right to vote such shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. If the recipient of shares under the MRP terminates his service to Home (other than by death or disability) prior to the time shares become vested, unvested shares would be forfeited to the MRP and would be subject to future allocations to others. The MRP provides that the MRP cannot be terminated upon the change in control of the Holding Company or Home unless the acquiror provides for an equivalent benefit. For this purpose, "change in control" has the same meaning as is set forth in the employment agreements of the president and the executive vice president and the special termination agreements. See "-- Employment Agreements" and "-- Special Termination Agreements".

     If the MRP is approved by the stockholders and by the applicable regulatory authorities, Home expects to recognize a compensation expense for the MRP awards in the amount of the fair market value of the Common Stock granted. The expense would be recognized pro rata over the years during which shares vest. The recipients of stock grants would be required to recognize ordinary income equal to the fair market value of the stock. The stock grants would be made in recognition of the recipients' past service to Home and as an incentive for their continued performance.

     The Boards of Directors of Home and the Holding Company may decide to wait to submit the MRP to the stockholders of the Holding Company until a date no earlier than one year following the Conversion. In this event, the MRP may provide for a vesting schedule of less than five years and accelerated vesting in the event of retirement or a change in control, in addition to death or disability.

Proposed Stock Option Plan

     The Boards of Directors of Home and the Holding Company intend to adopt a Stock Option Plan within one year of the Conversion, subject to approval by the stockholders of the Holding Company at a stockholders meeting to be held no sooner than six months after the Conversion.

     Upon stockholder approval of the Stock Option Plan, the trustees under the Stock Option Plan could acquire in the open market a number of shares of Common Stock equal to 10% of shares issued in the Conversion. Such shares could be acquired prior to the time options vest or are exercised under the Stock Option Plan, or they could be acquired after the options vest and upon their exercise. In lieu of purchasing shares in the open market, the Holding Company could issue authorized but unissued shares of Common Stock to satisfy options. The Holding Company will reserve for issuance the maximum number of shares of Common Stock to be issued under the Plan (less any shares acquired by the Stock Option Plan in the open market). Assuming the issuance of between 2,890,000 and 3,910,000 shares in the Conversion, an aggregate of between 289,000 and 391,000 shares of Common Stock would be reserved for issuance and/or purchased in the open market to be issued upon the exercise of options granted under the Stock Option Plan.


     Assuming the Stock Option Plan is approved by the stockholders of the Holding Company, the Stock Option Plan would be administered by a committee of the Holding Company's Board of Directors. Options granted under the Stock Option Plan will have an option exercise price of not less than the fair market value of the Common Stock on the date the options are granted. Options granted under the Stock Option Plan will have a term of ten years, will not be transferable except upon death and will continue to be exercisable upon retirement, death or disability. Options granted under the Stock Option Plan will have a vesting schedule which will provide that 20% of the options granted would vest and become nonforfeitable on the first anniversary of the date of the option grant and 20% will vest and become nonforfeitable on each subsequent anniversary date, so that the options would be completely vested at the end of five years after the date of the option grant. Options will become 100% vested upon death or disability. In addition, if the Stock Option Plan is submitted to and approved by the Holding Company's stockholders more than one year after consummation of the Conversion, the Stock Option Plan may provide that options will become automatically vested upon retirement or upon a change in control of the Holding Company or Home. In such event, it is expected that "change in control" would have the same meaning as is set forth in the employment agreements of the executive officers. See "-- Employment Agreements." The Stock Option Plan will provide that the Plan cannot be terminated upon a change in control of the Holding Company or Home unless the acquiror provides for an equivalent benefit to holders of unvested options.

     Options granted to employees under the Stock Option Plan may be "incentive stock options" which are designed to result in beneficial tax treatment to the employee but no tax deduction to the Holding Company or Home. The holder of an incentive stock option generally is not taxed for federal income tax purposes on either the grant or the exercise of the option. However, the optionee must include in his or her federal alternative minimum tax income any excess (the "Bargain Element") of the acquired common stock's fair market value at the time of exercise over the exercise price paid by the optionee. Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an "Early Disposition"), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes. Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property. If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes. If an optionee exercises an incentive stock option and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased ("Payment Stock"), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an incentive stock option, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock. The Holding Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an incentive stock option or the optionee's exercise of an incentive stock option. However, if there is an Early Disposition, the Holding Company generally would be entitled to deduct the Bargain Element as compensation paid the optionee.

     Options granted to directors under the Stock Option Plan would be "non-qualified stock options." In general, the holder of a non-qualified stock option will recognize compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the non-qualified stock option. If the optionee elects to pay the exercise price in whole or in part with common stock, the optionee generally will not recognize any gain or loss on the common stock surrendered in payment of the exercise price. The Holding Company would not recognize any income or be entitled to claim any deduction upon the grant of a non-qualified stock option. At the time the optionee is required to recognize compensation income upon the exercise of the non-qualified stock option, the Holding Company would recognize a compensation expense and be entitled to claim a deduction in the amount equal to such compensation income.

     It is expected that the Stock Option Plan will provide that after an option has been granted, the optionee will be entitled to direct the trustees (three directors of Home) as to the voting of all shares of Common Stock held by the trustees to satisfy vested and unvested options which have been granted to the optionee. In the event a tender offer is made for shares held by the trustees to satisfy vested and unvested options granted to an optionee, the optionee will be able to instruct the trustees' response. Any shares held by the trustees to satisfy options not yet granted shall be voted or tendered by the trustees in their discretion.

     It is expected that the Stock Option Plan will provide that any cash dividends or other distributions paid or made with respect to shares of Common Stock held by the trustees in trust under the Stock Option Plan, plus earnings on such amounts, less amounts retained by the trustees to pay the expenses of such trust, will be paid by the trustees to the Holding Company.

     Assuming the issuance of 3,910,000 shares in the Conversion and approval of the Stock Option Plan by the stockholders of the Holding Company and the applicable regulatory agencies, the Board of Directors of the Holding Company and the Board of Directors of Home intend to grant options under the Stock Option Plan to the persons and in the amounts set forth below:

                                            Estimated Number       Percentage of Total
                                               of Shares                 Shares
Recipient                    Title          Subject to Option       Subject to Options
- ---------                    -----          -----------------      -------------------
Caldwell A. Holbrook, Jr.    Director            19,550                    5%
Joel A. Huneycutt            Director            19,550                    5
Douglas Dwight Stokes        Director            19,550                    5
Greg E. Underwood            Director            19,500                    5
Carl M. Hill                 President, CEO      97,750                   25
                             and Director
R. Ronald Swanner            Executive Vice      78,200                   20
                             President and
                             Director
Other Officers                                  136,850                   35
                                                -------                  ---
        Total                                   391,000                  100%
                                                =======                  ===

     If the Stock Option Plan is approved by the stockholders of the Holding Company and the applicable regulatory agencies, the options granted to employees and directors pursuant to the Stock Option Plan would be issued in recognition of the recipients' past service to Home and as an incentive for their continued performance. No cash consideration will be paid for the options.

     The Boards of Directors of Home and the Holding Company may decide to wait to submit the Stock Option Plan to the stockholders of the Holding Company until a date no earlier than one year following the Conversion. In this event, the Stock Option Plan may provide for a vesting schedule of less than five years and accelerated vesting in the event of retirement or a change in control, in addition to death and disability.

Certain Indebtedness and Transactions of Management

     Home makes loans to executive officers and directors of Home in the ordinary course of its business. These loans are made on the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectibility or present any other unfavorable features. Applicable regulations prohibit Home from making loans to executive officers and directors of Home on terms more favorable than could be obtained by persons not affiliated with Home. Home's policy concerning loans to executive officers and directors complies with such regulations. The aggregate unpaid principal balance of loans to directors and officers and their affiliates outstanding at March 31, 1996, totals approximately $1.0 million and represents 2.0% of pro forma stockholders' equity at March 31, 1996, assuming the sale of 3,400,000 shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

The Holding Company

     The Holding Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Neither the authorized Common Stock nor the authorized preferred stock has any par value.

     Common Stock. The Holding Company's Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity. Upon payment of the purchase price for the Common Stock, all such stock will be duly authorized, validly issued, fully paid, and nonassessable.

     Dividends. The holders of the Holding Company's Common Stock will be entitled to receive and share ratably in such dividends on Common Stock as may be declared by the Board of Directors of the Holding Company out of funds legally available therefor, subject to applicable statutory and regulatory restrictions. The ability of the Holding Company to pay dividends may be dependent on the receipt of dividends from Home. See "DIVIDEND POLICY", "SUPERVISION AND REGULATION -- Regulation of Home --Restrictions on Dividends and Other Capital Distributions" and "TAXATION".

     Stock Repurchases. The shares of Common Stock do not have any redemption provisions. The Holding Company may not, for a period of at least one year from the effective date of the Conversion, without the approval of the Administrator, repurchase any of its capital stock. Such approval shall be given only upon a showing that the proposed repurchase will not adversely affect the safety and soundness of Home. Stock repurchases are also subject to North Carolina regulations regarding capital distributions. In addition, the Holding Company must notify the Federal Reserve prior to repurchasing Common Stock for in excess of 10% of its net worth during any rolling 12 month period. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company".

     Voting Rights. Upon Conversion, the holders of Common Stock, as the only class of capital stock of the Holding Company then outstanding, will possess exclusive voting rights with respect to the Holding Company. Such holders will have the right to elect the Holding Company's Board of Directors and to act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to them. Each holder of Common Stock will be entitled to one vote per share. The holders of Common Stock will have no right to vote their shares cumulatively in the election of directors. As a result, the holders of a majority of the shares of Common Stock will have the ability to elect all of the directors on the Holding Company's Board of Directors.

     Liquidation Rights. In the event of a liquidation, dissolution or winding up of the Holding Company, the holders of Common Stock of the Holding Company would be entitled to ratably receive, after payment of or making of adequate provisions for, all debts and liabilities of the Holding Company and after the rights, if any, of preferred stockholders of the Holding Company, all remaining assets of the Holding Company available for distribution.

     Preemptive Rights. Holders of the Common Stock of the Holding Company will not be entitled to preemptive rights with respect to any shares which may be issued by the Holding Company.

     Shares Owned by Directors and Executive Officers. All shares of Common Stock issued in the Conversion to directors and executive officers of the Holding Company and Home will contain a restriction providing that such shares may not be sold without the written permission of the Administrator for a period of one year following the date of purchase, except in the event of death of the director or the executive officer.

     Preferred Stock. None of the 5,000,000 shares of the Holding Company's authorized preferred stock have been issued and none will be issued in the Conversion. Such stock may be issued in one or more series with such rights, preferences and designations as the Board of Directors of the Holding Company may from time to time determine subject to applicable law and regulations. If and when such shares are issued, holders of such shares may have certain preferences, powers and rights (including voting rights) senior to the rights of the holders of the Common Stock. The Board of Directors can (without stockholder approval) issue preferred stock with voting and conversion rights which could, among other things, adversely affect the voting power of the holders of the Common Stock and assist management in impeding an unfriendly takeover or attempted change in control of the Holding Company that some stockholders may consider to be in their best interests but to which management is opposed. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME --The Holding Company --Restrictions in Articles of Incorporation and Bylaws". The Holding Company has no current plans to issue preferred stock.

     Restrictions on Acquisition. Acquisitions of the Holding Company and acquisitions of the capital stock of the Holding Company are restricted by provisions in the Articles of Incorporation and Bylaws of the Holding Company and by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME -- The Holding Company -- Restrictions in Articles of Incorporation and Bylaws" and "--Regulatory Restrictions".

Home

     Common Stock. After consummation of the Conversion, Home will be authorized to issue 100,000 shares of common stock, no par value ("Home Common Stock"). The Home Common Stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental entity.

     Dividends. The payment of dividends by Home is subject to limitations which are imposed by North Carolina law and regulations. See "DIVIDEND POLICY" and "SUPERVISION AND REGULATION -- Regulation of Home --Restrictions on Dividends and Other Capital Distributions". In addition, federal income tax law considerations may affect the ability of Home to pay dividends and make other capital distributions. See "TAXATION". The holders of Home Common Stock will be entitled to receive and share ratably in such dividends on the Home Common Stock as may be declared by the Board of Directors of Home out of funds legally available therefor, subject to applicable statutory and regulatory restrictions.

     Voting Rights. As a mutual North Carolina-chartered savings bank, Home currently has no stockholders, and voting rights in Home are currently held by Home's members (depositors and borrowers). Members elect Home's Board of Directors and vote on such other matters as are required to be presented to them under North Carolina law.

     Upon Conversion, the Holding Company, as sole stockholder of Home, will possess the exclusive voting rights with respect to the Home Common Stock, will elect Home's Board of Directors and will act on such other matters as are required to be presented to stockholders under North Carolina law or as are otherwise presented to stockholders by Home's Board of Directors. The holders of Home Common Stock will have no right to vote their shares cumulatively in the election of directors of Home.

     Liquidation Rights. After the Conversion, in the event of any liquidation, dissolution or winding up of Home, the Holding Company, as holder of all of Home's outstanding capital stock, would be entitled to receive all remaining assets of Home available for distribution, after payment of or making of adequate provisions for, all debts and liabilities of Home (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account established in connection with the Conversion to Eligible Account Holders and Supplemental Eligible Account Holders. See "THE CONVERSION -- Effects of Conversion --Liquidation Rights".

     Preemptive Rights. Holders of the Home Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued by Home.

     Restrictions on Acquisition. Acquisitions of Home and acquisitions of its capital stock are restricted by various federal and state laws and regulations. See "ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME -- Home".


        ANTI-TAKEOVER PROVISIONS AFFECTING THE HOLDING COMPANY AND HOME

The Holding Company

     Restrictions in Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Holding Company contain certain provisions that are intended to encourage a potential acquiror to negotiate any proposed acquisition of the Holding Company directly with the Holding Company's Board of Directors. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with management. The Board of Directors believes that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or transaction at prices reflective of the true value of the Holding Company and that otherwise is in the best interests of all stockholders. However, these provisions may have the effect of discouraging offers to purchase the Holding Company or its securities which are not approved by the Board of Directors but which certain of the Holding Company's stockholders may deem to be in their best interests or pursuant to which stockholders would receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors and management more difficult. The Boards of Directors of Home and the Holding Company believe these provisions are in the best interests of the stockholders because they will assist the Holding Company's Board of Directors in managing the affairs of the Holding Company in the manner they believe to be in the best interests of stockholders generally and because a company's board of directors is often best able in terms of knowledge regarding the company's business and prospects, as well as resources, to negotiate the best transaction for its stockholders as a whole.

     The following description of certain of the provisions of the Articles of Incorporation and Bylaws of the Holding Company is necessarily general and reference should be made in each instance to such Articles of Incorporation and Bylaws. See "ADDITIONAL INFORMATION" regarding how to obtain a copy of these documents.

     Board of Directors. The Articles of Incorporation provide that the number of directors shall not be less than five nor more than 15. The initial number of directors is six, but such number may be changed by resolution of the Board of Directors. These provisions have the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt and may make it more difficult for a person seeking to acquire control of the Holding Company to gain majority representation on the Board of Directors in a relatively short period of time. The Holding Company believes these provisions to be important to continuity in the composition and policies of the Board of Directors.

     The Articles of Incorporation provide that, so long as the number of directors is at least nine, there will be staggered elections of directors so that the directors will each be initially elected to one, two or three-year terms, and thereafter (so long as the number of directors is nine or more) all directors will be elected to terms of three years each. This provision also has the effect of making it more difficult for a person seeking to acquire control of the Holding

Company to gain majority representation on the Board of Directors. The Board of Directors currently does not have staggered terms but should the number of directors be increased to nine or more, the staggered election provision of the Holding Company's Articles of Incorporation will become operative.

     Cumulative Voting. The Articles of Incorporation do not provide for cumulative voting for any purpose. Cumulative voting in election of directors entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among such number of nominees as the stockholder chooses. The absence of cumulative voting for directors limits the ability of a minority stockholder to elect directors. Because the holder of less than a majority of the Holding Company's shares cannot be assured representation on the Board of Directors, the absence of cumulative voting may discourage accumulations of the Holding Company's shares or proxy contests that would result in changes in the Holding Company's management. The Board of Directors believes that (i) elimination of cumulative voting will help to assure continuity and stability of management and policies; (ii) directors should be elected by a majority of the stockholders to represent the interests of the stockholders as a whole rather than be the special representatives of particular minority interests; and (iii) efforts to elect directors representing specific minority interests are potentially divisive and could impair the operations of the Holding Company.

     Special Meetings. The Bylaws of the Holding Company provide that special meetings of stockholders of the Holding Company may be called by the Chairman of the Board, the Chief Executive Officer, the President, or by the Board of Directors. If a special meeting is not called by such persons or entities, stockholder proposals cannot be presented to the stockholders for action until the next annual meeting.

     Capital Stock. The Articles of Incorporation of the Holding Company authorize the issuance of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. The shares of common stock and preferred stock authorized in addition to the number of shares of Common Stock to be issued pursuant to the Conversion were authorized to provide the Holding Company's Board of Directors with flexibility to issue additional shares, without further stockholder approval, for proper corporate purposes, including financing, acquisitions, stock dividends, stock splits, director and employee stock options, grants of restricted stock to directors and employees and other appropriate purposes. However, issuance of additional authorized shares may also have the effect of impeding or deterring future attempts to gain control of the Holding Company.

     The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, dividend rights, and liquidation preferences, which could adversely affect the voting power of the holders of the Common Stock and discourage an attempt to acquire control of the Holding Company. The Board of Directors does not intend to issue any preferred stock, except on terms which it deems to be in the best interests of the Holding Company and its stockholders. However, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue preferred stock to persons friendly to management or otherwise in order to impede attempts by third parties to acquire voting control of the Holding Company and to impede other transactions not favored by management. The Board of Directors currently has no plans for the issuance of additional shares of Common Stock (except for such shares as may be necessary to fund the MRP and the Stock Option Plan) or of shares of preferred stock.

     Director Nominations. The Bylaws of the Holding Company require a stockholder who intends to nominate a candidate for election to the Board of Directors at a stockholders' meeting to give written notice to the Secretary of the Holding Company at least 50 days (but not more than 90 days) in advance of the date of the meeting at which such nominations will be made. The nomination notice is also required to include specified information concerning the nominee and the proposing stockholder. The Board of Directors of the Holding Company believes that it is in the best interests of the Holding Company and its stockholders to provide sufficient time for the Board of Directors to study all nominations and to determine whether to recommend to the stockholders that such nominees be considered.

     Supermajority Voting Provisions. The Holding Company's Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote to approve a merger, consolidation, or other business combination, unless the transaction is approved, prior to consummation, by the vote of at least 75% of the number of the Continuing Directors (as defined in the Articles of Incorporation) on the Holding Company's Board of Directors. "Continuing Directors" generally includes all members of the Board of Directors who are not affiliated with any individual, partnership, trust or other person or entity (or the affiliates and associates of such person or entity) which is a beneficial owner of 10% or more of the voting shares of the Holding Company. This provision could tend to make the acquisition of the Holding Company more difficult to accomplish without the cooperation or favorable recommendation of the Holding Company's Board of Directors.

     Anti-Takeover Effect of Employment Agreements, Severance Plan and Benefit Plans. The existence of the ESOP may tend to discourage takeover attempts because employees participating under the ESOP and the trustees of the ESOP will effectively control the voting of the large block of shares held by the ESOP. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan". Also, if approved by the stockholders of the Holding Company at a meeting of stockholders following the Conversion, the MRP and the Stock Option Plan will provide for the ownership of additional shares of Common Stock by the employees and the directors of Home. See "MANAGEMENT OF HOME -- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan".

     If (i) the MRP and the Stock Option Plan are approved, (ii) all of the options issuable under the Stock Option Plan are granted and exercised, (iii) all of the shares issuable under the MRP are awarded and issued, and (iv) the Holding Company did not issue any additional shares of its Common Stock, the shares held by directors and executive officers and their affiliates as a group, including shares expected to be purchased outright in the Conversion and shares expected to be purchased by the ESOP, would give such persons effective control over as much as 19.50% or 18.88% of the Common Stock issued and outstanding at the minimum and maximum of the Valuation Range, respectively. Because the Holding Company's Articles of Incorporation require the affirmative vote of 75% of the outstanding shares entitled to vote in order to approve certain mergers, consolidations or other business combinations, the officers and directors, as a group, could effectively block such transactions. See "-- The Holding Company -- Supermajority Voting Provisions".

     In connection with the Conversion, Home will enter into employment agreements with its president and executive vice president and intends to adopt a severance plan which would benefit all of Home's employees in the event of a change in control. The employment agreements and severance plan all contain provisions providing for certain monetary payments and/or restrictions on termination in the event of a change in control which may tend to discourage mergers, consolidations, acquisitions or other transactions that would result in such a change of control of the Holding Company or Home.

     Regulatory Restrictions. Applicable North Carolina regulations provide that for a period of three years following the Conversion, the prior written approval of the Administrator will be required before any person may, directly or indirectly, acquire beneficial ownership of or make any offer to acquire any stock or other equity security of the Holding Company if, after the acquisition or consummation of such offer, such person would be the beneficial owner of more than 10% of such class of stock or other class of equity security of the Holding Company. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with a view toward public resale made exclusively to the Holding Company or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the Holding Company by a corporation whose ownership is or will be substantially the same as the ownership of the Holding Company, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. The regulation provides that within one year following the Conversion, the Administrator would approve the acquisition of more than 10% of beneficial ownership only to protect the safety and soundness of the institution. During the second and third years after the Conversion, the Administrator may approve such an acquisition upon a finding that (i) the acquisition is necessary to protect the safety and soundness of the Holding Company and Home or the Board of Directors of the Holding Company and Home support the acquisition and (ii) the acquiror is of good character and integrity and possesses satisfactory managerial skills, the acquiror will be a source of financial strength to the Holding Company and Home and the public interests will not be adversely affected.

     The Change in Bank Control Act, together with North Carolina regulations, require that the consent of the Administrator and Federal Reserve be obtained prior to any person or company acquiring "control" of a North Carolina-chartered savings bank or a North Carolina-chartered savings bank holding company. Upon acquiring control, such acquiror will be deemed to be a bank holding company. Control is conclusively presumed to exist if, among other things, an individual or company acquires the power, directly or indirectly, to direct the management or policies of the Holding Company or Home or to vote 25% or more of any class of voting stock. Control is rebuttably presumed to exist under the Change in Bank Control Act if, among other things, a person acquires more than 10% of any class of voting stock, and the issuer's securities are registered under Section 12 of the Exchange Act or the person would be the single largest stockholder. Restrictions applicable to the operations of bank holding companies and conditions imposed by the Federal Reserve in connection with its approval of such acquisitions may deter potential acquirors from seeking to obtain control of the Holding Company. See "SUPERVISION AND REGULATION -- Regulation of the Holding Company".

Home

     Upon consummation of the Conversion, Home will become a wholly-owned subsidiary of the Holding Company, and, consequently, restrictions on the acquisition of Home would have a more limited effect than if Home's common stock were held directly by the stockholders purchasing in the Conversion. However, restrictions on the acquisition of Home may discourage takeover attempts of the Holding Company in order to gain immediate control of Home.

     Regulatory Restrictions. The Administrator and the Federal Reserve have conditionally approved the Holding Company's acquisition of all of the stock of Home issued in the Conversion. For three years following completion of a conversion, North Carolina conversion regulations require the prior written approval of the Administrator before any person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of a converting state savings bank such as Home. If any person were to so acquire the beneficial ownership of more than 10% of any class of any equity security without prior written approval, the securities beneficially owned in excess of 10% would not be counted as shares entitled to vote and would not be voted or counted as voting shares in connection with any matter submitted to stockholders for a vote. Approval is not required for (i) any offer with view toward public resale made exclusively to Home or its underwriters or the selling group acting on its behalf or (ii) any offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of Home by a corporation whose ownership is or will be substantially the same as the ownership of Home, provided that the offer or acquisition is made more than one year following the consummation of the Conversion. Similarly, Federal Reserve approval is required before any person or entity may acquire "control" of Home. See "-- The Holding Company--Regulatory Restrictions".

     Board of Directors. The amended Articles of Incorporation of Home upon consummation of the Conversion will provide that the number of directors may be no less than five, with the exact number to be fixed from time to time by the Board of Directors. The initial number of directors will be six. This provision has the effect of enabling the Board of Directors to elect directors friendly to management in the event of a non-negotiated takeover attempt. Home's Bylaws



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also provide for staggered elections of directors so long as the total number of directors is at least nine. These provisions are designed to make it more difficult for a person seeking to acquire control of Home to gain majority representation on the Board of Directors in a relatively short period of time. Home believes these provisions to be important to continuity in the composition and policies of its Board of Directors. The Board of Directors of Home currently does not have staggered terms but should the number of directors be increased to nine or more, the staggered election provision of Home's amended Articles of Incorporation will become operative.


                CERTAIN PROVISIONS OF THE CHARTERS AND BYLAWS OF
                          THE HOLDING COMPANY AND HOME

     Limitations of Liability. The Charters of both the Holding Company and Home provide that the directors of each shall not be personally liable to the corporation they serve or its stockholders for money damages for breach of any duty as a director to the fullest extent permitted by North Carolina law. The North Carolina Business Corporation Act authorizes such provisions, but provides that they shall not be effective with respect to (i) acts or omissions of directors that the director knew or believed at the time were clearly in conflict with the best interests of the corporation, (ii) transactions from which the director derived an improper personal benefit, (iii) liability for certain unlawful distributions of corporation assets, and (iv) with respect to acts or omissions that occurred prior to the effectiveness of the provisions. Home's mutual charter contains a similar provision.

     Indemnification. The Bylaws of both the Holding Company and Home provide that any person who serves as a director, officer, employee or agent of the corporation shall have a right to be indemnified by the corporation they serve to the full extent allowed by applicable law for liability or litigation expense arising out of activities in such capacities. Both the Bylaws and the North Carolina Business Corporation Act provide that there shall be no indemnification for liability or expense arising out of activities which were known or believed by such persons at the time of such activities to be clearly in conflict with the best interests of the corporation. Home's mutual bylaws contain a similar provision.


                                 THE CONVERSION

THE BOARD OF DIRECTORS OF HOME HAS ADOPTED AND THE ADMINISTRATOR HAS APPROVED COMPLETION OF THE TRANSACTIONS DESCRIBED IN THE PLAN OF CONVERSION SUBJECT TO APPROVAL BY THE MEMBERS OF HOME AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS. APPROVAL BY THE ADMINISTRATOR DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE ADMINISTRATOR.

General

     Home's Board of Directors has been studying Home's strategic options for several years. As a result of its analysis of the existing regulatory environment, the competition faced by Home and other factors, Home's Board of Directors decided to pursue the possibility of combining with another financial institution with greater assets and similar management philosophies in a "merger-conversion" transaction. On May 27, 1993, Home entered into an
Agreement with BB&T pursuant to which Home would convert to the stock form of ownership and simultaneously be merged with Branch Banking and Trust Company. After the FDIC objected to certain aspects of the proposed merger-conversion transaction, Home and BB&T jointly terminated the Agreement on June 20, 1994. Home has continued to evaluate its strategic options since that time and the existing management of Home now believes that it will be in the best interest of Home to remain an independent financial institution. As a result, on May 14, 1996, Home's Board of Directors adopted a Plan of Conversion. The Plan of Conversion was subsequently amended and restated on July 19, 1996. The

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Holding Company and Home intend to pursue the business strategy described in this Prospectus with the goal of enhancing stockholder value after the Conversion over the long term. Neither the Holding Company nor Home has any existing plan to consider any possible business combination, and neither company has any agreement or understanding with respect to any possible business combination.

     The Board of Directors' adoption of the Plan of Conversion is subject to approval by the members of Home and receipt of required regulatory approvals. Pursuant to the Plan of Conversion, Home will be converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding Company. The Holding Company will issue the Common Stock to be sold in the Conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of Home. By letter dated ________________, 1996, the Administrator approved the Plan of Conversion, subject to approval by the members of Home and satisfaction of certain other conditions. The Special Meeting will be held on September 17, 1996 for the purpose of considering approval of the Plan of Conversion.

     Consummation of the Conversion is contingent also upon receipt of the approvals of the Federal Reserve and the Administrator for the Holding Company to acquire Home. Those approvals have been received. The Conversion cannot be consummated until the expiration of the Bank Merger Act of 1956 waiting period which began to run upon approval by the Federal Reserve of the Holding Company's application and expires ____________, 1996. Finally, consummation of the Conversion is contingent upon receipt from the FDIC of a final non-objection letter with respect to the transaction. The FDIC has issued a conditional notification that it does not intend to object to the Conversion.

     The following is a summary of all material provisions of the Plan of Conversion. It is qualified in its entirety by the provisions of the Plan of Conversion, which contains a more detailed description of the terms of the Conversion. The Plan of Conversion is attached as Attachment I to Home's Proxy Statement for the Special Meeting which has been delivered to all members of Home. The Plan of Conversion can also be obtained by written request from Home. See "ADDITIONAL INFORMATION".

Purposes of Conversion

     Home, as a mutual savings bank, now has no stockholders and no authority to issue capital stock. By converting to the stock form of organization, Home will be structured in the form used by most commercial banks, other business entities and a substantial number of savings institutions. Conversion to a North Carolina-chartered capital stock savings bank and the formation of a holding company offers a number of advantages which may be important to the future and performance of Home, including (i) a larger capital base for Home's operations,
(ii) enhanced future access to capital markets and (iii) an opportunity for depositors of Home to become stockholders of the Holding Company.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's Articles of Incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified directors and executive and other personnel of the Holding Company and Home. See "MANAGEMENT OF HOME -- Employee Stock Ownership Plan", "-- Proposed Management Recognition Plan" and "-- Proposed Stock Option Plan".

     Formation of the Holding Company will provide greater flexibility than Home would otherwise have to diversify its business activities through existing or newly formed subsidiaries, or through acquisitions of, or mergers with, both mutual and stock institutions, as well as other companies. However, there are no current arrangements, understandings or agreements regarding any such business combinations.


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

Effects of Conversion

     General. Each person with a deposit account in Home has pro rata rights, based upon the balance in his or her account, in the net worth of Home upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, Home's depositors can realize value with respect to their interests only in the unlikely event that Home is liquidated and has a positive net worth. In such an event, the depositors of record at that time, as owners, would share pro rata in any residual surplus after other claims, including those with respect to the deposit accounts of depositors, are paid.

     Upon Home's conversion to stock form, its Articles of Incorporation will be amended to authorize the issuance of permanent nonwithdrawable capital stock to represent the ownership of Home, including its net worth. The capital stock will be separate and apart from deposit accounts and will not be insured by the FDIC or any other governmental entity. Certificates will be issued to evidence ownership of the capital stock. All of the outstanding capital stock of Home will be acquired by the Holding Company, which in turn will issue its Common Stock to purchasers in the Conversion. The stock certificates issued by the Holding Company will be transferable and, therefore, subject to applicable law, the stock could be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold at Home.

     Voting Rights. Under Home's current Articles of Incorporation and Bylaws, deposit account holders and borrowers have voting rights with respect to certain matters relating to Home, including the election of directors. After the Conversion, (i) neither deposit account holders nor borrowers will have voting rights with respect to Home and will therefore not be able to elect directors of Home or control its affairs; (ii) voting rights with respect to Home will be vested in the Holding Company as the sole stockholder of Home; and (iii) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK".

     Deposit Accounts and Loans. The account balances, interest rates and other terms of deposit accounts at Home and the existing deposit insurance coverage of such accounts will not be affected by the Conversion (except to the extent that a depositor directs Home to withdraw funds to pay for his or her Common Stock). Furthermore, the Conversion will not affect any loan account, the balances, interest rates, maturities or other terms of these accounts, or the obligations of borrowers under their individual contractual arrangements with Home.

     Continuity. Home will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its offices operated by the existing management and employees of Home.

     Liquidation Rights. In the unlikely event of a complete liquidation of Home, either before or after Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of deposit insurance up to applicable limits. In addition to deposit insurance coverage, depositor liquidation rights before and after Conversion would be as follows:

     Liquidation Rights Prior to the Conversion. Prior to the Conversion, in the event of a complete liquidation of Home, each holder of a deposit account in Home would receive such holder's pro rata share of any assets of Home remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the value of such holder's deposit account was to the total value of all deposit accounts in Home at the time of liquidation.


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


     Liquidation Rights After the Conversion. As required by North Carolina conversion regulations, the Plan of Conversion provides that, upon completion of the Conversion, a special account called a "Liquidation Account" will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. The amount of the Liquidation Account will be equal to the net worth of Home as of the date of its latest statement of financial condition contained in the final prospectus relating to the sale of shares of Common Stock in the Conversion. The liquidation account will be established as a memorandum account, (i.e., an account not appearing on Home's statement of financial condition). The liquidation account is not an escrow account and is established to provide a limited priority claim to the assets of Home after the Conversion. Under applicable regulations, Home will not be permitted to pay dividends on, or repurchase any of, its capital stock if its net worth would thereby be reduced below the aggregate amount then required for the Liquidation Account. See "DIVIDEND POLICY" and SUPERVISION AND REGULATION -- Regulation of Home --Restrictions on Dividends and Other Capital Distributions". After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of a liquidation of Home, to receive liquidating distributions of any assets remaining after payment of all creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), before any distributions are made on Home's capital stock, equal to their proportionate interests at that time in the Liquidation Account.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account held as of December 31, 1994 (the Eligibility Record Date) or as of June 30, 1996 (the Supplemental Eligibility Record Date), respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by the Qualifying Deposit (a deposit of at least $50 as of the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable) of such deposit account divided by the total of all Qualifying Deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Home is less than the balance in such deposit account on any other annual closing date or the balance in such an account on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the deposit account is closed. The Liquidation Account will never increase and will be correspondingly reduced as the interests in the Liquidation Account are reduced or cease to exist. In the event of a liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company, as sole stockholder of Home.

     A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC-insured depository institution, whether or not Home is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Administrator as then in effect.

Offering of Common Stock

     As part of the Conversion, the Holding Company is making the Subscription Offering of Common Stock in the priorities and to the persons described below under "-- Subscription Offering". In addition, any shares which remain unsubscribed for in the Subscription Offering will be offered in the Community Offering to members of the general public, with first priority being given to natural persons and trusts of natural persons residing or located in Stanly County, North Carolina, and with second priority being given to natural persons or trusts of natural persons residing or located in the Surrounding Counties, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County and the Surrounding Counties. See "-- Community Offering". If necessary, all shares of Common Stock not purchased in the Subscription Offering and Community Offering, if any, may


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

be offered for sale to the general public through a syndicate of registered broker-dealers as selected dealers to be managed by Trident Securities. See "-- Syndicated Community Offering". The Plan of Conversion requires that the aggregate dollar amount of the Common Stock sold equal not less than the minimum nor more than the maximum of the Valuation Range which is established in connection with the Conversion; provided, however, with the consent of the Administrator and the FDIC the aggregate dollar amount of the Common Stock sold may be increased to as much as 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel subscriptions, in order to reflect changes in market and financial conditions following commencement of the Subscription Offering. See "--Purchase Price of Common Stock and Number of Shares Offered". If the Syndicated Community Offering is not feasible or successful and Common Stock having an aggregate value of at least the minimum of the Valuation Range is not subscribed for in the Subscription and Community Offerings, the Holding Company will consult with the Administrator to determine an appropriate alternative method of selling all shares of Common Stock required to be offered in the Conversion and not subscribed for in the Offerings. The same per share price ($10.00) will be paid by purchasers in the Subscription, Community and Syndicated Community Offerings.

     The Subscription Offering will expire at the Expiration Time, which is 12:00 noon, local time, on September 17, 1996, unless, with the approval of the Administrator, the offering period is extended by the Holding Company and Home. The Community Offering, if any, may commence at any time following commencement of the Subscription Offering and will terminate at any time thereafter at the discretion of Home without prior notice, but not later than November 1, 1996, unless extended with the approval of the Administrator. The Syndicated Community Offering, if any, or other sale of all shares not subscribed for in the Subscription and Community Offerings, will be made as soon as practicable following the Expiration Time. The sale of the Common Stock must, under the North Carolina conversion regulations, be completed within 45 days after the Expiration Time unless such period is extended with the approval of the Administrator. In the event such an extension is approved, subscribers would be given the opportunity to increase (subject to maximum purchase limitations), decrease (subject to minimum purchase limitations) or rescind their subscriptions. In such event, substantial additional printing, legal and accounting expenses may be incurred in completing the Conversion. The Offerings may not be extended beyond September 17, 1998.

     The commencement and completion of any required Community or Syndicated Community Offering will be subject to market conditions and other factors beyond the Holding Company's control. Accordingly, no assurance can be given that any required Community or Syndicated Community Offering or other sale of Common Stock will be commenced immediately after the Expiration Time or as to the length of time that will be required to complete the sale of all shares of Common Stock offered, and significant changes may occur in the estimated pro forma market value of the Common Stock, together with corresponding changes in the offering price, the number of shares being offered, and the net proceeds realized from the sale of the Common Stock. The Plan of Conversion requires that the Conversion be completed within 24 months after the date of approval of the Plan of Conversion by Home's members.

Subscription Offering

     In accordance with North Carolina conversion regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (i) Home's Eligible Account Holders, who are depositors as of December 31, 1994 who had aggregate deposits at the close of business on such date of at least $50 ("Qualifying Deposits"); (ii) the ESOP; (iii) Home's Supplemental Eligible Account Holders, who are depositors as of June 30, 1996 who had Qualifying Deposits on such date;
(iv) Home's Other Members, who are depositor and borrower members as of July 31, 1996, the voting record date for the Special Meeting, who are not Eligible Account Holders or Supplemental Eligible Account Holders; and (v) directors, officers and employees of Home who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members, subject to the limitations described herein. All subscriptions received will be subject to the availability of Common Stock after


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


satisfaction of subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum purchase limitations and other terms and conditions set forth in the Plan of Conversion and described below.

     In order to ensure proper identification of Subscription Rights, it is the responsibility of subscribers in the Subscription Offering to provide correct account verification information on the Stock Order Form.

     Eligible Account Holders. Each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "--Minimum and Maximum Purchase Limitations". Subscription rights of Eligible Account Holders are superior to all other Subscription Rights granted in the Conversion. If Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Eligible Account Holders so as to enable each subscribing Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Eligible Account Holders.

     ESOP. The ESOP has been granted, without payment therefor, Subscription Rights to purchase a number of shares of Common Stock equal to 8% of the aggregate number of shares issued in the Conversion. The ESOP is expected to purchase 8% of the number of shares to be issued in the Conversion. In the event of an oversubscription of shares of Common Stock and, as a result, the ESOP is unable to purchase in the Conversion 8% of the total number of shares offered in the Conversion, then the ESOP intends to purchase in the open market after the Conversion such shares as are necessary for the ESOP to own a number of shares equal to 8% of the shares of Common Stock issued in the Conversion. See "MANAGEMENT OF HOME --Employee Stock Ownership Plan".

     Supplemental Eligible Account Holders. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders and the ESOP, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations". If Supplemental Eligible Account Holders subscribe for more shares of Common Stock than are available for purchase, the shares offered will first be allocated among the subscribing Supplemental Eligible Account Holders so as to enable each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase the number of shares necessary to make his or her total allocation of Common Stock equal to the lesser of 100 shares of Common Stock or the number of shares subscribed for by such Supplemental Eligible Account Holder. Any shares remaining after such allocation will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that each such Supplemental Eligible Account Holder's Qualifying Deposits bears to the total of the Qualifying Deposits of all such Supplemental Eligible Account Holders.

     Other Members. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders, Other Members of Home as of July 31, 1996, (the voting record date for the Special Meeting), other than Eligible Account Holders and Supplemental Eligible Account Holders, have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations". If Other Members subscribe for more shares of Common Stock than remain available for purchase by Other Members, shares will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied in the proportion that the number of votes eligible to be cast by each such Other Member bears to the total number of votes eligible to be cast by all such Other Members at the Special Meeting.


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

     Employees, Officers, and Directors. To the extent that shares remain available for purchase after satisfaction of subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, Home's employees, officers and directors who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members have each been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to the maximum purchase limitation described in "-- Minimum and Maximum Purchase Limitations". If more shares are subscribed for by such employees, officers and directors than are available for purchase by them, the available shares will be allocated among subscribing employees, officers and directors pro rata on the basis of the amount of their respective subscriptions.

Community Offering

     Any shares of Common Stock which remain unsubscribed for in the Subscription Offering will be offered by the Holding Company to members of the general public in the Community Offering, which may commence at any time following commencement of the Subscription Offering, with first priority given to natural persons and trusts of natural persons residing or located in Stanly County, North Carolina, and with second priority being given to natural persons or trusts of natural persons residing or located in the Surrounding Counties, including IRA accounts, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of, Stanly County and the Surrounding Counties. The Community Offering may terminate at any time after the Expiration Time at the discretion of Home without prior notice, but no later than November 1, 1996, unless further extended with the consent of the Administrator. The Community Offering may not be extended beyond September 17, 1998. The opportunity to subscribe for shares of Common Stock in the Community Offering is subject to the right of Home and the Holding Company, in their sole discretion, to accept or reject any such orders, in whole or in part, either at the time of receipt of an order or as soon as practicable following the termination of the Community Offering. In the event Home and the Holding Company reject any such orders after receipt, subscribers will be promptly notified and all funds submitted with subscriptions will be returned with interest at Home's passbook savings rate.

     In the event that subscriptions by first priority and second priority subscribers in the Community Offering whose orders would otherwise be accepted exceed the shares available for purchase in the Community Offering, then subscriptions of natural persons and trusts of natural persons residing in Stanly County, North Carolina, including IRAs, Keogh accounts and similar retirement accounts established for the benefit of natural persons who are residents of Stanly County ("First Priority Community Subscribers") will be filled in full up to applicable purchase limitations (to the extent such subscriptions are not rejected by Home and the Holding Company) prior to any allocation to second priority subscribers in the Community Offering (natural persons and trusts of natural persons residing in the Surrounding Counties) ("Second Priority Community Subscribers").

     In the event of an oversubscription by First Priority Community Subscribers whose orders would otherwise be accepted, shares of Common Stock will be allocated first to each First Priority Community Subscriber whose order is accepted in full or in part by Home and the Holding Company in the entire amount of such order up to a number of shares no greater than 40,000 shares, which number shall be determined by the Board of Directors of Home prior to the time the Conversion is consummated with the intent to provide for a wide distribution of shares among such subscribers. Any shares remaining after such allocation will be allocated to each First Priority Community Subscriber whose order is accepted in full or in part on an equal number of shares basis until all orders are filled. Such allocation shall also be applied to subscriptions by Second Priority in the Community Subscribers, in the event shares are available for such subscribers but there is an oversubscription by them.

     In order to ensure proper allocation of shares in the event of an oversubscription, it is the responsibility of subscribers in the Community Offering to provide correct addresses of residence on the Stock Order Form.


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

Syndicated Community Offering

     The Plan of Conversion provides that, if necessary, all shares of Common Stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through a syndicate of registered broker-dealers as selected dealers ("Selected Dealers") to be formed and managed by Trident Securities acting as agent of the Holding Company in the sale of the Common Stock. The Holding Company and Home have the right to reject orders, in whole or in part, in their sole discretion in the Syndicated Community Offering. Neither Trident Securities nor any registered broker-dealer shall have any obligation to take or purchase any shares of the Common Stock in the Syndicated Community Offering; however, Trident Securities has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common Stock sold in the Syndicated Community Offering will be sold at the purchase price of $10.00 per share which is the same price as all other shares being offered in the Conversion.

     It is estimated that the Selected Dealers will receive a negotiated commission based on the amount of Common Stock sold by the Selected Dealer, payable by the Holding Company. During the Syndicated Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date (the "Order Date") for the purchase of shares of Common Stock. When and if the Holding Company believes that enough indications and orders have been received in the Offerings to consummate the Conversion, Trident Securities will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on a date which will be three business days from the Order Date ("Debit Date"). Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Debit Date. On the next business day following the Debit Date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. After payment has been received by the Holding Company from Selected Dealers, funds will earn interest at Home's passbook savings rate until the consummation of the Conversion. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage accounts.

     The Syndicated Community Offering may close at any time after the Expiration Time at the discretion of Home and the Holding Company, but in no case later than November 1, 1996, unless further extended with the consent of the Administrator. The Syndicated Community Offering may not be extended beyond September 17, 1998.

Certain Restrictions on Transfer of Subscription Rights; False or Misleading Order Forms

     Home's Plan of Conversion, as required by North Carolina and federal conversion regulations, prohibits the transfer of Subscription Rights. Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. Persons exercising Subscription Rights are required to certify that they are purchasing shares for their own account within the purchase limitations set forth in the Plan of Conversion and that they have no agreement or understanding for the sale or transfer of such shares.

     Home reserves the right to make an independent investigation of any facts or circumstances brought to its attention that indicate or tend to indicate that one or more persons acting independently or as a group acting in concert may be attempting to violate or circumvent the regulatory prohibition on transferability of Subscription Rights. The nature and extent of such investigation will be at Home's sole discretion and Home may require a holder of Subscription Rights to provide certified affidavits and other documentation to satisfy Home that its Plan of Conversion and North Carolina and federal conversion regulations regarding nontransferability are not being subverted by actions of holders of Subscription Rights. In extreme cases Home reserves the right to seek legal advice from the General Counsel of the


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Administrator as to compliance with all regulations governing the Conversion, including the nontransferability of Subscription Rights.

     The Plan of Conversion provides that, if Home's Board of Directors determines that a subscriber (i) has submitted a false or misleading information on his or her Stock Order Form or otherwise in connection with the attempted purchase of shares, (ii) has attempted to purchase shares of Common Stock in violation of provisions of the Plan of Conversion or (iii) fails to cooperate with attempts by Home or the Holding Company or their employees or agents to verify information with respect to purchase rights, the Board of Directors may reject the order of such subscriber and may refer the situation to the Administrator.

No Fractional Shares

     In making allocations in the event of oversubscriptions, all computations will be rounded down to the nearest whole share; no fractional shares will be issued. Excess and other amounts sent by subscribers which are not used to satisfy subscriptions will be refunded with interest at Home's passbook savings rate, and amounts designated for withdrawal from deposit accounts will be released.

Purchase Price of Common Stock and Number of Shares Offered

     The purchase price of shares of Common Stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering will be $10.00 per share. The North Carolina regulations governing conversions of North Carolina-chartered mutual savings banks to stock form require that the aggregate purchase price of the shares of Common Stock of the Holding Company sold in connection with the Conversion be equal to not less than the minimum, nor more than the maximum, of the Valuation Range which is established by an independent appraisal in the Conversion and is described below; provided, however, that with the consent of the Administrator and the FDIC the aggregate purchase price of the Common Stock sold may be increased to up to 15% above the maximum of the Valuation Range, without a resolicitation of subscribers or any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     FDIC rules with respect to appraisals require that the independent appraisal must include a complete and detailed description of the elements of the appraisal report, justification for the methodology employed and sufficient support for the conclusions reached. The appraisal report must include a full discussion of each peer group member and documented analytical evidence supporting variances from peer group statistics. The appraisal report must also include a complete analysis of the converting institution's pro forma earnings, which should include the institution's full potential once it fully deploys the capital from the conversion pursuant to its business plan.

     Home has retained Ferguson, an independent appraisal firm experienced in the valuation and appraisal of savings institutions and their holding companies, to prepare an appraisal of the pro forma market value of Home and the Holding Company and to assist Home in preparing a business plan. For its services in determining such valuation and assisting with the business plan, Ferguson will receive an aggregate fee of $32,000 and will be reimbursed for certain reasonable out-of-pocket expenses. Home has agreed to indemnify Ferguson and its employees against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services.

     Ferguson has informed Home that its appraisal has been made in reliance upon the information contained in this Prospectus, including the financial statements of Home. Ferguson has further informed Home that it also considered the following factors, among others, in making the appraisal: (i) the present and projected operating results and financial condition of the Holding Company and Home; (ii) the economic and demographic conditions in Home's existing market area; (iii) certain historical, financial and other information relating to Home; (iv) the proposed dividend policy of the


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

Holding Company; (v) a comparative evaluation of the operating and financial statistics of Home with those of other savings institutions; (vi) the aggregate size of the offering of the Common Stock; and (vii) the trading market for the securities of institutions Ferguson believes to be comparable in relevant respects to the Holding Company and Home and general conditions in the markets for such securities. In addition, Ferguson has advised Home that it has considered the effect of the Conversion on the net worth and earnings potential of the Holding Company and Home.

     On the basis of its consideration of the above factors, Ferguson has advised Home that, in its opinion, at April 30, 1996, the Valuation Range of Home and the Holding Company was from a minimum of $28,900,000 to a maximum of $39,100,000, with a midpoint of $34,000,000. Based upon such valuation and a purchase price for shares offered in the Conversion of $10.00 per share, the number of shares to be offered ranges from a minimum of 2,890,000 shares to a maximum of 3,910,000 shares, with a midpoint of 3,400,000 shares.

     The Board of Directors of Home has reviewed the methodology and assumptions used by Ferguson in preparing the appraisal and has determined that the Valuation Range, as well as the methodology and assumptions used, were reasonable and appropriate.

     Upon completion of the Subscription and Community Offerings, Ferguson will confirm or update its valuation of the estimated aggregate pro forma market value of Home and the Holding Company. Based on the confirmed or updated appraisal, a determination will be made of the total number of shares of Common Stock which shall be offered and sold in the Conversion.

     With the consent of the Administrator and the FDIC, the aggregate price of the shares sold in the Conversion may be increased by up to 15% above the maximum of the Valuation Range, or to $44,965,000 (4,496,500 shares), without a resolicitation of subscribers and without any right to cancel, rescind or change subscription orders, to reflect changes in market and financial conditions following commencement of the Subscription Offering.

     No sale of shares of Common Stock may be consummated unless, after the expiration of the offering period, Ferguson confirms to Home and the Holding Company that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause Ferguson to conclude that the aggregate purchase price of the Common Stock sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of Home and the Holding Company at the conclusion of the Subscription and Community Offerings or Syndicated Community Offering, if any. If the aggregate pro forma market value of Home and the Holding Company as of such date is within the Valuation Range (or, with the consent of the Administrator and FDIC, not more than 15% above the maximum of the Valuation Range), then such pro forma market value will determine the number of shares of Common Stock to be sold in the Conversion. If there has occurred a change in the aggregate pro forma market value of Home and the Holding Company so that the aggregate pro forma market value is below the minimum of the Valuation Range or more than 15% above the maximum of the Valuation Range, a resolicitation of subscribers may be made based upon a new Valuation Range, the Plan of Conversion may be terminated or such other actions as the Administrator and the FDIC may permit may be taken.

     In the event of a resolicitation, subscribers would be given a specified time period within which to respond to the resolicitation. If a subscriber fails to respond to the resolicitation by the end of such period, the subscription of such subscriber will be canceled, funds submitted with the subscription will be refunded promptly with interest at Home's passbook savings rate, and holds on accounts from which withdrawals were designated will be released. Any such resolicitation will be by means of an amended prospectus filed with the SEC. A resolicitation may delay completion of the Conversion. If the Plan of Conversion is terminated, all funds will be returned promptly with interest at Home's passbook savings rate from the date payment was deemed received, and holds on funds authorized for withdrawal from deposit accounts will be released. See "-- Exercise of Subscription Rights and Purchases in the Community Offering".


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

     The valuation by Ferguson is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing Common Stock. Ferguson did not independently verify the financial statements and other information provided by Home, nor did Ferguson value independently the assets or liabilities of Home. The valuation considers Home as a going concern and should not be considered as an indication of the liquidation value of Home or the Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing such shares in the Conversion will thereafter be able to sell shares at prices in the range of the foregoing valuation of the pro forma market value thereof.

     A copy of the complete appraisal by Ferguson is on file and available for inspection at the office of the Savings Institutions Division of the North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. A copy is also available for inspection at the Stock Information Center. A copy of the appraisal has also been filed as an exhibit to the Registration Statement filed with the SEC with respect to the Common Stock offered hereby. See "ADDITIONAL INFORMATION".

Exercise of Subscription Rights and Purchases in Community Offering

     In order for Subscription Rights to be effectively exercised in the Subscription Offering and in order to purchase in the Subscription Offering, the Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Home deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Home by the Expiration Time, which is 12:00 noon, local time, on September 17, 1996. However, the ESOP will not be required to make payment for shares subscribed for until the date set for consummation of the Conversion; provided, however, that at the time the ESOP submits its order form, it has obtained a commitment from the Holding Company or an independent third party lender to loan the ESOP the funds necessary to satisfy its order. Subscription Rights (i) for which Home does not receive Stock Order Forms by the Expiration Time (unless such time is extended), or (ii) for which Stock Order Forms are executed defectively or are not accompanied by full payment (or appropriate withdrawal instructions) for subscribed shares, will expire whether or not Home has been able to locate the persons entitled to such rights. In order to purchase in the Community Offering, the Stock Order Form, accompanied by the required payment for the aggregate dollar amount of Common Stock desired or appropriate instructions authorizing withdrawal from one or more Home deposit accounts (other than negotiable order of withdrawal accounts or other demand deposit accounts), must be received by Home prior to the time the Community Offering terminates, which could be at any time subsequent to the Expiration Time. No wire transfer, facsimile, altered or photocopied Stock Order Forms will be accepted.

     An executed Stock Order Form once received by Home, may not be modified, amended or rescinded without the consent of Home. Home has the right to extend the subscription period subject to applicable regulations, unless otherwise ordered by the Administrator, or to waive or permit correction of incomplete or improperly executed Stock Order Forms, but does not represent that it will do so.

     The amount to be remitted with the Stock Order Form shall be the aggregate dollar amount that a subscriber or purchaser desires to invest in the Subscription and Community Offerings. Payment must accompany all completed Stock Order Forms submitted in the Subscription and Community Offerings in order for subscriptions to be valid. See "--Purchase Price of Common Stock and Number of Shares Offered".

     Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered in person to either office of Home; (ii) by check, bank draft, negotiable order of withdrawal or money order, provided that the foregoing will only be accepted subject to collection and payment; or (iii) by appropriate authorization of withdrawal from any deposit account in Home (other than a negotiable order of withdrawal account or other demand deposit account).


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

Wire payments will not be accepted for the purchase of Common Stock. In order to ensure proper identification of Subscription Rights and proper allocations in the event of an oversubscription, it is the responsibility of subscribers to provide correct account verification information on the Stock Order Form. Stock Order Forms submitted by unauthorized purchasers or in amounts exceeding purchase limitations will not be honored.

     For purposes of determining the withdrawal balance of deposit accounts from which withdrawals have been authorized, such withdrawals will be deemed to have been made upon receipt of appropriate authorization therefor, but interest will be paid by Home on the amount deemed to have been withdrawn at the contractual rate of interest paid on such accounts until the date on which the Conversion is completed or terminated.

     Interest will be paid by Home on payments for Common Stock made in cash or by check, bank draft, negotiable order of withdrawal or money order at Home's passbook savings rate. Such interest shall be paid from the date the order is accepted for processing and payment in good funds is received by Home until consummation or termination of the Conversion. Home shall be entitled to invest all amounts paid on subscriptions for Common Stock for its own account until completion or termination of the Conversion. Home may not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock.

     The Stock Order Forms contain appropriate means by which authorization of withdrawals from deposit accounts may be made to pay for subscribed shares. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be withdrawn (except by Home as payment for Common Stock) until the Conversion is completed or terminated. Savings accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock. Funds authorized for withdrawal will continue to earn interest at the applicable contract interest rate until completion or termination of the Conversion or, in the case of an order submitted in the Community Offering, until it is determined that such order cannot or will not be accepted. Notwithstanding any regulatory provision regarding penalties for early withdrawal from certificate accounts, payment for subscribed shares of Common Stock will be permitted through authorization of withdrawals from such accounts without the assessment of such penalties. However, if after such withdrawal the applicable minimum balance requirement ceases to be satisfied, such certificate account will be canceled and the remaining balance thereof will earn interest at Home's passbook savings rate.

     Upon completion or termination of the Conversion, Home will return to subscribers all amounts paid with subscriptions which are not applied to the purchase price for shares, plus interest at its passbook savings rate from the date good funds are received until the consummation or termination of the Conversion, and Home will release deposit account withdrawal orders given in connection with the subscriptions to the extent funds are not withdrawn and applied toward the purchase of shares.

Delivery of Stock Certificates

     Certificates representing Common Stock issued in the Conversion will be mailed by the Holding Company's transfer agent to persons entitled thereto at the address of such persons appearing on the Stock Order Form as soon as practicable following consummation of the Conversion. Any certificates returned as undeliverable will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.


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

Persons in Non-Qualified or Foreign Jurisdictions

     The Holding Company will make reasonable efforts to comply with the securities laws of all states of the United States in which Eligible Account Holders, Supplemental Eligible Account Holders, or Other Members entitled to subscribe for shares of Common Stock reside. However, no shares of Common Stock or Subscription Rights under the Plan of Conversion will be offered or sold in a foreign country, or in a state in the United States (i) where a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or (ii) if the Holding Company determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company, Home or any employee or representative thereof register as a broker, dealer, agent or salesperson or register or otherwise qualify the Subscription Rights or Common Stock for sale in such state. No payments will be made in lieu of the granting of Subscription Rights to persons residing in such jurisdictions.

Marketing Arrangements

     Home has retained Trident Securities to consult with and advise Home and the Holding Company and to assist the Holding Company, on a best-efforts basis, in the marketing of shares in the Offerings. Trident Securities is a broker-dealer registered with the SEC and a member of the National Association of Securities Dealers, Inc. ("NASD"). Trident Securities is headquartered in Raleigh, North Carolina, and its telephone number is (919) 781-8900. Trident Securities will assist Home and the Holding Company in the Conversion as follows: (i) it will act as marketing advisor with respect to the Subscription Offering and will represent the Holding Company as placement agent on a best-efforts basis in the sale of the Common Stock in the Community Offering and Syndicated Community Offering; (ii) members of its staff will conduct training sessions to ensure that directors, officers and employees of Home are knowledgeable regarding the Conversion process; and (iii) it will provide assistance in the establishment and supervision of the Stock Information Center, including training staff to properly record and tabulate orders for the purchase of Common Stock and to respond appropriately to customer inquiries.

     For rendering its services, Home has agreed to pay Trident Securities (a) a management fee equal to four tenths of one percent (.40%) of the aggregate dollar amount of Common Stock sold in the Subscription Offering and the Community Offering and (b) a commission equal to 1.65% of the aggregate dollar amount of Common Stock sold in the Subscription Offering and the Community Offering, excluding shares purchased by the ESOP, directors, executive officers and their "associates" (as defined in the Plan of Conversion). Home has also agreed to pay to Selected Dealers, if any, negotiated commissions. Home has paid Trident Securities $10,000 toward amounts due to such agent.

     Home has agreed to reimburse Trident Securities for its reasonable out-of-pocket expenses, including but not limited to travel, communications, legal fees and postage, in an amount not exceeding $37,500, and to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act. Total fees and commissions to Trident Securities are expected to be between $537,802 and $733,438 at the minimum and 15% above the maximum, respectively, of the Valuation Range. See "PRO FORMA DATA" for the assumptions used to determine these estimates.

     Sales of Common Stock will be made primarily by registered representatives affiliated with Trident Securities or by the broker-dealers managed by Trident Securities. In addition, subject to applicable law, executive officers of the Holding Company and Home may participate in the solicitation of offers to purchase Common Stock. Other employees of Home may participate in the Offerings in clerical capacities, providing administrative support in effecting sales transactions and answering questions of a mechanical nature relating to the proper execution of the Stock Order Form. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase

Common Stock or provide advice regarding the purchase of Common Stock. A Stock Information Center will be established in Home's headquarters office, in an area separate from Home's banking operations. Employees will inform prospective purchasers that their questions should be directed to the Stock Information Center and will provide such persons with the telephone number of the Stock Information Center. Stock orders will be accepted at Home's offices and will be promptly forwarded to the Stock Information Center for processing. Sales of Common Stock by registered representatives will be made from the Stock Information Center. In addition, Home may hire one or more temporary clerical persons to assist in typing, opening mail, answering the phone, and with other clerical duties. An employee of Home will also be present at the Stock Information Center to process funds and answer questions regarding payment for stock, including verification of account numbers in the case of payment by withdrawal authorization and similar matters. Subject to applicable state law, the Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers and current full and part-time Home employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or Home will be compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     The engagement of Trident Securities and the work performed by Trident Securities pursuant to its engagement, including a due diligence investigation, should not be construed by purchasers of Common Stock as constituting an endorsement or recommendation relating to such investment or a verification of the accuracy or completeness of information contained in this Prospectus.

Minimum and Maximum Purchase Limitations

     Each person subscribing for Common Stock in the Conversion must subscribe for at least 50 shares of the Common Stock to be offered in the Conversion. In addition, the maximum number of shares of Common Stock which may be purchased in the Conversion by any person or entity (or persons or entities exercising Subscription Rights through a single account), or group of persons or entities acting in concert, is 40,000 shares. In addition, no person or entity, or group of persons or entities acting in concert, together with any associates, may subscribe for more than 100,000 shares of Common Stock issued in the Conversion; provided, however, that the ESOP may purchase up to 8% of the number of shares offered in the Conversion (312,800 shares, assuming the issuance of 3,910,000 shares). Any shares held by the ESOP and attributed to a natural person shall not be aggregated with other shares purchased directly by or otherwise attributable to that natural person.

     The Board of Directors of Home may in its absolute discretion (i) decrease the 40,000 share maximum purchase price limitation to an amount not less than 1% of the number of shares offered and sold in the Conversion or (ii) increase such 40,000 share maximum purchase limitation to an amount of up to 5% of the shares of Common Stock offered and sold. Any decrease or increase in the maximum purchase limitation by Home's Board of Directors may occur at any time prior to consummation of the Conversion, either before or after the Special Meeting on September 17, 1996. In the event the 40,000 share maximum purchase limitation is increased, any subscriber in the Subscription, Community or Syndicated Community Offering who has subscribed for 40,000 shares and certain other large subscribers in the discretion of the Holding Company, shall be given the opportunity to increase their subscriptions up to the then applicable maximum purchase limitation.

     The Plan of Conversion further provides that for purposes of the foregoing limitations the term "associate" is used to indicate any of the following relationships with a person:

     (i) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Home, the Holding Company or any subsidiary of Home or of the Holding Company;

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

     (ii) any corporation or organization (other than Home, the Holding Company or a majority-owned subsidiary of Home or the Holding Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; and

     (iii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, except for any tax-qualified employee stock benefit plan or any charitable trust which is exempt from federal taxation pursuant to Section 501(c)(3) of the Code.

     For purposes of the foregoing limitations, (i) directors and officers of Home or the Holding Company shall not be deemed to be associates or a group of persons acting in concert solely as a result of their serving in such capacities, (ii) the ESOP will not be deemed to be acting in concert with any of its trustees for purposes of determining the number of shares which any such trustee, individually, may purchase and (iii) shares of Common Stock held by the ESOP and attributed to an individual will not be aggregated with other shares purchased directly by, or otherwise attributable to, that individual.

     For purposes of the foregoing limitations, persons will be deemed to be "acting in concert" if they are (i) knowingly participating in a joint activity or conscious parallel action towards a common goal (whether or not pursuant to an express agreement), with respect to the purchase, ownership, voting or sale of Common Stock or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The Holding Company and Home may presume that certain persons are acting in concert based upon, among other things, the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

Approval, Interpretation, Amendment and Termination

     Under the Plan of Conversion, the Administrator's approval thereof, and applicable North Carolina conversion regulations, consummation of the Conversion is subject to satisfaction of certain conditions, including the following: (i) approval of the Plan of Conversion by the affirmative vote of a majority of the votes eligible to be cast by members of Home at the Special Meeting; (ii) sale of shares of Common Stock for an aggregate purchase price equal to not less than the minimum or more than the maximum of the Valuation Range unless the aggregate purchase price is increased to as much as 15% above the maximum with the consent of the Administrator and FDIC, and (iii) receipt by the Holding Company and Home of favorable opinions of counsel or other tax advisors as to the federal and state tax consequences of the Conversion. See "-- Income Tax Consequences".

     If all conditions for consummation of the Conversion are not satisfied, no Common Stock will be issued, Home will continue to operate as a North Carolina-chartered mutual savings bank, all subscription funds will be promptly returned with interest at Home's passbook savings rate, and all deposit withdrawal authorizations (and holds placed on such accounts) will be canceled. In such an event, the Holding Company would not acquire control of Home.

     All interpretations by Home and the Holding Company of the Plan of Conversion and of the Stock Order Forms and related materials for the Subscription and Community Offerings will be final, subject to the authority of the Administrator. Home and the Holding Company may reject Stock Order Forms that are not properly completed. However, the Holding Company and Home retain the right, but will not be required, to waive irregularities in submitted Stock Order Forms or to require the submission of corrected Stock Order Forms or the remittance of full payment for all shares subscribed for by such dates as they may specify. In addition, the Plan of Conversion may be substantively amended by a two-thirds vote of Home's Board of Directors at any time prior to the Special Meeting, and at any time thereafter by a two-thirds vote of Home's Board of Directors with the concurrence of the Administrator. If Home


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

determines upon the advice of counsel and after consultation with the Administrator that any such amendment is material, subscribers would be given the opportunity to increase, decrease or cancel their subscriptions. Also, as required by the regulations of the Administrator, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by a two-thirds vote of Home's Board of Directors at any time prior to the Special Meeting and may be terminated by a two-thirds vote of Home's Board of Directors at any time thereafter but prior to the completion of the Conversion with the concurrence of the Administrator, notwithstanding approval of the Plan of Conversion by the Members at the Special Meeting.

Income Tax Consequences

     Home has received an opinion from its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., of Greensboro, North Carolina, to the effect that for federal income tax purposes: (i) the Conversion will constitute a tax free reorganization with respect to Home and no gain or loss will be recognized by Home either in its mutual or stock form; (ii) no gain or loss will be recognized by Home as a result of the transfer of the Subscription Rights to Eligible Account Holders; (iii) no gain or loss will be recognized by Home upon the purchase of Home's stock by the Holding Company or upon the sale by the Holding Company of its Common Stock; (iv) no gain or loss will be recognized by Home's depositors with respect to their deposit accounts at Home as a consequence of the Conversion; (v) the tax basis of depositors' deposit accounts at Home will not be changed as a result of the Conversion; (vi) assuming the Subscription Rights have no value, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, or directors, officers and employees of Home upon either the issuance to them of the Subscription Rights or the exercise or lapse thereof; (vii) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of interests in the Liquidation Account;
(viii) assuming the Subscription Rights have no value, the tax basis for Common Stock purchased in the Conversion will be the amount paid therefor; and (ix) the tax basis of interests in the Liquidation Account will be zero. Home has been further advised by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., that the tax effects of the Conversion under North Carolina tax laws will be consistent with the federal income tax consequences.

     Several of the foregoing legal opinions are premised on the assumption that the Subscription Rights will have no value. Home has been advised by Ferguson that, in its opinion, the Subscription Rights will not have any value, based on the fact that such rights are acquired by the recipients without cost, are non-transferable, are of short duration and afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value as of the date such rights are issued, which will be the same price paid by all purchasers in the Conversion. The opinion of Ferguson is not binding on the IRS and if the Subscription Rights were ultimately determined to have ascertainable value, recipients of Subscription Rights would have to include in gross income an amount equal to the value of the Subscription Rights received by them. The basis of the Common Stock purchased pursuant to Subscription Rights would be increased by the amount of income realized with respect to the receipt or exercise of the Subscription Rights. Moreover, recipients of Subscription Rights could then have to report the transaction to the IRS. Each Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or other recipient of Subscription Rights is encouraged to consult with his, her or its own tax advisor as to the tax consequences in the event the Subscription Rights are deemed to have ascertainable value.

     No legal opinion has been or will be received with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, other recipients of Subscription Rights or purchasers of Common Stock under the laws of any other state, local or foreign taxing jurisdiction to which they may be subject. Special counsel expresses no opinion regarding the value of the Subscription Rights.

                                LEGAL OPINIONS

     The validity of the issuance of the Common Stock in the Conversion will be passed upon for the Holding Company by its special counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, which firm has also rendered its opinion to Home concerning certain federal and North Carolina income tax aspects of the Conversion as described herein under "THE CONVERSION
- -- Income Tax Consequences". Certain legal matters will be passed upon for Trident Securities by Housley Kantarian & Bronstein, P.C., Washington, D.C.


                                    EXPERTS

     The statements of financial condition of Home as of September 30, 1995 and 1994, and the related statements of income, equity and cash flows for the three years ended September 30, 1995 included herein, have been included herein in reliance upon the report of McGladrey & Pullen LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     Ferguson has consented to being named as an expert herein and to the summary herein of its appraisal report as to the estimated pro forma market value of Home and the Holding Company and its opinion with respect to Subscription Rights.


                           REGISTRATION REQUIREMENTS

     The Holding Company will register its Common Stock with the SEC pursuant to
Section 12(g) of the Exchange Act in connection with the Conversion and will not deregister the Common Stock for a period of three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting requirements and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable to the Holding Company.

                             ADDITIONAL INFORMATION

     The Holding Company has filed a registration statement with the SEC on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the registration statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, Fourteenth Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N. W., Washington, D.C. 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Holding Company; the address is (http://www.sec.gov.). The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     Home has filed an Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank with the Administrator. Pursuant to the North Carolina conversion regulations, this Prospectus omits certain information contained in such Application. The Application, which contains a copy of Ferguson's appraisal, may be inspected at the office of the Administrator, Savings Institutions Division, North Carolina Department of Commerce, Tower Building, Suite 301, 1110 Navaho Drive, Raleigh, North Carolina 27609. Copies of the Plan of Conversion, which includes a copy of Home's proposed Amended Certificate of Incorporation and Stock Bylaws, and copies of the Holding Company's Articles of Incorporation and Bylaws are available for inspection at each office of Home and may be obtained by writing to Home at 155 West South Street, Albemarle, North Carolina 28001; Attention: Carl M. Hill, President, or by telephoning Home at
(704) 982-9184. A copy of Ferguson's independent appraisal is also available for inspection at the Stock Information Center.

                         Index to Financial Statements


                                                                            Page
                                                                            ----

    Independent Auditors' Report                                             F-2



    Financial Statements:

         Statements of financial condition as of
              March 31, 1996 (unaudited), September 30, 1995 and 1994        F-3

         Statements of income for the six months ended
              March 31, 1996 and 1995 (unaudited),
              and the three years ended September 30, 1995             F-4 - F-5

         Statements of equity for the six months ended
              March 31, 1996 (unaudited), and the
              three years ended September 30, 1995                           F-6

         Statements of cash flows for the six months
              ended March 31, 1996 and 1995
              (unaudited) and the three years ended
              September 30, 1995                                      F-7 - F-10

         Notes to financial statements                               F-11 - F-29


    All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the financial statements of Home Savings Bank of Albemarle, S.S.B., or related notes. No financial statements are provided for the Holding Company since it was not in operation for any of the periods presented.

             [LETTERHEAD OF MCGLADREY & PULLEN, LLP APPEARS HERE]


                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Home Savings Bank of Albemarle, S.S.B.
Albemarle, North Carolina


We have audited the accompanying statements of financial condition of Home Savings Bank of Albemarle, S.S.B. as of September 30, 1995 and 1994, and the related statements of income, equity and cash flows for each of the years in the three year period ended September 30, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits .

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Savings Bank of Albemarle, S.S.B. as of September 30, 1995 and 1994, and the results of its operations and its cash flows for the year's then endedin conformity with generally accepted accounting principles.

As discussed in Notes 3 and 11 to the financial statements, the Bank changed its methods of accounting for investment securities and income taxes in 1994.


/s/ McGladrey & Pullen LLP


Charlotte, North Carolina
October 25, 1995

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

STATEMENTS OF FINANCIAL CONDITION
March 31, 1996, September 30, 1995 and 1994

                                                           March 31,                 September 30,
ASSETS                                                       1996               1995              1994
- ---------------------------------------------------------------------------------------------------------
                                                          (Unaudited)
Cash and cash equivalents:
  Noninterest-bearing deposits (Note 2)               $    8,145,000     $    2,872,000    $    2,796,000
  Interest-bearing deposits                               11,931,000          8,622,000         3,853,000
Securities held to maturity, fair value 1996,
  $6,058,000; 1995, $4,642,000;
   1994, $5,271,000 (Note 4)                               5,987,000          4,529,000         5,325,000
Securities available for sale (Note 3)                    29,943,000         30,974,000        25,076,000
Federal Home Loan Bank stock (Note 4)                      1,346,000          1,346,000         1,346,000
Loans receivable, net (Note 5)                           106,710,000        108,597,000       106,844,000
Real estate acquired in settlement of loans                   73,000            135,000           176,000
Accrued interest receivable (Note 6)                       1,151,000          1,150,000         1,027,000
Office properties and equipment, net (Note 7)              1,248,000          1,294,000         1,187,000
Prepaid expenses and other assets (Note 8)                   387,000            239,000           207,000
Income tax refund receivable                                  57,000            105,000               --
                                                      ---------------------------------------------------
                                                      $  166,978,000     $  159,863,000    $  147,837,000
                                                      ===================================================

LIABILITIES AND EQUITY
- ---------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits (Note 9)                                   $  144,282,000     $  137,647,000    $  127,312,000
  Advance payments by borrowers for taxes
   and insurance                                             305,000             97,000           474,000
  Accounts payable and other liabilities                   1,043,000            968,000           591,000
  Checks outstanding on disbursement account                 563,000            489,000           783,000
  Income taxes payable                                           --                 --            187,000
  Deferred income taxes (Note 11)                             65,000            236,000           179,000
                                                      ---------------------------------------------------
    Total liabilities                                    146,258,000        139,437,000       129,526,000
                                                      ---------------------------------------------------
Commitments (Notes 10 and 13)
Equity:
  Retained earnings, substantially restricted
   (Notes 11 and 12)                                      20,691,000         20,392,000        18,531,000
  Unrealized gain (loss) on securities available
   for sale, net of tax (Note 3)                              29,000             34,000          (220,000)
                                                      ---------------------------------------------------
                                                          20,720,000         20,426,000        18,311,000
                                                      ---------------------------------------------------
                                                      $  166,978,000     $  159,863,000    $  147,837,000
                                                      ===================================================

See Notes to Financial Statements.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

STATEMENTS OF INCOME
Six Months Ended March 31, 1996 and 1995, and Years
Ended September 30, 1995, 1994, and 1993

                                                                                         March 31,
                                                                              1996                    1995
- --------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)

Interest income:
  Loans                                                                 $   4,844,000           $   4,823,000
  Mortgage-backed certificates                                                196,000                 204,000
  Securities                                                                  938,000                 736,000
  Other interest-bearing deposits                                             373,000                  68,000
                                                                        --------------------------------------
                                                                            6,351,000               5,831,000
Interest expense on deposits (Note 9)                                       3,831,000               2,532,000
                                                                        --------------------------------------
          Net interest income                                               2,520,000               3,299,000
Provision for loan losses (Note 5)                                            300,000                     --
                                                                        --------------------------------------
          Net interest income after provision for loan losses               2,220,000               3,299,000
                                                                        --------------------------------------
Noninterest income                                                             62,000                  61,000
                                                                        --------------------------------------
Noninterest expenses:
  Compensation and benefits (Note 10)                                         898,000                 724,000
  Occupancy                                                                   140,000                 115,000
  Federal insurance premium expense                                           155,000                 142,000
  Data processing                                                             106,000                  99,000
  Pension liquidation expense (Note 8)                                            --                      --
  Contributions                                                               191,000                  24,000
  Other                                                                       304,000                 304,000
                                                                        --------------------------------------
                                                                            1,794,000               1,408,000
                                                                        --------------------------------------
          Income before income taxes                                          488,000               1,952,000
Income taxes (Note 11)                                                        189,000                 729,000
                                                                        --------------------------------------
          Income before cumulative effect of a change in
            accounting principle                                              299,000               1,223,000
Cumulative effect on prior years of changing to a different
 method of accounting for income taxes (Note 11)                                   --                      --
                                                                        --------------------------------------
          Net Income                                                    $     299,000           $   1,223,000
                                                                        ======================================

See Notes to Financial Statements.

                      September 30,
        1995               1994              1993
  ---------------------------------------------------


  $    9,731,000    $    9,906,000    $   10,877,000
         394,000           469,000           636,000
       1,585,000         1,222,000         1,334,000
         270,000           397,000           197,000
  ---------------------------------------------------
      11,980,000        11,994,000        13,044,000
       5,980,000         4,973,000         6,037,000
  ---------------------------------------------------
       6,000,000         7,021,000         7,007,000
             --                --                --
  ---------------------------------------------------
       6,000,000         7,021,000         7,007,000
  ---------------------------------------------------
         126,000           147,000           206,000
  ---------------------------------------------------

       1,859,000         1,324,000         1,018,000
         256,000           267,000           202,000
         295,000           318,000           290,000
         205,000           194,000           188,000
             --            493,000            33,000
          46,000            61,000            30,000
         549,000           500,000           383,000
  ---------------------------------------------------
       3,210,000         3,157,000         2,144,000
  ---------------------------------------------------
       2,916,000         4,011,000         5,069,000
       1,055,000         1,498,000         1,765,000
  ---------------------------------------------------

       1,861,000         2,513,000         3,304,000

             --            485,000               --
  ---------------------------------------------------
  $    1,861,000    $    2,028,000    $    3,304,000
  ===================================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

STATEMENTS OF EQUITY
For the Six Months Ended March 31, 1996, and Years Ended
September 30, 1995, 1994, and 1993

                                                       Retained
                                                       Earnings           Unrealized
                                                     Substantially        Gain(Loss)         Total
                                                      Restricted         on Securities       Equity
- --------------------------------------------------------------------------------------------------------
Balance, September 30, 1992                           $13,199,000               --          13,199,000
  Net income                                            3,304,000               --           3,304,000
                                                      --------------------------------------------------
Balance, September 30, 1993                            16,503,000               --          16,503,000
  Net income                                            2,028,000               --           2,028,000
  Net unrealized loss on securities available
    for sale                                                  --           (220,000)          (220,000)
                                                      --------------------------------------------------
Balance, September 30, 1994                            18,531,000          (220,000)        18,311,000
  Net income                                            1,861,000               --           1,861,000
  Net change in unrealized gain (loss) on
    securities available for sale                             --            254,000            254,000
                                                      --------------------------------------------------
Balance, September 30, 1995                            20,392,000            34,000         20,426,000
  Net income                                              299,000               --             299,000
  Net change in unrealized gain (loss) on
    securities available for sale                             --             (5,000)            (5,000)
                                                      --------------------------------------------------
Balance, March 31, 1996 (Unaudited)                   $20,691,000         $  29,000        $20,720,000
                                                      ==================================================

See Notes to Financial Statements.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

STATEMENTS OF CASH FLOWS
Six Months Ended March 31, 1996 and 1995 and Years Ended September 30, 1995, 1994 and 1993

                                                                                    March 31,
                                                                              1996            1995
- ------------------------------------------------------------------------------------------------------
                                                                                   (Unaudited)
Cash Flows from Operating Activities
  Net income                                                            $    299,000    $   1,223,000
  Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                 300,000              --
   Net accretion of premiums and discounts on securities                     (14,000)         (10,000)
   Amortization of deferred loan fees                                        (68,000)         (33,000)
   FHLB stock dividends                                                          --               --
   Gain on recalled securities                                                   --               --
   Gain on sale of real estate acquired in settlement of loans               (12,000)          (8,000)
   Provision for depreciation                                                 50,000           41,000
   Deferred income taxes                                                    (172,000)          50,000
   (Increase) decrease in assets:
      Accrued interest receivable                                             (1,000)         (31,000)
      Prepaid and other assets                                              (148,000)        (100,000)
      Income tax refund receivable                                            48,000              --
   Increase (decrease) in liabilities:
      Accounts payable and other liabilities                                  75,000          (35,000)
      Interest payable                                                        27,000           21,000
      Checks outstanding on disbursement accounts                             74,000         (503,000)
      Income taxes payable                                                       --          (192,000)
                                                                       --------------------------------
          Net cash provided by operating activities                          458,000          423,000
                                                                       --------------------------------
Cash Flows from Investing Activities
  Purchases of securities held to maturity                                (1,954,000)             --
  Purchases of securities available for sale                              (8,916,000)      (2,008,000)
  Proceeds from maturities of securities available
    for sale                                                               9,960,000        1,500,000
 Proceeds from maturities and recalls of securities held to
    maturity                                                                     --               --
 Principal collected on securities held to maturity                          493,000          388,000
 Loan originations and principal payments on loans, net                    1,673,000       (2,776,000)
 Purchase of office properties and equipment                                  (4,000)        (111,000)
 Proceeds from sale of foreclosed real estate                                 56,000           57,000
 Investment reduction in foreclosed real estate                                  --               --
          Net cash provided by (used in) investing activities              1,308,000       (2,950,000)
                                                                       --------------------------------

See Notes to Financial Statements.

                           September 30,
            1995               1994               1993
      ------------------------------------------------------
     $    1,861,000     $    2,028,000     $    3,304,000


                --                 --                 --
            (19,000)            (9,000)            (3,000)
            (73,000)          (137,000)          (247,000)
                --             (33,000)           (75,000)
                --              (4,000)           (33,000)
             (3,000)           (14,000)           (41,000)
            104,000             83,000             59,000
            (75,000)           372,000             23,000

           (123,000)           111,000            101,000
            (32,000)           366,000           (195,000)
           (105,000)               --              36,000

            377,000             94,000            (16,000)
             63,000              5,000             (4,000)
           (294,000)           253,000             37,000
           (187,000)           (22,000)           209,000
     ------------------------------------------------------
          1,494,000          3,093,000          3,155,000
     ------------------------------------------------------

                --         (11,934,000)       (10,972,000)
        (11,987,000)               --                 --

          6,500,000                --                 --

                --           5,500,000         10,400,000
            790,000          1,744,000          2,113,000
         (1,751,000)        10,178,000         (3,786,000)
           (211,000)          (241,000)          (307,000)
            115,000            127,000            112,000
                --                 --             (15,000)
     ------------------------------------------------------
         (6,544,000)         5,374,000         (2,455,000)
     ------------------------------------------------------

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

  Six Months Ended March 31, 1996 and 1995 and Years Ended September 30, 1995, 1994 and 1993

                                                                                     March 31,
                                                                             1996                 1995
- -------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
Cash Flows from Financing Activities
  Net increase (decrease) in certificates of deposit, demand
    deposits, NOW accounts and passbook savings accounts                $    6,608,000       $    1,078,000
  Net increase (decrease) in advance payments by borrowers for
    taxes and insurance                                                        208,000             (143,000)
                                                                        -------------------------------------
          Net cash provided by (used in) financing activities                6,816,000              935,000
                                                                        -------------------------------------
          Increase (decrease) in cash and cash equivalents                   8,582,000           (1,592,000)
Cash and cash equivalents:
  Beginning                                                                 11,494,000            6,649,000
                                                                        -------------------------------------
  Ending                                                                $   20,076,000       $    5,057,000
                                                                        =====================================
Supplemental Schedule of Cash and Cash Equivalents
  Cash:
    Interest-bearing deposits                                           $   11,931,000       $    2,687,000
    Noninterest-bearing deposits                                             8,145,000            2,370,000
                                                                        -------------------------------------
                                                                        $   20,076,000       $    5,057,000
                                                                        =====================================
Supplemental Disclosures of Cash Flow Information:
  Cash payments for:
    Interest                                                            $    3,804,000       $    2,511,000
    Income taxes                                                               313,000              871,000
Supplemental Disclosures of Noncash Transactions
  Transfer of loans to real estate acquired in settlement of loans              89,000              106,000
  Loans originated to finance the sale of real estate acquired in
    settlement of loans                                                        107,000               63,000
  Transfers from securities held to maturity to securities
    available for sale                                                             --                   --
  Net change in unrealized (gain) loss on securities available for
    sale, net of deferred taxes (credits)                                       (5,000)              60,000

                            September 30,
             1995              1994               1993
       -----------------------------------------------------



       $   10,272,000    $  (12,377,000)    $      936,000

             (377,000)          (11,000)            37,000
       -----------------------------------------------------
            9,895,000       (12,388,000)           973,000
       -----------------------------------------------------
            4,845,000        (3,921,000)         1,673,000

            6,649,000        10,570,000          8,897,000
       -----------------------------------------------------
       $   11,494,000    $    6,649,000     $   10,570,000
       =====================================================


       $    8,622,000    $    3,853,000     $    7,038,000
            2,872,000         2,796,000          3,532,000
       -----------------------------------------------------
       $   11,494,000    $    6,649,000     $   10,570,000
       =====================================================


       $    5,917,000    $    4,969,000     $    6,042,000
            1,346,000         1,520,000          1,520,000

              209,000           212,000            376,000

              138,000            42,000            282,000

                  --         25,420,000                --

             (254,000)          220,000                --

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies


Nature of business: Home Savings Bank of Albemarle, S.S.B. (the "Bank") is
- ------------------
primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area, the Stanley County, North Carolina area. The Bank's underwriting polices require such loans to be made 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

Unaudited financial statements:  The unaudited financial statements furnished
- ------------------------------
reflect all adjustments, consisting of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 1996 and the results of operations and cash flows for the six months ended March 31, 1996 and 1995. The results for the six month periods are not necessarily indicative of the operating results of the Bank for the entire year.

Basis of financial statement presentation and accounting estimates:  The
- ------------------------------------------------------------------
financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
- -------------------------
flows, the Bank includes cash on hand and demand deposits at other financial institutions as cash equivalents. From time to time, the Bank maintains deposits with financial institutions which are in excess of the federally-insured amounts.

Investment in debt securities and accounting change:  The Bank has investments
- ---------------------------------------------------
in debt securities. Debt securities consist primarily of obligations of the U.S. Government and federal agencies and mortgage-backed certificates.

The Bank adopted the provisions of Financial Accounting Standards Board (FASB) Statement No. 115, Accounting for Certain Investments in Debt and Equity
                   -----------------------------------------------------
Securities, as of September 30, 1994. Statement 115 requires that management
- ----------
classify all securities as trading, available for sale, or held to maturity on the date of adoption, and thereafier as individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each statement of financial condition date. Since the Bank does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement 115. All securities have been classified as either available-for-sale or held to maturity.

Securities available for sale:  Securities classified as available for sale are
- -----------------------------
those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies (Continued)

Securities held to maturity: Securities classified as held to maturity are those
- ---------------------------
securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Bank's financial position and liquidity, management believes the Bank has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
- ------------------------------------------
Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value.

Loans receivable:  Loans receivable are stated at unpaid principal balances,
- ----------------
less the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees.

Allowance for loan losses: The allowance for loan losses is increased by charges
- -------------------------
to income and decreased by charge-off (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrowers' ability to pay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan
                              ------------------------------------------------
which was subsequently amended by SFAS No. 118 Accounting by Creditors for
                                               ---------------------------
Impairment of a Loan - Income Recognition and Disclosures on October 1, 1995.
- ---------------------------------------------------------
SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due according to the loan terms will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Statement does not allow previously issued financial statements to be restated and its adoption had no effect on the Bank's 1996 financial statements.


Interest income:  The Bank adopted SFAS No. 118 on October 1, 1995 which
- ---------------
requires the disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank continues to accrue interest on impaired loans, including loans delinquent 90 days or more. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest . If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies (Continued)

Loan origination fees: Loan fees and certain direct loan origination costs are
- ---------------------
deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Real estate acquired in settlement of loans:  Real estate acquired in settlement
- -------------------------------------------
of loans is initially recorded at estimated fair value. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Office properties and equipment:  Office properties and equipment are stated at
- -------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method over the estimated useful life.

Defined benefit pension plan:  The Bank provides a noncontributory pension plan
- ----------------------------
covering substantially all of the Bank's employees who are eligible as to age and length of service. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

Income taxes:  Effective October 1, 1993, the Bank adopted Financial Accounting
- ------------
Standards Board ("FASB") Statement No. 109, Accounting for Income Taxes. Under
                                            ----------------------------
this method, deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Prior to October 1, 1993, deferred income tax expenses and credits were recorded to reflect the tax consequences of timing differences between the recording of income and expense for financial purposes of filing federal income tax returns at income tax rates in effect when the difference arose. Reference should also be made to Note 11 regarding a change in the method of accounting for income taxes.

Off-statement of financial condition risk: The Bank is a party to financial
- -----------------------------------------
instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: The estimated fair values required under
- -----------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been
              -----------------------------------------------------
determined by the Bank using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Bank's financial instruments are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value amounts.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 1.  Summary of Significant Accounting Policies (Continued)

The fair value estimates presented are based on pertinent information available to management as of March 31, 1996 and September 30, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

Note 2.  Cash

Noninterest-bearing cash amounting to approximately $16,000, $11,000 and $53,000 was held by a trustee at March 31, 1996 and September 30, 1995 and 1994, respectively, and was required to be used to repay loan principal and interest and taxes and insurance for the related loans due to the Federal National Mortgage Association.

Note 3.  Securities Available for Sale and Accounting Change

As discussed in Note 1, the Bank adopted FASB Statement No. 115 as of September 30, 1994. There was no effect on net income in 1994 from adopting FASB Statement No. 115. The September 30, 1994 equity was decreased by $220,000 net of $114,000 related deferred tax effect, to recognize the net unrealized holding loss on securities available for sale at that date.

Under Statement 115, debt and equity securities "available for sale" are carried at fair value with unrealized holding gains and losses excluded from earnings and reported net of income taxes in a separate component of equity. Such securities may be sold in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments, but are not bought and held principally for the purpose of selling in the near term with the objective of generating profits on short-term differences in price. Prior to the adoption of Statement 115, these securities were reported as "held to maturity".

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 3.  Securities Available for Sale and Accounting Change (Continued)

Amortized cost and fair values of securities available for sale are summarized as follows:


                                                                                  March 31, 1996
                                                       ----------------------------------------------------------------
                                                                                    (Unaudited)
                                                                              Gross            Gross
                                                        Amortized           Unrealized       Unrealized       Fair
                                                           Cost               Gains           (Losses)        Value
                                                       ----------------------------------------------------------------
U.S. Government and federal agencies
 obligations                                           $  29,880,000    $     112,000   $     (64,000)   $  29,928,000
Other security                                                15,000              --              --            15,000
                                                       ----------------------------------------------------------------
                                                       $  29,895,000    $     112,000   $     (64,000)   $  29,943,000
                                                       ================================================================


                                                                               September 30, 1995
                                                       ----------------------------------------------------------------
                                                                              Gross            Gross
                                                        Amortized           Unrealized       Unrealized       Fair
                                                           Cost               Gains           (Losses)        Value
                                                       ----------------------------------------------------------------
U.S. Government and federal agencies
 obligations                                           $  30,907,000    $     110,000   $     (58,000)   $  30,959,000
Other security                                                15,000              --              --            15,000
                                                       ----------------------------------------------------------------
                                                       $  30,922,000    $     110,000   $     (58,000)   $  30,974,000
                                                       ================================================================

                                                                               September 30, 1994
                                                       ----------------------------------------------------------------
                                                                              Gross            Gross
                                                        Amortized           Unrealized       Unrealized       Fair
                                                           Cost               Gains           (Losses)        Value
                                                       ----------------------------------------------------------------
U.S. Government and federal agencies
 obligations                                           $  25,395,000    $      10,000   $    (344,000)   $  25,061,000
Other security                                                15,000              --              --            15,000
                                                       ----------------------------------------------------------------
                                                       $  25,410,000    $      10,000   $    (344,000)   $  25,076,000
                                                       ================================================================

The amortized cost and fair values of securities available for sale by contractual maturity are shown below. The "other security" has no contractual maturity.

                                                              March 31, 1996                  September 30, 1995
                                                       ----------------------------------------------------------------
                                                                 (Unaudited)
                                                        Amortized            Fair           Amorized         Fair
                                                           Cost              Value            Cost           Value
                                                       ----------------------------------------------------------------
Due in one year or less                                $   9,987,000    $  10,021,000   $  12,959,000    $  12,945,000
Due after one year through five years                     19,893,000       19,907,000      17,948,000       18,014,000
                                                       ----------------------------------------------------------------
                                                          29,880,000       29,928,000      30,907,000       30,959,000
Other security                                                15,000           15,000          15,000           15,000
                                                       ----------------------------------------------------------------
                                                       $   29,895,00    $   29,943,00   $  30,922,000    $  30,974,000
                                                       ================================================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 3.  Securities Available for Sale and Accounting Change (Continued)

There are no sales of securities available for sale for the six months ended March 31, 1996 and 1995 and for the years ended September 30, 1995, 1994, and 1993.

Note 4.  Securities Held to Maturity

Under Statement No. 115, identification of securities as "held to maturity", a more stringent definition than previously contemplated for securities held to maturity, indicates that such securities will be held until their contractual maturities, and will not be available to be sold even in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments.

Carrying amounts and fair values of securities being held to maturity are summarized as follows:

                                                                       March 31, 1996
                              ------------------------------------------------------------------------------------------------------
                                                                         (Unaudited)
                                                                                             Gross        Gross
                                Principal    Unamortized    Unearned        Amortized      Unrealized   Unrealized         Fair
                                 Balance      Premiums     (Discounts)        Costs           Gains      (Losses)          Value
                              ------------------------------------------------------------------------------------------------------

Mortgage-backed securities
  and related securities      $  5,998,000    $  41,000    $  (52,000)    $  5,987,000    $  159,000    $  (88,000)    $  6,058,000
                              ======================================================================================================


                                                                        September 30, 1995
                              ------------------------------------------------------------------------------------------------------

                                                                                             Gross        Gross
                                Principal    Unamortized    Unearned        Amortized      Unrealized   Unrealized         Fair
                                 Balance      Premiums     (Discounts)        Costs          Gains       (Losses)          Value
                              ------------------------------------------------------------------------------------------------------

Mortgage-backed securities
  and related securities      $  4,530,000    $  48,000    $  (49,000)    $  4,529,000    $  116,000    $   (3,000)    $  4,642,000
                              ======================================================================================================


                                                                        September 30, 1994
                              ------------------------------------------------------------------------------------------------------

                                                                                             Gross        Gross
                                Principal    Unamortized    Unearned        Amortized      Unrealized   Unrealized         Fair
                                 Balance      Premiums     (Discounts)        Cost           Gains       (Losses)          Value
                              ------------------------------------------------------------------------------------------------------


Mortgage-backed securities
  and related securities      $  5,320,000    $  60,000    $  (55,000)    $  5,325,000    $   51,000    $ (105,000)    $  5,271,000
                              ======================================================================================================


There were no sales of investment securities held to maturity during the six months ended March 31, 1996 and 1995, and the years ended September 30, 1995, 1994 and 1993. Gross proceeds from maturities and recalled securities during the six months ended March 31, 1996 and 1995, and the years ended September 30, 1995, 1994 and 1993 were $-0-, $-0-, $-0-, $5,500,000 and $10,400,000, respectively. Gross realized gains were $-0-, $-0-, $-0-, $4,000 and $33,000 on recalled securities during the six months ended March 31, 1996 and 1995, and the years ended September 30, 1995, 1994 and 1993, respectively.

The contractual maturities of securities held to maturity are not disclosed because the actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be prepaid without a penalty.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 4.  Securities Held to Maturity (Continued)

The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a fair value which is equal to cost.


Note 5.  Loans Receivable

Loans receivable are summarized as follows:



                                                                                                       September 30,
                                                                 March 31,           ---------------------------------------------
                                                                   1996                       1995                       1994
                                                           -----------------------------------------------------------------------
                                                               (Unaudited)
Principal balances:
  First mortgage loans (principally conventional):
     Secured by one-to-four family residences              $     90,274,000          $     94,036,000           $     91,674,000
     Secured by other properties                                 10,172,000                 8,743,000                  9,025,000
     Construction loans                                           5,973,000                 5,368,000                  6,015,000
     Home equity and second mortgage                              3,766,000                 3,875,000                  4,056,000
                                                           -----------------------------------------------------------------------
                                                                110,185,000               112,022,000                110,770,000
                                                           -----------------------------------------------------------------------

     Other loans                                                    294,000                   331,000                    281,000
                                                           -----------------------------------------------------------------------
Allowance for loan losses                                          (427,000)                 (137,000)                  (140,000)
Undisbursed portion of construction loans                        (2,797,000)               (3,100,000)                (3,602,000)
Net deferred loan origination fees                                 (545,000)                 (519,000)                  (465,000)
                                                           -----------------------------------------------------------------------
                                                                 (3,769,000)               (3,756,000)                (4,207,000)
                                                           -----------------------------------------------------------------------
                                                           $    106,710,000          $    108,597,000           $    106,844,000
                                                           =======================================================================

The following is an analysis of the allowance for loan losses:

                                                   Six Months Ended                               Year Ended
                                                      March 31,                                  September 30,
                                             -------------------------------------------------------------------------------------
                                                  1996              1995              1995             1994              1993
                                             -------------------------------------------------------------------------------------
                                                       (Unaudited)
Balance, beginning                           $    137,000      $    140,000      $    140,000     $    144,000      $    144,000
  Loans charged off                               (17,000)           (3,000)           (3,000)          (4,000)           (1,000)
  Recoveries                                        7,000           --                --               --                  1,000
  Provision charged to operations                 300,000           --                --               --                --
                                             -------------------------------------------------------------------------------------
Balance, ending                              $    427,000      $    137,000      $    137,000     $    140,000      $    144,000
                                             =====================================================================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 5.  Loans Receivable (Continued)

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan
                              ------------------------------------------------
on October 1, 1995, which requires that the Bank establish a specific allowance on impaired loans. The Bank considers loans delinquent more than 90 days to be impaired. Such loans amounted to approximately $702,000 at March 31, 1996 and had an average outstanding balance of approximately $1,080,000 for the six months pending March 31, 1996. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these impaired loans is not required.

Nonperforming loans for which interest has been reduced totaled approximately $702,000, $981,000 and $946,000 at March 31, 1996 and September 30, 1995 and
1994, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled ($11,000), $2,000, $7,000, $10,000 and $47,000 for the six
months ended March 31, 1996 and 1995, and for the years ended September 30, 1995, 1994 and 1993, respectively

Mortgage loans serviced for others consist of FNMA loans and are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans totaled $846,000, $970,000 and $1,262,000 at March 31, 1996, and September 30, 1995 and 1994, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing was approximately $16,000, $11,000 and $53,000 at March 31, 1996 and September 30, 1995 and 1994,
respectively.

Officers and directors of the Bank were indebted to the Bank for loans made in the ordinary course of business. The balances of such loans were $1,006,000, $984,000 and $889,000 at March 31, 1996 and September 30, 1995 and 1994,
respectively.


Note 6.  Accrued Interest Receivable


Accrued interest receivable is summarized as follows:

                                       March 31,            September 30,
                                                     ---------------------------
                                         1996           1995           1994
                                      ------------------------------------------
                                       (Unaudited)
Securities                            $    402,000   $    410,000   $    325,000
Mortgage-backed securities                  48,000         40,000         45,000
Loans receivable                           701,000        700,000        657,000
                                      ------------------------------------------
                                      $  1,151,000   $  1,150,000   $  1,027,000
                                      ==========================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 7.  Office Properties and Equipment


Office properties and equipment consist of the following:

                                  March 31,               September 30,
                                                --------------------------------
                                    1996              1995             1994
                              --------------------------------------------------
                                (Unaudited)
Land                          $       138,000   $       138,000  $       138,000

Buildings and improvements          1,313,000         1,313,000        1,308,000
Furniture and equipment               622,000           615,000          454,000
Automobiles                            45,000            45,000
                              --------------------------------------------------
                                    2,118,000         2,111,000        1,900,000
Accumulated depreciation              870,000           817,000          713,000
                              --------------------------------------------------
                              $     1,248,000   $     1,294,000  $     1,187,000
                              ==================================================


Note 8.  Employee Pension Plan


Previous to November 10, 1993, the Bank had a defined benefit pension plan covering substantially all of its employees. The benefits were based on years of service and the employee's expected compensation during the last five years of employment. The Bank's funding policy was to contribute annually the maximum amount that could be deducted for federal income tax purposes. On September 13, 1993, the Bank's board of directors approved the termination of the defined benefit pension plan effective November 10, 1993. In the year ended September 30, 1994, all plan participants received a lump sum distribution from the Plan. Total pension expense for the year ended September 30, 1994 was $493,000, which included $491,000 related to the termination of the Plan. The expense is attributed to changes in the actuarial assumptions such as lower retirement ages, inclusion of value of early retirement subsidies and a decrease in interest rates as compared to the prior years.

On October 1, 1994, the Bank established a new pension plan for its employees. The new plan is a defined benefit plan covering substantially all of the Bank's employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $67,000, $29,000 and $108,000 for the six months ended March 31, 1996 and 1995 and for the year ended September 30, 1995, respectively, and is included in compensation and benefits in the accompanying statements of income.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 8.  Employee Pension Plan (Continued)

The following table sets forth the Plan's funded status and amounts recognized in the Bank's statement of financial condition as of March 31, 1996 and September 30, 1995:

                                                                             March 31,          September 30,
                                                                               1996                 1995
                                                                        -------------------------------------
                                                                           (Unaudited)
Actuarial present value of benefit (obligations):
  Accumulated benefit (obligation):
    Vested                                                              $     (183,000)      $      (90,000)
    Nonvested                                                                  (18,000)             (24,000)
                                                                        -------------------------------------
                                                                              (201,000)            (144,000)
  Effect of projected future compensation                                     (466,000)            (439,000)
                                                                        -------------------------------------
Projected benefit (obligation) for service rendered
  to date                                                                     (667,000)            (553,000)
Plan assets at fair value; primarily cash and
  short-term investments                                                       226,000               84,000
                                                                        -------------------------------------
Projected benefit (obligation) in excess of plan
  assets                                                                      (441,000)            (469,000)
Unrecognized prior service cost                                                455,000              547,000
Unrecognized net (gain)/loss                                                    76,000              (73,000)
                                                                        -------------------------------------
Prepaid pension cost (included in prepaid and
  other assets)                                                         $       90,000       $        5,000
                                                                        =====================================

The components of net pension expense as of March 31, 1996, September 30, 1995 and 1994 are as follows (The information is not available for the six months ended March 31, 1995):

                                                                                        Years Ended
                                                        Six Months Ended                September 30,
                                                            March 31,       -----------------------------------
                                                             1996                1995                1994
                                                        -------------------------------------------------------
                                                         (Unaudited)
Service cost-benefits earned during the period          $     20,000        $      33,000       $         --
Interest cost on projected benefit obligation                 27,000               43,000              25,000
Actual return on plan assets                                  (7,000)              (2,000)            (26,000)
Net amortization and deferral                                 27,000               34,000               3,000
                                                        -------------------------------------------------------
         Net pension expense                            $     67,000        $     108,000       $       2,000
                                                        =======================================================

Assumptions used to develop the net periodic pension cost as of March 31, 1996 and September 30, 1995 were:

  Discount rate                                                                                      8.0 %
  Expected long-term rate of return on assets                                                        8.0
  Rate of increase in compensation levels                                                            5.0

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 9.  Deposits


Deposits are summarized as follows:

                                           Weighted
                                           Average            March 31,                            September 30,
                                           Rate at               1996                     1995                       1994
                                           March 31,    ----------------------------------------------------------------------------
                                            1996            Amount   Percent         Amount   Percent           Amount   Percent
                                           -----------------------------------------------------------------------------------------
                                                             (Unaudited)
Demand and NOW accounts,
     including noninterest bearing
     of $723,000 at March 31, 1996,
     $562,000 at September 30, 1995 and
     $647,000 at September 31, 1994           2.26 %    $  7,433,000   5.15 %    $  6,893,000    5.01 %     $  6,947,000    5.46 %
Moneymarket                                   2.99         7,529,000   5.22         7,809,000    5.67         12,164,000    9.55
Passbook savings                              3.00        15,390,000  10.67        15,490,000   11.25         17,711,000   13.91
                                                        ----------------------------------------------------------------------------
                                                          30,352,000  21.04 %      30,192,000   21.93 %       36,822,000   28.92 %
                                                        ----------------------------------------------------------------------------
Certificates of deposit:
     2.00% to 3.99%                                           15,000   0.01 %          15,000    0.01 %       45,130,000   35.45 %
     4.00% to 5.99%                                       50,469,000  34.98        38,643,000   28.07         45,207,000   35.51
     6.00% to 7.99%                                       63,244,000  43.83        68,622,000   49.86            --         --
     8.00% to 9.99%                                          --        --            --          --               41,000    0.03
                                                        ----------------------------------------------------------------------------
                                              6.09       113,728,000  78.82 %     107,280,000   77.94 %       90,378,000   70.99 %
                                                        ----------------------------------------------------------------------------
Accrued interest payable                                     202,000   0.14 %         175,000    0.13 %          112,000    0.09 %
                                                        ----------------------------------------------------------------------------
                                                        $114,282,000 100.00 %    $137,647,000  100.00 %     $127,312,000  100.00 %
                                                        ============================================================================
Weighted average cost of savings
     deposits                                                          5.40 %                    5.43 %                     3.67 %
                                                                     =========                 =========                  =========

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $10,107,000, $10,838,000 and $5,633,000 at March 31, 1996, and September 30, 1995 and 1994, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 included in the above table is as follows:

                                                                     March 31,
                                                                       1996
                                                                ----------------
Maturity Period:                                                   (Unaudited)
  Within 3 months or less                                       $      2,120,000
  Over 3 months through 6 months                                       2,490,000
  Over 6 months through 12 months                                      1,915,000
  Over 12 months                                                       3,582,000
                                                                ----------------
                                                                $     10,107,000
                                                                ================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 9.    Deposits (Continued)


Interest expense on deposits is summarized as follows:

                                           March 31,                              September 30,
                                ---------------------------------------------------------------------------------
                                      1996              1995             1995             1994             1993
                                ---------------------------------------------------------------------------------
                                         (Unaudited)
Passbook savings                $    231,000     $    255,000     $    492,000     $    555,000     $    553,000
NOW and money market                 214,000          270,000          496,000          579,000          545,000
Certificates of deposit            3,386,000        2,007,000        4,992,000        3,839,000        4,939,000
                                ---------------------------------------------------------------------------------
                                $  3,831,000     $  2,532,000     $  5,980,000     $  4,973,000     $  6,037,000
                                =================================================================================

The Bank has pledged securities with a book value of $1,000,000 at March 31, 1996 as collateral for public deposits.

Eligible savings accounts are insured to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).


Note 10. Deferred Compensation Agreements


The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for six active and two retired directors and supplemental retirement and death benefits income agreements for two executive officers. Vested benefits under the deferred compensation agreements are payable in monthly installments over 10 and 15 year periods for the supplemental income agreements. The present value of the liability for the benefits is being accrued over the vesting period per the underlying agreements. The total of the deferred compensation expense and supplemental income agreement for the six months ended March 31, 1996 and 1995, and for the years ended September 30, 1995, 1994, and 1993 amounted to approximately $111,000, $17,000, $379,000, $121,000, and $-0-,
respectively.


Note 11. Accounting Change and Income Tax Matters


Effective October 1, 1993, the Bank adopted FASB Statement No. 109, Accounting
                                                                    ----------
for Income Taxes. The adoption of Statement 109 changes the Bank's method of
- ----------------
accounting for income taxes from the deferred method to a liability method. Under the deferred method, the Bank deferred the past tax effects of timing differences between financial reporting and taxable income. As explained in
Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 11.  Accounting Change and Income Tax Matters (Continued)

Under FASB No. 109, a net deferred tax liability has been provided for certain increases in the Bank's tax bad debt reserves subsequent to September 30, 1988 in excess of recorded book loan loss allowances. At March 31, 1996, retained earnings contain certain additions to bad debt preserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses.

If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,119,000 as of March 31, 1996.

The effect of the adjustments to the October 1, 1993 statement of financial condition to adopt Statement 109 was $485,000. This amount is reported as the effect of a change in accounting principle on the accompanying 1994 statement of income.

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax liability in the statement of financial condition at March 31, 1996, and September 30, 1995 and 1994 as adjusted for the adoption of FASB Statement No. 109, were:

                                                                     March 31,                September 30,
                                                                ------------------------------------------------------
                                                                       1996                   1995                1994
                                                                ------------------------------------------------------
Deferred tax liabilities:                                          (Unaudited)
  FHLB stock dividends                                          $      231,000      $      231,000     $      215,000
  Reserve for bad debts                                                402,000             412,000            416,000
  Unrealized gain on securities available for sale                      19,000              18,000                --
  Property and equipment                                                65,000              59,000             40,000
  Other                                                                 35,000               9,000                --
                                                                ------------------------------------------------------
          Total                                                        752,000             729,000            671,000
                                                                ------------------------------------------------------
Deferred tax assets:
  Net deferred loan fees and costs                                     115,000              80,000            113,000
  Deferred compensation and supplemental income                        385,000             333,000            188,000
  Reserve for uncollected interest                                      20,000              26,000                --
  Unrealized loss on securities available for sale                         --                  --             114,000
  Allowance for loan losses                                            167,000              54,000             77,000
                                                                ------------------------------------------------------
          Total                                                        687,000             493,000            492,000
                                                                ------------------------------------------------------
          Net deferred tax liability                            $       65,000      $      236,000     $      179,000
                                                                ======================================================

A valuation allowance was not recorded for deferred tax assets at March 31, 1996, September 30, 1995 or September 30, 1994.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 11.  Accounting Change and Income Tax Matters (Continued)

Income tax expense (credits) consist of the following:

                                                             March 31,                                September 30,
                                                   ---------------------------------------------------------------------------------
                                                        1996           1995             1995              1994               1993
                                                   ---------------------------------------------------------------------------------
                                                            (Unaudited)
Current                                            $    361,000        679,000     $   1,130,000     $   1,611,000        1,742,000
Deferred                                               (172,000)        50,000           (75,000)         (113,000)          23,000
                                                   ---------------------------------------------------------------------------------
   Total                                           $    189,000        729,000     $   1,055,000     $   1,498,000        1,765,000
                                                   =================================================================================

The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                                             Six Months Ended                          Year Ended
                                                                 March 31,                             September 30,
                                                    --------------------------------------------------------------------------------
                                                           1996            1995           1995             1994            1993
                                                    --------------------------------------------------------------------------------
                                                      (Unaudited)
Statutory federal income tax rate                          34.0            34.0  %         34.0  %         34.0  %         34.0  %
Increase in taxes resulting from:
  Tax bad debt deduction                                   --              --              --              --              (2.9)
  State income taxes, net of federal
    benefit                                                 4.7             3.3             2.2             3.3             3.7
                                                    --------------------------------------------------------------------------------
                                                           38.7  %         37.3  %         36.2  %         37.3  %         34.8  %
                                                    ================================================================================


Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purpose of absorbing losses. The applicable provisions of the law permit the Bank, upon meeting certain critical tests, to deduct from taxable income an allowance for bad debts based on the greater of 8% of taxable income before such deduction or actual loss experience. The Bank has utilized the experience method for the years ended September 30, 1995 and 1994 and the percentage of taxable income method for the year ended September 30, 1993.


Note 12. Capital Requirements


The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The Administrator requires a net worth equal to at least 5% of total assets.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 12.   Capital Requirements (Continued)

At March 31, 1996, the Bank complied with all the capital requirements described above as shown below:

                                                        Leverage                                            N. C.
                                                        Ratio of        Tier I                             Savings
                                           GAAP          Tier I      Risk-Adjusted        Risk-Based        Bank
                                          Equity         Capital        Capital            Capital         Capital
                                       --------------------------------------------------------------------------------
                                                                  (Dollars in Thousands)
                                                                       (Unaudited)
GAAP equity                            $   20,720      $   20,720      $    20,720      $    20,720      $    20,720
                                       ===============
Supplemental capital items:
  General valuation allowance                                                   --              427              427
Unrealized (gains) on
  securities available for sale                               (29)             (29)             (29)             (29)
                                                       ----------------------------------------------------------------
Regulatory capital                                         20,691           20,691           21,118           21,118
Minimum capital requirement                                 6,679            2,726            5,452            8,349
                                                       ----------------------------------------------------------------
Excess regulatory capital                              $   14,012      $    17,965      $    15,666      $    12,769
                                                       ================================================================
Total assets at March 31, 1996                         $  166,978                                        $   166,978
                                                       ==============                                    ==============
Risk-weighted assets at
  March 31, 1996                                                       $    68,152      $    68,152
Capital as a percentage of                                             ==============================
  assets:
  Actual                                                    12.39%           30.36%           30.99%           12.65 %
  Required                                                   4.00             4.00             8.00             5.00
                                                       ----------------------------------------------------------------
  Excess                                                     8.39%           26.36%           22.99%            7.65 %
                                                       ================================================================


Note 13. Financial Installments with Off-Statement of Financial Condition Risk

The Bank is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of it customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of these instruments. The Bank uses the same credit polices in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 13. Financial Instruments with Off-Statement of Financial Condition Risk (Continued)

                                                                                       March 31, 1996
                                                                             ----------------------------------
                                                                                 Fixed Rate     Variable Rate
                                                                             ----------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit, mortgage loans                               $    1,311,000    $           --
  Undisbursed lines of credit                                                            --         2,814,000
                                                                             ----------------------------------
                                                                             $    1,311,000    $    2,814,000
                                                                             ==================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements, since some may expire without being drawn upon. The Bank evaluates peach customers credit worthiness on a case-by-case basis.


Note 14. Disclosures About Fair Value of Financial Instruments


The fair value of the Bank's cash and cash equivalents is estimated to be equal to its recorded amount. For securities held to maturity and securities available for sale, the fair value is estimated using quoted market values obtained from independent pricing services. For Federal Home Loan Bank stock, the fair value is the same as the recorded book value since the stock can be redeemed at face value.

The fair value for all fixed rate loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit ratings and for similar maturities. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. The fair value for all adjustable rate loans has been estimated to be equal to their carrying amounts because the repricing periods are relatively short-term in nature.

The fair value of deposits with no stated maturities, including checking accounts and statement savings accounts, is estimated to be equal to the amount payable on demand. The fair value of certificates of deposit is based upon the discounted value of the contractual cash flows. The discount rates used in these calculations approximate the current rates offered for deposits of similar remaining maturities.

The fair values of checks outstanding on the disbursement account, accrued interest receivable, accrued interest payable and advance payments to borrowers for taxes and insurance are presumed to be their recorded book values.

The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset fees that could be recognized under similar arrangements, and because the commitments are either short term or subject to immediate repricing, no fair value has been assigned to these off-statement of financial condition commitments.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 14.  Disclosures About Fair Value of Financial Instruments (Continued)

The recorded book value and estimated fair value of the Bank's financial instruments at March 31, 1996, September 30, 1995 and 1994 are summarized below:

                                               March 31,                                     September 30,
                                     -----------------------------------------------------------------------------------------------
                                                 1996                             1995                           1994
                                     -----------------------------------------------------------------------------------------------
                                        Carrying       Estimated         Carrying      Estimated        Carrying        Estimated
                                         Values        Fair Value         Values       Fair Value        Values         Fair Value
                                     -----------------------------------------------------------------------------------------------

                                                (Unaudited)
Financial Assets:
   Cash and cash equivalents         $  20,076,000   $  20,076,000   $  11,494,000   $  11,494,000   $   6,649,000   $   6,649,000
   Securities held to maturity           5,987,000       6,058,000       4,529,000       4,642,000       5,325,000       5,271,000

   Securities available for sale        29,943,000      29,943,000      30,974,000      30,974,000      25,076,000      25,076,000

   Federal Home Loan Bank
     stock                               1,346,000       1,346,000       1,346,000       1,346,000       1,346,000       1,346,000
   Loans receivable, net               106,710,000     107,722,000     108,597,000     108,824,000     106,844,000     108,300,000
   Accrued interest receivable           1,151,000       1,151,000       1,150,000       1,150,000       1,027,000       1,027,000
Financial Liabilities:
   Savings deposits with no
     stated maturities                  30,352,000      30,352,000      30,192,000      30,192,000      36,822,000      36,822,000
   Savings deposits with
     stated maturities                 113,728,000     114,440,000     107,280,000     107,644,000      90,378,000      89,875,000
   Checks outstanding on
     disbursement account                  563,000         563,000         489,000         489,000         783,000         783,000
   Accrued interest payable                202,000         202,000         175,000         175,000         112,000         112,000
   Advance payments by
     borrowers for taxes and
     insurance                             305,000         305,000          97,000          97,000         474,000         474,000

Note 15. Dissolution of Subsidiary

Effective September 13, 1994, the Board of Directors approved the dissolution of Stanly County Service Corporation, a wholly-owned subsidiary. The stock of the corporation was canceled and the equity was distributed, in the form of dividends, to the Bank. The assets acquired were recorded at the carrying value to Stanly County Service Corporation. The subsidiary was inactive prior to dissolution.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 16. Subsequent Event-Plan of Conversion (Unaudited)


Pending the approval of the Board of Directors, the Bank will adopt a Plan of Conversion (the Plan) under which the Bank will convert from a North Carolina chartered mutual savings bank to a North Carolina chartered stock savings bank and will become a wholly-owned subsidiary of a holding company formed in connection with the conversion. The holding company will issue common stock to be sold in the conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. The Plan is subject to approval by regulatory authorities and the members of the Bank at a special meeting.

At the time of the conversion, the Bank will establish a liquidation account in the amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion-offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation each deposit account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account.

The Bank may not declare or pay a cash dividend on its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations. As a North Carolina-chartered stock savings bank, the Bank may not declare or pay a cash dividend on its capital stock if the effect of such transaction would be to reduce the net worth of the Bank to an amount which is less than the minimum amount required by applicable federal and state regulations. For a period of five years after its conversion from mutual to stock form, the Bank must obtain written approval from the Administrator of the North Carolina Savings Institutions Division before declaring or paying a cash dividend on its capital stock in an amount in excess of one-half of the greater of (i) the Banks net income for the most recent fiscal year end, or (ii) the average of the Banks net income after dividends for the most recent year end and not more than two of the immediately preceding fiscal year ends.


If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Bank's operations. The Bank incurred approximately $18,000 of conversion costs as of March 31, 1996, which have been deferred and included in prepaid assets.


Note 17. Reclassification


Certain amounts in the September 30, 1995, 1994, and 1993 financial statements have been reclassified to conform with March 31, 1996 presentation with no effect on net income or retained earnings.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.



NOTES TO FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------

Note 18. Future Reporting Requirements


The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Bank has not been required to adopt as of March 31, 1996.

The Statement, which will be in effect for the Bank's fiscal year pending September 30, 1997, will require that an entity account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants of awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material effect on the Bank's financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as proforma effects in notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

==================================    ==========================================

     No dealer, salesperson or any
    other individual or entity has                 Between
    been authorized to give any          2,890,000 and 4,496,500 Shares
    information or to make any
    representation not contained in
    this Prospectus in connection
    with the offering made hereby,
    and, if given or made, any such
    other information or
    representation must not be
    relied upon as having been
    authorized by South Street
    Financial Corp. or Home Savings
    Bank of Albemarle, S.S.B..
    This Prospectus does not
    constitute an offer to sell, or
    a solicitation of an offer to
    buy, any of the securities
    offered hereby, or any other
    securities, to any person in
    any jurisdiction in which such
    offer or solicitation is not
    authorized or in which the
    person making such offer or
    solicitation is not authorized
    to do so, or to any person to
    whom it is unlawful to make
    such offer or solicitation in
    such jurisdiction.  Neither the
    delivery of this Prospectus nor
    any sale hereunder shall under
    any circumstances create any
    implication that there has been
    no change in the affairs of
    South Street Financial Corp. or
    Home Savings Bank of Albemarle,             SOUTH STREET
    S.S.B. since any of the dates              FINANCIAL CORP.
    as of which information is
    furnished herein or since the
    date hereof.
_____________________________

        TABLE OF CONTENTS
                               Page
                               -----

Summary......................... 4
Selected Financial and
Other Data of Scotland......... 15
Recent Developments............ 16
Risk Factors................... 19       (Proposed Holding Company for
South Street Financial Corp.... 26   Home Savings Bank of Albemarle, Inc., SSB)
Home Savings Bank of
Albemarle, S.S.B............... 27
Use of Proceeds................ 27
Dividend Policy................ 29
Market for Common Stock........ 30
Capitalization................. 32
Pro Forma Data................. 35
Historical and Pro Forma
Capital Compliance............. 40
Anticipated Stock Purchases
by Management.................. 42
Management's Discussion and
Analysis of Financial
Condition and Operating
Results........................ 43                  Common Stock
Business of the Holding
Company........................ 55
Business of Home............... 56
Taxation....................... 82
Supervision and Regulation..... 84
Management of the
Holding Company................ 95
Management of Home............. 96
Description of Capital
Stock.......................... 108
Anti-Takeover Provisions
of the Holding Company
and Home....................... 110
Certain Provisions of the
Charters and Bylaws of The
Holding Company and Home....... 114
The Conversion................. 114                   ---------------
Legal Opinions................. 130                      PROSPECTUS
Experts........................ 130                   ---------------
Registration Requirements...... 130
Additional Information......... 130               Trident Securities, Inc.
Index to Financial
Statements of Home Savings
Bank of Albemarle, SSB......... F-1


Until _________, 1996, all dealers
effecting transactions in the
registered securities, whether or
not participating in this
distribution, may be required to
deliver a prospectus.  This is in
addition to the obligation of
dealers to deliver a prospectus
when acting as underwriters and
with respect to their unsold
allotments or subscriptions.

                                                 ___________,1996
 ================================     ==========================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.   Other Expenses of Issuance and Distribution.  Set forth below is an
           -------------------------------------------
estimate of the amount of fees and expenses (other than the Underwriters commissions) to be incurred in connection with the issuance and distribution of the shares.


     Registration and Filing Fees................... $   54,000
     Postage and Printing........................... $  100,000
     Accounting Fees and Expenses................... $   40,000
     Appraisal and Business Plan Fees and Expenses.. $   40,000
     Legal Fees and Expenses........................ $  130,000
     Fees and Commissions to Sales Agent............ $  733,500
     Sales Agent Expenses........................... $   37,500
     Other.......................................... $  125,000
                                                     ----------
                                                     $1,260,000
                                                     ==========

Item 14.  Indemnification of Directors and Officers.    The Registrant's
          -----------------------------------------
Articles of Incorporation provide that, to the fullest extent permitted by the North Carolina Business Corporation Act (the "NCBCA"), no person who serves as a director shall be personally liable to the Registrant or any of its stockholders or otherwise for monetary damages for breach of any duty as director. The Registrant's Bylaws state that any person who at any time serves or has served as a director or officer of the Registrant, or who, while serving as a director or officer of the Registrant, serves or has served at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Registrant to the fullest extent permitted by law against (a) reasonable expenses, including attorneys' fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative, or arbitrative action, suit, or proceeding (and any appeal therein), whether or not brought by or on behalf of the Registrant, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan) or penalty for which he may have become liable in any such action, suit or proceeding, or in connection with a settlement approved by the Board of Directors of any such action, suit or proceeding.

     Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and

(y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-26 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnifications shall or may be made.

Item 15.   Recent Sales of Unregistered Securities.  On May 17, 1996, Registrant
           ---------------------------------------
sold one share of common stock, no par value per share, to Carl M. Hill for an aggregate purchase price of $10.00. Such sale was exempt from registration under
Section 4(2) of Securities Act of 1933.

Item 16.    Exhibits.  The following exhibits and financial statement schedules
            --------
are filed herewith or will, as noted, be filed by amendment.

                               S-1 Exhibit Pages
(a)  Exhibits
     --------


             Exhibit No.
            (Per Exhibit
              Tables in
             Item 601 of
           Regulation S-K)          Description
           ---------------          -----------
               (1)(a)               Engagement letter dated March 12, 1996
                                    between Home Savings Bank of Albemarle,
                                    S.S.B. and Trident Securities, Inc. *

               (1)(b)               Form of Sales Agency Agreement among South
                                    Street Financial Corp., Home Savings Bank of
                                    Albemarle, S.S.B. and Trident Securities,
                                    Inc.

               (2)                  Amended and Restated Plan of Holding Company
                                    Conversion of Home Savings Bank of
                                    Albemarle, S.S.B.

               (3)(a)               Articles of Incorporation of South Street
                                    Financial Corp. *

               (3)(b)               Bylaws of South Street Financial Corp. *

               (4)                  Forms of Stock Certificate for South Street
                                    Financial Corp. and Home Savings Bank of
                                    Albemarle, Inc., S.S.B.

               (5)                  Opinion and consent of Brooks, Pierce,
                                    McLendon, Humphrey & Leonard, L.L.P. as to legality of securities to be registered hereby *

               (8)(a)               Opinion and consent of Brooks, Pierce,
                                    McLendon, Humphrey & Leonard, L.L.P. as to federal and state tax consequences *

               (8)(b) Opinion of Ferguson & Co., LLP as to the value of subscription rights *

               (10)(a) Letter Agreement dated February 29, 1996 between Home Savings Bank of Albemarle,
                                    S.S.B. and Ferguson & Co., LLP for appraisal services and for services in connection with preparation of a regulatory business plan *



             Exhibit No.
            (Per Exhibit
              Tables in
             Item 601 of
           Regulation S-K)          Description
           ---------------          -----------
               (10)(b)              Form of Employment Agreement to be entered
                                    into between Home Savings Bank of Albemarle,
                                    Inc., S.S.B. and Carl M. Hill *

               (10)(c) Form of Employment Agreement to be entered into between Home Savings Bank of Albemarle,
                                    Inc., S.S.B. and R. Ronald Swanner *

               (10)(d)              Form of the Management Recognition Plan of
                                    Home Savings Bank of Albemarle, Inc.,
                                    S.S.B. *

               (10)(e)              Form of Registrant's Stock Option Plan and
                                    Trust

               (10)(f)              Form of Home Savings Bank of Albemarle,
                                    Inc., S.S.B. Severance Plan *

               (23)(a)              Consent of McGladrey & Pullen, L.L.P.

               (23)(b)              Consent of Ferguson & Co., LLP *

               (27)                 Financial Data Schedule

               (99)(a)              Appraisal Report of Ferguson & Co., LLP *

               (99)(b)              Form of Stock Order Form

               (99)(c)              Proxy Statement

                *  Previously Filed

(b)  Financial Statement Schedules
     -----------------------------

     All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.   Undertakings.
           ------------

(a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albemarle, State of North Carolina, on the 19th day of July, 1996.


                                                 SOUTH STREET FINANCIAL CORP.


                                              By:  /s/ Carl M. Hill
                                                 ------------------------------
                                                 Carl M. Hill, President

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No.1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:    July 19   , 1996     By:  /s/ Carl M. Hill
      -------------              -----------------------------------------------
                                 Carl M. Hill, President and Director (Principal
                                 Executive Officer)

Date:    July 19   , 1996     By:  /s/ Christopher F. Cranford
      -------------              -----------------------------------------------
                                 Christopher F. Cranford, Treasurer and
                                 Controller (Principal Financial Officer and
                                 Principal Accounting Officer)

Date:   July 19    , 1996     By:  /s/ Caldwell A. Holbrook, Jr.
      -------------              -----------------------------------------------
                                 Caldwell A. Holbrook, Jr. Director

Date:   July 19    , 1996     By:  /s/ Joel A. Huneycutt
      -------------              -----------------------------------------------
                                 Joel A. Huneycutt, Director

Date:   July 19    , 1996     By:  /s/ Douglas Dwight Stokes
      -------------              -----------------------------------------------
                                 Douglas Dwight Stokes, Director

Date:   July 19    , 1996     By:  /s/ R. Ronald Swanner
      -------------              -----------------------------------------------
                                 R. Ronald Swanner, Director

Date:   July 19    , 1996     By:  /s/ Greg E. Underwood
      -------------              -----------------------------------------------
                                 Greg E. Underwood, Director

                               INDEX TO EXHIBITS

Exhibit No.
(Per Exhibit
Tables in
Item 601 of
Regulation S-K)         Description
- --------------          -----------

      (1)(a) Engagement letter dated March 12, 1996 between Home Savings Bank of Albemarle, S.S.B. and Trident Securities, Inc.*

      (1)(b) Form of Sales Agency Agreement among South Street Financial Corp., Home Savings Bank of Albemarle, S.S.B. and Trident Securities, Inc.

      (2) Amended and Restated Plan of Holding Company Conversion of Home Savings Bank of Albemarle, S.S.B.

      (3)(a)            Articles of Incorporation of South Street Financial
                        Corp.*

      (3)(b)            Bylaws of South Street Financial Corp.*

      (4) Forms of Stock Certificate for South Street Financial Corp. and Home Savings Bank of Albemarle, Inc., S.S.B.

      (5) Opinion and consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to legality of securities to be registered hereby*

      (8)(a) Opinion and consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. as to federal and state tax consequences*

      (8)(b) Opinion of Ferguson & Co., L.L.P. as to the value of subscription rights*

      (10)(a) Letter Agreement dated February 29, 1996 between Home Savings Bank of Albemarle, S.S.B. and Ferguson & Co., L.L.P. for appraisal services in connection with preparation of a regulatory business plan*

Exhibit No.
(Per Exhibit
Tables in
Item 601 of
Regulation S-K          Description
- --------------          -----------

      (10)(b) Form of Employment Agreement to be entered into between Home Savings Bank of Albemarle, Inc., S.S.B. and Carl M. Hill*

      (10)(c) Form of Employment Agreement to be entered into between Home Savings Bank of Albemarle, Inc., S.S.B. and R. Ronald Swanner*

      (10)(d) Form of the Management Recognition Plan of Home Savings Bank of Albemarle, Inc., S.S.B.*

      (10)(e)           Form of Registrant's Stock Option Plan and Trust

      (10)(f)           Form of Home Savings Bank of Albemarle, Inc., S.S.B.
                        Severance Plan*

      (23)(a)           Consent of McGladrey & Pullen, L.L.P.

      (23)(b)           Consent of Ferguson & Co., LLP*

      (27)              Financial Data Schedule

      (99)(a)           Appraisal Report of Ferguson & Co., LLP*

      (99)(b)           Form of Stock Order Form

      (99)(c)           Proxy Statement

*     Filed Previously